      As filed with the Securities and Exchange Commission on September 10, 2003
                                                     Registration No. 333-103238
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           POST-EFFECTIVE AMENDMENT TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CITIZENS FIRST CORPORATION
                 (Name of small business issuer in its charter)

       Kentucky                                 6122                           61-0912615
(State or jurisdiction                (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)      Classification Code Number)         Identification No.)

                1805 Campbell Lane, Bowling Green, Kentucky 42104
                                 (270) 393-0700
             (Address and telephone number of principal executive offices and principal place of business)

              Mary D. Cohron, President and Chief Executive Officer
                           Citizens First Corporation
                1805 Campbell Lane, Bowling Green, Kentucky 42104
                                 (270) 393-0700
            (Name, address and telephone number of agent for service)

                                   Copies to:
Caryn F. Price, Esq.                          James A. Giesel, Esq.
Wyatt, Tarrant & Combs, LLP                   Frost Brown Todd LLC
500 West Jefferson Street, Suite 2800         400 West Market Street, 32nd Floor
Louisville, Kentucky 40202                    Louisville, Kentucky 40202
(502) 589-5235                                (502) 589-5400

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                        [CITIZENS FIRST CORPORATION LOGO]

                         606,060 SHARES OF COMMON STOCK

     Citizens First Corporation is offering 606,060 shares of our common stock, resulting in a 94% increase in our outstanding shares if all shares offered are sold. The current public market for our common stock is very thinly traded. You should not invest in this offering unless you view your investment as a long-term one. Our common stock is quoted on the Over the Counter Bulletin Board under the symbol "CZFC.OB". On September 3, 2003, the closing price of the common stock as reported on the Over the Counter Bulletin Board was $14.55 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.


                                                            PER SHARE        TOTAL
                                                            ---------        -----
Public offering price                                       $15.50          $9,393,930
Underwriter fees                                            $ 0.775         $  469,696
Proceeds, before expenses, to Citizens First Corporation    $14.725         $8,924,234

     Once made, subscriptions may not be revoked. The shares are being offered on a "best efforts" basis through Winebrenner Capital Partners, LLC. The underwriter is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. We intend to close sales of shares respecting subscriptions we accept under the offering on a continuous basis. The offering will continue until October 31, 2003, unless earlier terminated or extended in the discretion of our board of directors to a date not later than November 14, 2003. Until your subscription is accepted, all funds will be placed in an escrow account at Bank One Trust Company, Louisville, Kentucky. Subscription funds will not accrue interest prior to acceptance. We intend to accept subscriptions promptly, but we can withhold acceptance until the final termination date. If your subscription is rejected or the offering is terminated prior to acceptance of your subscription, your subscription funds will be returned promptly.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF OUR COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                        WINEBRENNER CAPITAL PARTNERS, LLC

               The date of this prospectus is September __, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                        [CITIZENS FIRST CORPORATION LOGO]
                                   MARKET AREA



                   [MAP OF KENTUCKY WITH TEN COUNTIES BLOWN UP
            AND A STAR DESIGNATING WARREN COUNTY AND SIMPSON COUNTY]




* LOCATIONS OF CURRENT BANKING OFFICES OF CITIZENS FIRST

                                TABLE OF CONTENTS

Summary......................................................................  4
Risk Factors................................................................. 11
Forward Looking Statements....................................................17
The Offering..................................................................18
Use of Proceeds...............................................................24
Price Range of our Common Stock...............................................25
Dividends.....................................................................27
Dilution......................................................................28
Capitalization................................................................29
Selected Financial Data.......................................................30
Management's Discussion and Analysis of Financial Condition and Results
   of Operation...............................................................31
Business......................................................................58
Supervision and Regulation....................................................68
Management....................................................................81
Principal Shareholders........................................................84
Description of Our Capital Stock..............................................85
Selected Provisions of our Articles of Incorporation and Bylaws
   and Kentucky Law...........................................................86
Experts.......................................................................90
Legal Matters.................................................................90
Where You Can Find More Information...........................................90
Index to Consolidated Financial Statements...................................F-1




You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We will not provide subscription materials to any person who resides in any foreign country or in any state of the United States if we determine that compliance with the securities laws of such country or state would be impracticable, and we will not accept any subscriptions from subscribers located in those states or countries. Persons who receive a subscription document or who wish to subscribe from states other than Kentucky, Tennessee, Indiana, Georgia and Florida, should contact Winebrenner Capital Partners, LLC, telephone (502) 671-0015 or toll free (877) 671-0015.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS, TO UNDERSTAND THIS OFFERING FULLY.

                     CITIZENS FIRST AND CITIZENS FIRST BANK

     ORGANIZATION AND BACKGROUND. Citizens First Corporation is a one-bank holding company headquartered in Bowling Green, Kentucky. We provide general commercial and consumer banking services through our wholly-owned banking subsidiary, Citizens First Bank. We operated from 1975 to 1998 as an investment club with a small number of shareholders. In late 1998 and early 1999, we filed the appropriate regulatory applications and received regulatory approval to become a bank holding company through the organization and ownership of Citizens First Bank.

     Citizens First Bank opened for business in February 1999. At June 30, 2003, we had consolidated assets of $154.4 million, deposits of $127.9 million and stockholders' equity of $8.1 million. See "Summary Consolidated Financial Data" below, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 31 and our financial statements beginning on page F-1.

     We entered the banking business because, in recent years, some Bowling Green banks were acquired by regional multi-bank holding companies headquartered outside Bowling Green. In many cases, these acquisitions and consolidations were accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of our management, a decline in the level of personalized customer service. This situation created a favorable opportunity for a new commercial bank that could attract those customers who prefer to conduct business with a locally managed institution that demonstrates an active interest in their businesses and personal financial affairs. We believe that a locally managed institution is better able to deliver more timely responses to customer requests, provide customized financial products and services and offer customers the personal attention of senior banking officers.

     To meet the mortgage banking and title insurance needs of our customers, in January 2003 we acquired Commonwealth Mortgage Company of Bowling Green, Inc., an originator of 1-4 family residential mortgages, and Southern Kentucky Land Title, a provider of title insurance agency services.

     BUSINESS. Citizens First Bank is an independent, community-oriented full service financial institution. It conducts a general commercial and consumer banking business. These services include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts, business and commercial loans, residential mortgages and consumer loans and cash management services. Citizens First Bank is a Kentucky chartered bank which is not a member of the Federal Reserve System, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. See "Business" on page 58.

     Our primary service area is Warren County, Kentucky, and the surrounding counties. Citizens First Bank operates through its main office in Bowling Green, Kentucky and three branch offices.

     RECENT DEVELOPMENTS. On June 27, 2003, we sold 79,625 shares of our common stock in this offering and received net proceeds of approximately $1,026,000, all of which we contributed to the capital of our subsidiary bank.

     Compared to net income of $207,997 or $0.32 per common share for the second quarter of 2002, we reported a consolidated net loss for the second quarter of 2003 of ($748,086), or ($1.16) per common share. For the six months ended June 30, 2003, we reported a net loss of ($630,337), or ($0.98) per common share, compared to net income of $338,886, or $0.53 per common share for the same period in 2002. During the second quarter we recorded a provision for loan losses of $1,490,000. For the first six months of 2003, we recorded a provision for loan losses of $1,643,000, an increase of $1,543,000 over the total of $100,000 for the same period of 2002. Although Citizens First's and Citizens First Bank's Tier 1 risk-based and leverage ratios exceeded the minimum capital ratios for "well-capitalized" institutions at June 30, 2003, Citizens First's total risk-based capital ratio did not meet the regulatory minimum total risk-based capital ratio at June 30, 2003 and Citizens First Bank's total risk-based capital ratio did not meet the minimum capital ratio for "well-capitalized" institutions. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation - For the Three Months and Six Months Ended June 30, 2003."

     We recorded approximately $1,675,000 of nonperforming loans in the second quarter of 2003, consisting of three loans to one borrower with its principal place of business in Bowling Green, Kentucky. We placed the loans on non-accrual status during the second quarter of 2003. The loans are secured by substantially all the assets of the borrower and the guaranties of three individuals, a limited partnership and a limited liability company. The borrower's assets consist primarily of interests in two energy related properties located in Texas and Louisiana. During the second quarter of 2003, the borrower advised us that one of the properties, which it had expected to produce significant earnings, had failed to produce any revenues, that it was unlikely to ever produce revenues and that the property's value is now negligible and further that the revenue from the second property is expected to be minimal. The borrower terminated its operations and began winding up its business. We have demanded payment in full of the loans by the borrower and the guarantors. To date, the borrower and the guarantors have refused to pay. We have initiated legal action against the guarantors and intend to vigorously enforce our remedies under the loan documents and against each of the guarantors. There can be no assurance however that we will be successful in our collection of the loans or under the guaranties.

     With respect to the nonperforming loans described above, for the second quarter of 2003, we specifically allocated $1,087,000 to the provision for loan losses of the total $1,490,000 second quarter provision. In addition to these nonperforming loans, we also identified other potential problem loans in the loan portfolio where known information about possible credit problems of the borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms. These potential problem loans include two loans to two affiliated borrowers, one in the amount of $49,000 and one in the amount of $1,478,000. The borrower of the smaller loan declared bankruptcy in February 2003. We specifically allocated $229,050 to the provision for loan losses with respect to these two loans. The factors influencing our decision to significantly increase the allowance for loan losses in the second quarter with respect to these loans and the nonperforming loans described above include management's continued review of the specific loans and assessment of the borrowers' ability to comply with the present repayment terms of the loans, overall national, regional and local economic conditions and the results of a periodic regulatory examination of our bank subsidiary which concluded in July 2003.

     The increase in our provision for loan losses and the corresponding increase in our allowance for loan losses for the quarter ended June 30, 2003 had a significant adverse effect on the book value per share of our common stock as of June 30, 2003. Including the approximately $1,026,000 in net proceeds we received from the sale of 79,625 shares of our common stock on June 27, 2003, the book value per share of our common stock as of June 30, 2003 was approximately $11.27, compared to a book value per share of $12.19 at December 31, 2003. The $15.50 offering price per share for our common stock represents a multiple of our estimated book value per share as of June 30, 2003 of 1.38. You should consider the book value per share of our common stock, as compared to the offering price per share of our common stock, when making a decision to purchase shares of our common stock in the offering. If we allocate additional amounts to the allowance for loan losses with respect to the potential problem loans described above or other loans in subsequent quarters, or we are ultimately unsuccessful in our collection of these loans from the borrowers and/or the guarantors, the book value per share of our common stock will be further significantly and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Application of Critical Accounting Policies", "-Results of Operations - Provision for Loan Losses" and "- Balance Sheet Review -Asset Quality".

     The problems that we experienced in our loan portfolio in the second quarter, particularly with respect to commercial loans, were the most significant contributing factor to the net loss that we incurred in the second quarter and the six months ending June 30, 2003. The increase in our loan loss reserve of $1,600,649, from $1,300,258 at December 31, 2002 to $2,900,907 at
June 30, 2003, was primarily attributable to maintaining an adequate reserve in light of the problems in our loan portfolio and, to a lesser degree, to the loan growth we have experienced in the first six months of 2003. Our subsidiary bank and its primary regulators have entered into an agreement that will implement several steps intended to improve our performance. These steps will include refining and refocusing our credit risk analysis, underwriting, monitoring and evaluation functions with the goal of improving the quality of our loan portfolio, quickly identifying, and addressing, potential problem loans and lessening our risk position in each asset that we have internally classified as a problem loan or identified as a potential problem loan. These comprehensive loan review procedures will provide for a strengthened risk analysis of the loan portfolio and will include a review of the lending authority of each of our loan officers and loan committee, as well as our staffing requirements, particularly in the area of loan administration. In this regard, we intend to hire and/or train an individual whose primary responsibility will be the independent risk analysis of our loan portfolio on an ongoing basis. We will also review, reevaluate and implement long range strategic plans for improving our operating performance and maintaining adequate capital levels, given our recent performance and our anticipated future growth. Throughout the term of the regulatory agreement, Citizens First Bank will be required to maintain a minimum Tier 1 capital to total assets ratio of 7%. A committee of our board of directors, of which at least two-thirds must be independent, outside directors, will be responsible for ensuring that our subsidiary bank complies with this regulatory agreement. There is no assurance that the steps we have taken and will be taking will ultimately prove adequate or effective at improving our profitability or that future earnings, if any, will meet the level of earnings of our competitors or that is otherwise prevalent in the banking industry. See "Risk Factors", "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operation - For the Three Months and Six Months Ended June 30, 2003" and "Supervision and Regulation - Capital Adequacy" and "- Prompt Corrective Action."

     BUSINESS STRATEGY. We emphasize experienced local management with a strong commitment to the communities located within our primary market area. Our officers and directors are active in these communities and we believe that these communities and their business leaders have supported, and will continue to support, a locally owned and managed financial institution committed to providing outstanding customer service and banking products. Citizens First Bank competes aggressively for banking business through a systematic program of directly calling on both customers and referral sources, such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are already known to our officers and directors.

     We are committed to developing strong customer relationships by providing:

     o  customer access to executive management;

     o  continuity in officer and staff personnel;

     o  an active personal call program by officers;

     o  an understanding of customers' businesses and needs;

     o  prompt response to customer requests; and

     o development of relationships that are durable and that grow as Citizens First Bank and its customers continue in business.

     We have hired and will continue to hire experienced staff to provide personalized service and to generate competitively priced loans and deposits. This experienced staff has access to technology, software and database systems selected to deliver high-quality products and provide responsive service to customers. Through an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation, we reduce the in-house personnel and equipment required to deliver such services and products.

     MANAGEMENT. Mary D. Cohron is our President and Chief Executive Officer and has been since 1998. Ms. Cohron previously served as a director of Trans Financial, Inc., a bank holding company previously located in Bowling Green. She headed the Tax and Revenue Anticipation Note Program for the Kentucky School Boards Association and provided strategic planning and consultant services for small businesses. Barry D. Bray is our Vice President and Chief Credit

Officer. Mr. Bray served as executive vice president and chief credit officer for Trans Financial, Inc. from 1982 to 1998. Bill D. Wright is our Vice President and Chief Financial Officer. From 1995 to 1998, Mr. Wright was Assistant Controller and Assistant Treasurer for Trans Financial Bank. M. Todd Kanipe is our Vice President and Trust Relationship Manager. From 1990 to 1998, Mr. Kanipe was a commercial lender for Trans Financial Bank.

     Our board of directors is made up of individuals with broad backgrounds in business, real estate, banking and government, including several individuals who have served as executive officers of some of Bowling Green's most prominent businesses.

     As of June 30, 2003, we had 45 full-time and 18 part-time employees.

                          LOCATION OF EXECUTIVE OFFICES

     The address and phone number of our executive offices are:

                              1805 Campbell Street
                          Bowling Green, Kentucky 42104
                                 (270) 393-0700

                                  THE OFFERING

Common stock offered                   606,060 shares. All of our directors and
                                       executive officers have indicated their
                                       intention to purchase shares in the
                                       offering. See "The Offering" on page 18
                                       and "Principal Shareholders" on page 84.

Common stock outstanding after this
     offering                          1,249,113 shares

Net proceeds                           We anticipate that our net proceeds from
                                       this offering will be approximately
                                       $8,675,000.

Minimum/maximum subscription           The minimum number of shares for which
                                       you may subscribe is 100, for an
                                       investment of $1,550. No maximum
                                       subscription has been established.
                                       However, we may reject, in whole or in
                                       part, any subscription, whether or not
                                       there are available shares, and we may
                                       determine, in our sole discretion, the
                                       allocation of shares to subscribers.

Determination of offering price        The offering price has been determined
                                       primarily based on trades of our common
                                       stock prior to the commencement of this
                                       offering, although somewhat limited, and, to a lesser degree, comparisons of the trading prices of securities of similarly sized peer issuers in our geographic region relative to book value per share. The common stock of these issuers traded at an average multiple of book value per share of approximately
                                       1.52 prior to the commencement of this
                                       offering. The offering price per share
                                       for our stock represents a multiple of
                                       our book value per share as of June 30,
                                       2003 of 1.38.

Use of proceeds                        We intend to use the net proceeds of the
                                       offering for general corporate purposes, including for contribution to Citizens
                                       First Bank's capital and to pursue future growth opportunities through further expansion of its existing lending and investment activities, and possible branch expansion. While there can be no assurance, we expect to continue to experience substantial growth. As our assets increase, our need for capital increases proportionately, and we do not yet expect earnings to satisfy our capital needs. In general, without raising additional capital, we can increase our assets only by 10 to 12 times the level of our earnings.

                                       A portion of the proceeds will be used to repay all or a portion of our borrowings under our line of credit. At June 30, 2003, we owed approximately $2.3 million under our line of credit. The proceeds will also be available for financing possible acquisitions of other institutions or for investments in activities which are permitted for bank holding companies. Except as described in this prospectus, we have no definitive plans for any additional branches or for any acquisitions or investments. See "Use of Proceeds" at page 24.

Expiration time                        The offering will continue until
                                       October 31, 2003, unless earlier
                                       terminated, or extended in the discretion of the board of directors to a date not later than November 14, 2003.

Minimum offering                       There is no minimum aggregate number of
                                       shares that must be sold in the offering.
                                       We intend to complete the offering if any valid subscriptions are received before the expiration of the offering.

Subscriptions irrevocable              Once your completed subscription
                                       agreement is received, you may not revoke your subscription. Your subscription funds will not be released to us or for our use or commingled with our funds unless your subscription is accepted and shares are to be issued to you with respect to your funds.

Risk factors                           See "Risk Factors" on page 11 for a
                                       discussion of factors you should
                                       carefully consider before deciding to
                                       invest in shares of our common stock.

Trading market and symbol              OTCBB: CZFC.OB

The number of shares outstanding after the offering is based upon our shares outstanding as of June 30, 2003, assumes the sale of all of the shares offered and excludes a total of 160,000 shares issuable under our stock option plans. Net proceeds assumes the sale of all of the shares offered after deducting estimated offering expenses and the underwriter's fees and commissions.


                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31. Except for the data under "Performance Ratios", "Asset Quality Ratios" and "Capital Ratios", the summary historical consolidated financial data as of December 31, 2002 and December 31, 2001 and for the years ended December 31, 2002 and December 31, 2001 is derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus, and the summary historical consolidated financial data as of and for the six months ended June 30, 2003 and June 30, 2002 is derived from unaudited consolidated financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial positions and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2003 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2003.




                                                      AT OR FOR THE SIX MONTHS ENDED        AT OR FOR THE YEARS ENDED
                                                                  JUNE 30,                         DECEMBER 31,
                                                          2003             2002               2002             2001
                                                          ----             ----               ----             ----
INCOME STATEMENT DATA:
Interest income                                           $3,613,144      $3,176,398       $6,396,580      $6,450,510
Interest expense                                           1,386,409       1,429,608        2,773,904       3,475,087
Net interest income                                        2,226,735       1,746,790        3,622,676       2,975,423
Provision for loan losses                                  1,643,000         100,000          195,000         664,000
Non-interest income                                          847,932         332,868          772,456         379,136
Non-interest expense                                       2,396,254       1,463,762        3,064,555       2,709,222
Net income (loss)                                          (630,337)         338,886          745,218         342,402


                                       10



BALANCE SHEET DATA:
Total assets                                            $154,435,574    $105,685,701     $128,443,129    $104,819,716
Total securities                                          17,688,014      11,392,497       16,186,406      10,200,866
Total loans, net                                         121,886,906      87,515,329       94,658,798      83,524,425
Allowance for loan losses                                  2,900,907       1,289,321        1,300,258       1,195,924
Total deposits                                           127,884,553      88,467,670      105,893,333      87,890,828
Repurchase agreements and short-term borrowings            4,431,233       5,122,727        5,833,512       3,411,736
  borrowings
Total stockholders' equity                                 8,146,028       7,422,981        7,838,252       7,066,376
PER SHARE DATA:
Earnings (loss) per share - basic                            $(0.98)           $0.53           $ 1.16           $0.53
Earnings (loss) per share -diluted                            (0.98)            0.53             1.16            0.53
Book value                                                     11.27           11.54            12.19           10.99
PERFORMANCE RATIOS:
Return on average assets                                      (.96%)            .67%            0.70%           0.40%
Return on average equity                                    (16.26%)           9.40%            9.97%           5.08%
Net interest margin (1)                                        3.53%           3.61%            3.58%           3.67%
ASSET QUALITY RATIOS:
Nonperforming assets to total loans                            1.43%            .56%            0.19%           0.80%
Net loan charge-offs to average loans                           .04%            .01%            0.10%           0.40%
Allowance for loan losses to total loans                       2.32%           1.45%            1.36%           1.41%
CAPITAL RATIOS:
Leverage ratio (2)                                             5.39%           7.04%            6.80%           7.30%
Tier 1 risk-based capital ratio                                6.34%           8.27%            7.80%           8.20%
Total risk-based capital ratio                                 7.60%           9.52%            9.10%           9.40%


---------------

(1) Net interest margin is the result of net interest income for the period divided by average interest earning assets.
(2) Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.


                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK IN THIS OFFERING. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS AS CURRENTLY PLANNED AND OUR FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY NOT BE SUCCESSFUL IN THE IMPLEMENTATION OF OUR BUSINESS STRATEGY.

     We cannot assure you that we will be successful in the implementation of our business strategy. See "Business - Business Strategy" on page 58. The growth and expansion of our business has placed, and will continue to place, significant demands on our management and our operational and financial resources. We expect to incur additional non-interest expense in 2003, largely as a result of our opening of a new branch in Bowling Green and a new branch in Franklin, Kentucky. Successful implementation of our business strategy requires continued growth and will depend on our ability to attract a significant number of customers, profitably manage our assets, liabilities and capital, develop necessary business relationships to provide products and services, implement and improve operational, financial and management information systems and other technology, and hire and train additional qualified personnel.

IF OUR ASSUMPTIONS ABOUT THE COLLECTIBILITY OF OUR LOAN PORTFOLIO ARE WRONG AND OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER FUTURE LOAN LOSSES, WE MAY INCUR ADDITIONAL LOSSES AND BE SUBJECT TO GREATER REGULATORY SUPERVISION AND SANCTIONS.

     We substantially increased our allowance for loan losses for the six months ended June 30, 2003, from $1,289,321 at June 30, 2002 to $2,900,907 at June 30,
2003, because of increases in our nonperforming loans and potential problem loans. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the collateral, if any, securing the repayment of many of our loans. If our assumptions are wrong, our allowance may not be sufficient to cover future loan losses. In addition, federal and state regulators who periodically review our allowance for loan losses can require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. There is no assurance that our allowance for loan losses will be sufficient to cover future loan losses in our loan portfolio or that additional substantial increases in our allowance for loan losses will not be required as a result of increased nonperforming loans and potential problem loans.

     In connection with the increase in our allowance for loan losses, our subsidiary bank and its primary regulators entered into an agreement that will implement several steps intended to improve our performance and credit quality, including lessening our risk position in each asset that we have internally classified as a problem loan or identified as a potential problem loan, strengthening the risk analysis of the loan portfolio, reviewing loan administration staffing requirements and lending authority and hiring and/or training an individual whose primary responsibility will be the independent risk analysis of our loan portfolio on an ongoing basis. There is no assurance that the steps we will be taking will ultimately prove adequate or effective at improving our performance and credit quality.

     If the assumptions we make in determining our allowance for loan losses are wrong, or we are unable to or do not comply with the regulatory agreement, or we otherwise fail to comply with regulatory standards or improve our performance and credit quality, we may be subject to greater regulatory scrutiny and substantial sanctions by federal and state regulators. See "Supervision and Regulation."

IF WE OR OUR SUBSIDIARY BANK DO NOT HAVE ADEQUATE CAPITAL, WE WILL BE SUBJECT TO AN INCREASED LEVEL OF REGULATORY SUPERVISION AND OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     Our total risk-based capital ratio did not meet the regulatory minimum total risk-based capital requirement at June 30, 2003 and our subsidiary bank's total risk-based capital ratio did not meet the minimum capital requirement for "well-capitalized" institutions at June 30, 2003. We anticipate that our existing capital resources, together with the net proceeds of this offering, if successful, will adequately satisfy our foreseeable capital requirements. However, we cannot be certain that our capital, even if all the shares being offered in this offering are sold, will allow our subsidiary bank to meet the capital requirements of the regulatory agreement between the bank and its regulators, or will allow us or our subsidiary bank to meet the minimum capital ratios for "well-capitalized" institutions or be adequate to support future growth. If we are not able to raise and maintain sufficient capital, we may consider alternative measures, such as slowing or reducing loan growth or raising capital through other means. Any necessary future equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to your share ownership. If adequate capital is not available, we will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected. See "Supervision and Regulation - Prompt Corrective Action" on page 69.


WE MAY NOT GROW AS RAPIDLY AS WE HAVE IN THE PAST. IF WE ARE UNABLE TO GROW OUR ASSETS, OUR ABILITY TO INCREASE OUR LONG-TERM PROFITABILITY WILL SUFFER.

     Our assets increased from $22 million at June 30, 1999 to approximately $154 million at June 30, 2003, and our quarterly net interest income after provision for loan losses has increased from $79,683 in the second quarter of 1999 (our first full calendar quarter of banking operations) to $1,160,403 in the second quarter of 2003. Our future profitability will depend on our continued ability to grow our assets while maintaining asset quality. We have incurred substantial expenses in management, sales and customer support personnel and other infrastructure to support our future growth, and we expect to continue to incur such expenses as we open and expand new branch offices. We may not grow as rapidly as we have over the past four years, and we may not grow at all. To continue to grow, we will need to provide sufficient capital to Citizens First Bank and we do not yet expect earnings to satisfy our capital needs. In general, without raising additional capital, we can increase asset levels only by 10 to 12 times the level of our earnings. We may not be able to receive the regulatory approvals, such as branch approvals, that will be necessary for such growth. If we are unable to grow, our ability to increase our long-term profitability will suffer.

FLUCTUATIONS IN INTEREST RATES COULD REDUCE OUR NET INTEREST INCOME. WE REALIZE INCOME PRIMARILY FROM THE DIFFERENCE BETWEEN INTEREST EARNED ON LOANS AND INVESTMENTS AND INTEREST PAID ON DEPOSITS AND BORROWINGS.

     Approximately 82.4% or our earnings during 2002 consisted of net interest income, the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Most of our interest bearing liabilities tend to be at fixed rates of interest for a fixed term and can only be repriced at maturities while the yield on a significant portion of our interest earning assets fluctuates with changes in an external index, primarily the prime rate. As a result, our assets will reprice faster than our liabilities and, in a decreasing rate market, such as we experienced in 2001 and 2002, the yield on our assets will decline faster than the rates paid on our liabilities. This causes a decline in our net interest margin and may lower interest income while interest expense does not fall as rapidly. In that event, our net income may be adversely impacted. We are unable to predict fluctuations of market interest rates, which are affected by many factors, including inflation, recession, a rise in unemployment, tightening money supply, and domestic and international disorder and instability in domestic and foreign financial markets.

BECAUSE  A  RELATIVELY  HIGH  PERCENTAGE  OF  OUR  LOAN  PORTFOLIO  CONSISTS  OF
COMMERCIAL LOANS AND COMMERCIAL REAL ESTATE LOANS IN AMOUNTS IN EXCESS OF $1,000,000, PRIMARILY TO SMALL-TO-MEDIUM SIZED BUSINESSES, WE MAY EXPERIENCE INCREASED NONPERFORMING LOANS AND OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

     At June 30, 2003, 15 loans totaling $20.3 million or 16% of our loan portfolio consisted of commercial loans and commercial real estate loans in excess of $1,000,000. All of our nonperforming loans at June 30, 2003 originated from this portion of our loan portfolio. The increase in our allowance for loan losses attributable to these nonperforming loans adversely affected our net income and shareholders' equity for the quarter and six months ended June 30, 2003. Because a substantial focus of our marketing and business strategy is to serve small-to-medium sized businesses in our primary market area, increased nonperforming loans from this portion of our loan portfolio may adversely affect our future results of operation and financial condition. See "Summary - Recent Developments."

THE RESTRICTIONS ON CITIZENS FIRST BANK'S ABILITY TO PAY US DIVIDENDS COULD HAVE A SUBSTANTIAL IMPACT ON OUR ABILITY TO FUND OUR HOLDING COMPANY OPERATIONS, INCLUDING DEBT SERVICE ON FUTURE BORROWINGS.

     We do not currently incur material expenses at the holding company level. If material expenses are incurred in the future, however, we will need to receive dividends from Citizens First Bank or have some other source of funds. Due to regulatory constraints, no funds are currently available for the payment of dividends from Citizens First Bank to us without prior regulatory approval.

WE RELY ON CERTIFICATES OF DEPOSIT IN EXCESS OF $100,000 FOR A SIGNIFICANT PORTION OF OUR DEPOSIT FUNDING.

     At December 31, 2002, $22.5 million, or 21.2%, of total deposits, consisted of certificates of deposit in excess of $100,000. These depositors tend to be more active in shopping for better interest rates and therefore are either likely to move their deposits or require active repricing to market. In either event, our net income may be adversely impacted as a result of decreased levels of liquidity with which to fund growth in our interest earning assets or increased interest expense.

WE ARE DEPENDENT ON THE BOWLING GREEN AND WARREN COUNTY ECONOMY AND THE ECONOMY OF THE SURROUNDING REGION.

     We are a one bank holding company with banking offices in only two counties. Accordingly, our operations are materially dependent upon and sensitive to the economy of the Bowling Green-Warren County area and the surrounding ten county region known as the Barren River Area Development District. An economic downturn or widespread labor management difficulties could have a significant adverse effect on our earnings and financial condition.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     According to FDIC deposit information as of June 30, 2003, there were 13 banking institutions, excluding credit unions, with offices in the Bowling Green MSA. A number of these banking institutions have substantially greater resources and lending limits, more numerous banking offices, a wider variety of banking and other financial services, and much higher levels of core deposits than we do. In addition, we compete with mortgage companies, insurance companies, consumer finance companies, brokerage firms, credit unions, money market funds and other entities. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition. See "Business - Competition" on page 65.

CONSUMMATION OF THE OFFERING IS NOT SUBJECT TO THE RECEIPT OF SUBSCRIPTIONS FOR A MINIMUM NUMBER OF SHARES AND SUBSCRIBERS WILL BE REQUIRED TO PURCHASE SHARES EVEN IF LESS THAN ALL OF THE SHARES OFFERED ARE SOLD.

     There is no minimum number of shares that must be sold in the offering and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. If we can not meet minimum capital standards or the capital standards imposed by our regulators, we will be subject to an increased level of regulatory supervision, and we will have less capital to fund future operations and growth, which could result in restricted or slower growth and lower shareholder returns. We intend to accept subscriptions even if the offering has not been fully subscribed. If we are required to raise additional capital in the future, it could have a dilutive effect on earnings per share and the relative voting power of our current shareholders. See "The Offering" on page 18.

THE BOOK VALUE OF A SHARE OF OUR COMMON STOCK AFTER THE OFFERING WILL BE LOWER THAN THE PRICE PAID FOR SHARES IN THE OFFERING.

     If all of the shares being offered are sold, the net tangible book value per share at June 30, 2003, after giving effect to completion of this offering, would be $12.34 per share. Based on these assumptions, the post-offering book value would be less than the offering price of $15.50 per share, and accordingly, investors in the offering would experience dilution of $3.16, or 20%, per share, calculated on the basis of the difference between the offering price and pro forma book value. See "Dilution" on page 28.

THE OFFERING PRICE DOES NOT NECESSARILY REFLECT THE FAIR MARKET VALUE OF THE COMMON STOCK.

     We principally looked to the price of trades known to have occurred prior to the commencement of this offering in determining the offering price for the common stock. No independent third party or negotiations were involved in the determination of the offering price, and the price does not necessarily reflect the market value of our common stock. The price at which our common stock trades after the offering may be higher or lower than the offering price.

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK DOES NOT CURRENTLY EXIST, AND WILL PROBABLY NOT EXIST AFTER THE OFFERING. AS A RESULT, SHAREHOLDERS MAY NOT BE ABLE TO QUICKLY AND EASILY SELL THEIR COMMON STOCK.

     While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. There has not been active trading in our common stock and we cannot be sure that an active or established trading market will develop following completion of the offering, or, if one develops, that it will continue, or whether the price of our common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, The Nasdaq SmallCap Market or any other securities market upon completion of the offering.

     Winebrenner Capital Partners, LLC facilitates quotations of our common stock on the Over The Counter Bulletin Board and intends to do so following the offering. It is not obligated to do this and the development of an active public trading market depends upon the existence of willing buyers and sellers which is not within our control or that of the underwriter. Even if a market maker should make quotations of our common stock, market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Even with a market maker, the limited size of this offering, our lack of earnings history and the absence of dividends within the foreseeable future will impede the development of an active and liquid market for our common stock. You should carefully consider the limited liquidity of your investment in the shares.

NO UNDERWRITER HAS AGREED TO PURCHASE ANY OF THE COMMON STOCK AND WE MAY NOT BE ABLE TO SELL ALL OF THE SHARES IN THE OFFERING.

     The common stock is being sold through the efforts of Winebrenner Capital Partners, LLC. Neither it nor any other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering - Manner of Distribution" on page 24. There can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we may be unable to repay our existing indebtedness as contemplated under "Use of Proceeds", and we will have less capital to fund operations and growth, which could result in restricted or slower growth for Citizens First Bank, slower expansion of activities and lower shareholder returns. We could be required to raise additional capital earlier than if all of the shares offered are sold.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN 22% OF OUR OUTSTANDING COMMON STOCK AS OF JUNE 30, 2003 AND IT IS EXPECTED THAT ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE PURCHASED OR WILL PURCHASE COMMON STOCK IN THE OFFERING.

     Our directors and executive officers and their affiliates own 22% of our outstanding shares of common stock as of June 30, 2003, and all of our directors and executive officers have purchased or currently intend to purchase shares in the offering. By voting against a proposal submitted to shareholders, the directors and executive officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as mergers, share exchanges, certain asset sales and certain amendments to our articles of incorporation). See "Principal Shareholders" on page 84 and "Selected Provisions of Our Articles of Incorporation and Bylaws and Kentucky Law" on page 86.

WE MAY ISSUE ADDITIONAL SHARES WHICH MAY DILUTE YOUR SHARE OWNERSHIP.

     If all of the shares offered are sold under this offering, 1,249,113 shares of common stock will be outstanding following the conclusion of the offering. Our board of directors may issue additional shares up to the authorized maximum of 5,000,000 shares of common stock and 500 shares of preferred stock without prior shareholder approval and without allowing shareholders the right to purchase their pro rata portion of such shares. The issuance of any new shares of common stock for whatever purpose would cause dilution in your percentage ownership of common stock and perhaps in the value of your shares.

WE CAN DECIDE NOT TO ACCEPT ALL OR A PART OF YOUR SUBSCRIPTION.

     We will have broad discretion in determining which subscriptions to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider, among other factors, the order in which subscriptions are received, a subscriber's potential to do business with or to direct business to us, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering - General" and "- Acceptance and Refunding of Subscriptions" on pages 18 and 21.

WE HAVE NOT HISTORICALLY PAID CASH DIVIDENDS AND THERE CAN BE NO ASSURANCE THAT WE WILL HAVE SUFFICIENT EARNINGS TO BE LEGALLY ABLE TO PAY DIVIDENDS.

     Citizens First Bank is currently our sole revenue producing operation. As a result, our ability to pay dividends depends on receiving dividends from Citizens First Bank. The amount of dividends that Citizens First Bank may pay is limited by state and federal laws and regulations and currently it is restricted from paying us any dividends without prior regulatory approval. Even if we have earnings in an amount sufficient to pay dividends, our board of directors may decide to retain earnings for the purpose of financing growth. We have never paid cash dividends. You should not purchase shares if you are depending upon dividend income from this investment. See "Dividends" on page 27.

IF A CHANGE IN CONTROL OR CHANGE IN MANAGEMENT IS DELAYED OR PREVENTED, THE MARKET PRICE OF OUR COMMON STOCK COULD BE NEGATIVELY AFFECTED.

     Provisions in our corporate documents, as well as certain federal and state laws and regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents also will make it more difficult for an outside shareholder to remove our current board of directors or management.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "will," "believe," "estimate," "expect," "intend," "seek," or similar expressions. These forward-looking statements may address, among other things, our business plans, objectives or goals for future operations, the anticipated effects of this offering, our forecasted revenues, earnings, assets or other measures of performance. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under "Risk Factors". These factors also include, but are not limited to:

    o the strength of the United States economy in general and the strength of the Bowling Green economy in particular;


     o changes in interest rates, yield curves and interest rate spread relationships;

     o deposit flows, cost of funds, and cost of deposit insurance on premiums;

     o changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers;

     o     increased competition or market concentration;

     o     changes in tax or accounting principles; and

     o new state or federal legislation, regulations or the initiation or outcome of litigation.

     If one or more of these risks or uncertainties materialize, or if any of our underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

                                  THE OFFERING

GENERAL

     We are offering to sell 606,060 newly issued shares of our common stock at a price of $15.50 per share. If the volume of subscriptions exceeds the number of shares offered, we may allocate offered shares among excess subscriptions in any amount we see fit.

     NO MINIMUM OFFERING. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless our board of directors has terminated the offering in its entirety.

     EXPIRATION TIME. Subscriptions to purchase shares must be received no later than 5:00 p.m., eastern time, on October 31, 2003, unless we terminate the offering earlier or extend it. We reserve the right to terminate the offering at any time prior to October 31, 2003, or to extend the termination date for up to three periods of thirty days each, without notice to subscribers. Under no circumstances will we extend the offering beyond November 14, 2003. See "Procedure for Subscribing for Shares " and "Acceptance and Refunding of Subscriptions" below.

     MINIMUM AND MAXIMUM SUBSCRIPTION. There is no minimum number of shares which must be sold in the offering; however, investors must subscribe for the purchase of a minimum of 100 shares (for a minimum investment of $1,550), subject to our right to permit smaller subscriptions in our discretion. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase, subject to our right to reject any subscription in whole or in part.

     NOTWITHSTANDING OUR UNFETTERED RIGHT OF REJECTION, ONCE WE RECEIVE A SUBSCRIPTION, IT IS IRREVOCABLE BY THE SUBSCRIBER.

PROCEDURE FOR SUBSCRIBING FOR SHARES

     You may participate in the offering and invest in the shares by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription agreement prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be made by:

     o     check or bank draft drawn upon a U.S. bank; or

     o     postal, telegraphic or express money order;

     o     in any case, payable to "CFC Escrow".

     The offering price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included with this prospectus for the return of the subscription agreement. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, investors who wish to pay the offering price by means of uncertified personal checks are urged to make payment sufficiently in advance of the termination of the offering to ensure that such payment is received and clears by such date. All funds received in payment of the subscription price will be deposited in an escrow account with Bank One Trust Company, N.A., Louisville, Kentucky, as escrow agent, until acceptance of such subscriptions (which can occur in our discretion at any time prior to the closing or termination of the offering), and will be invested at our direction.

     The address to which subscription agreements and payment of the offering price should be delivered is:

                        Winebrenner Capital Partners, LLC
                           2300 Greene Way, Suite 200
                           Louisville, Kentucky 40220

     If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering and provided that no fractional shares will be issued). If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then you will be deemed to have subscribed to purchase shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering and provided that no fractional shares will be issued). Notwithstanding the foregoing, we reserve the right to reject, in whole or in part, any subscription. See "- Minimum and Maximum Subscription" above.

     Failure to include the full offering price with your subscription agreement may cause us to reject your subscription. The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. Broker/dealers will transmit any such checks directly to the escrow agent by noon of the business day following receipt.

     We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreements, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow or may reject the purported subscription. Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. None of Citizens First, its officers, directors and agents (including, without limitation, the underwriter), or any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

     SUBSCRIPTIONS FOR SHARES MAY NOT BE REVOKED BY SUBSCRIBERS.

ESCROW ACCOUNT; RELEASE OF FUNDS; NO INTEREST ON SUBSCRIPTION FUNDS

     All funds received in payment of the offering price will be promptly deposited into an escrow account at Bank One Trust Company, N.A., Louisville, Kentucky, until acceptance or rejection by us of such subscriptions. Funds in the escrow account will be invested only in investments permissible under SEC Rule 15c2-4 (including short-term obligations of the United States government or a sweep account collateralized by United States government or agency securities). Subscription funds will be released from the escrow account to us only upon receipt by the escrow agent of the certification of our president that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Subscription funds will not accrue interest prior to acceptance. Earnings on funds in the escrow account will be retained by us, whether or not the offering is consummated. We intend to accept subscriptions promptly, but we can withhold acceptance of your subscription until the final termination date of the offering.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

     Subscription agreements are not binding on us until accepted by us. We reserve the right to accept or reject any subscription in whole or in part or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In addition, the underwriter can reject a subscription if an investor fails to meet applicable suitability standards, as prescribed by the National Association of Securities Dealers' sales practice rules or an investor's subscription agreement is incomplete or it is determined that the investor resides in a jurisdiction in which compliance with the securities laws of such jurisdiction would be impracticable.


     In considering whether to accept subscriptions, in whole or in part, we may consider, among other factors, the order in which subscriptions are received, the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with or direct business to Citizens First Bank, our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions, the number of shares which have not been subscribed for at the time a subscription is accepted and other factors relating to a particular subscription. In determining whether to permit a larger subscription, we may also consider the identity of the subscriber and the subscriber's intentions with respect to our operations, management and direction. If you subscribe for shares through a broker or nominee, and your broker or nominee does not identify you in the subscription agreement, we may not allocate any shares to your subscription.

     In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we may, in our discretion, take into account the fact that a subscriber is a current shareholder, the order in which subscriptions are received, a subscriber's potential to do business with or to direct customers to Citizens First Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions and the other factors described above.

     We will decide which subscription agreements to accept within ten days after the termination of the offering if we have not previously made such determination. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.

     We may elect, at any time and from time to time, until October 31, 2003 (the date on which the offering will terminate, which date may be extended to a date not later than November 14, 2003), to accept any or all of the subscriptions which have been received to date, issue shares of common stock for those subscriptions and continue the offering with respect to any remaining shares not yet purchased in the offering.

     In the event that we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion, of the amount submitted with the subscription agreements. After all refunds have been made, the escrow agent, the underwriter, Citizens First, Citizens First Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued as soon as practicable after funds are released to us by the escrow agent.

LIMITED MARKET FOR COMMON STOCK

     Except for common stock held by our directors and executive officers, the shares offered under this prospectus will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist an active public market for our common stock. The underwriter is currently the only broker-dealer that is actively facilitating a market in our common stock. Our common stock has been the subject of only sporadic trades. There can be no assurance that an active over-the-counter market will develop for our common stock. It is not anticipated that our common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.


DETERMINATION OF OFFERING PRICE

     The offering price has been determined by our President and Chief Executive Officer, as authorized by our board of directors, primarily based on recent trades of our common stock prior to the commencement of the offering, although somewhat limited, and, to a lesser degree, comparisons of the recent trading prices of securities of similarly sized peer issuers in our geographic region relative to book value per share. Specifically, we reviewed the trading price to book value per share of a group of financial institutions organized within the last ten years with assets of $350 million or less, located within an approximate 250 mile geographic radius of Bowling Green, Kentucky. The common stock of these institutions traded at an average multiple of book value per share of approximately 1.52 prior to the commencement of this offering and approximately 1.56 as of September 3, 2003.

Institution                       Trading Price(1)  Book Value(2)     Multiple
-----------                       ----------------  -------------     --------

Bank of Evansville (BEVN)            $11.73             $8.77           1.34
Evansville, Indiana
Classic Bancshares (CLAS)            $27.31             $23.00          1.35
Ashland, Kentucky
FCB Bancorp (FCBE)                   $26.00             $14.44          1.80
Louisville, Kentucky
First Security Bancorp (FSLK)        $17.50             $13.03          1.34
Lexington, Kentucky
Pinnacle Financial (PNFP)            $18.00             $9.11           1.98
Nashville, Tennessee

-------------
(1) Based on last sale price reported as of September 3, 2003. The common stock of these institutions is not actively traded.
(2) As of June 30, 2003, with respect of Bank of Evansville, First Security Bancorp, FCB Bancorp and Pinnacle Financial, and as of March 31, 2003 with respect to Classic Bancshares.

     On September 3, 2003, 300 shares of our common stock were traded at a price of $14.55 per share, representing a multiple of our book value per share as of June 30, 2003 of 1.29. The offering price per share for our common stock in this offering represents a multiple of our book value per share as of June 30, 2003 of 1.38. There has not been active trading in our common stock and the price at which our common stock trades after the offering may be higher or lower than the offering price. See "Price Range of Our Common Stock" on page 25. Because of the recent trading prices of our common stock, management has chosen an offering price per share which reflects a lower multiple of book value per share that the average reflected in the table above.

Neither our board of directors nor management has expressed an opinion or has made any recommendation as to whether anyone should purchase shares of common stock in the offering. Any decision to invest in our common stock must be made by you based upon your own evaluation of the offering in the context of your best interests.

     There can be no assurance that, following completion of the offering and the issuance of the shares, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering.


INTENTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our directors and executive officers have subscribed or have indicated that they intend to subscribe for shares of common stock in the offering. Any shares purchased by directors and executive officers are intended to be held as an investment. These commitments could change based upon individual circumstances. See "Principal Shareholders" on page 84.

REGULATORY LIMITATIONS

     If you would own 10% or more of our common stock after the offering (5% in some circumstances), you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We may reject subscriptions and will not be required to issue shares of common stock in the offering and we will promptly refund all subscription funds received to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date. See "Acceptance and Refunding of Subscriptions" above.

RIGHT TO AMEND OR TERMINATE THE OFFERING

     We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the Securities and Exchange Commission. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the escrow agent with an affirmative reconfirmation of the subscription.

     We expressly reserve the right, at any time prior to delivery of the shares of common stock offered, to terminate the offering if the offering is prohibited by law or regulation or if our board of directors concludes, in its sole judgment, that it is not in our best interests to complete the offering under the circumstances. The offering may be terminated by us giving oral or written notice to the escrow agent and/or making a public announcement of the termination of the offering. If the offering is so terminated, all funds received will be promptly refunded, without interest.

ISSUANCE OF COMMON STOCK

     Certificates representing shares of common stock purchased in the offering will be delivered to purchasers at the direction of the purchasers as indicated in their subscription agreement. No fractional shares will be issued in the offering.

REQUESTS FOR ASSISTANCE WITH RESPECT TO SUBSCRIPTION AGREEMENT

     If you have questions regarding completion of the subscription agreement, contact Winebrenner Capital Partners, LLC, 2300 Greene Way, Suite 200, Louisville, Kentucky 40220, telephone (502) 671-0015 or toll free (877) 671-0015.


MANNER OF DISTRIBUTION

     Winebrenner Capital Partners, LLC, will serve as the underwriter for the offering. For its services in attempting to sell shares on a "best efforts" basis, Winebrenner Capital will receive a commission fee equal to five percent (5%) of the proceeds of the offering. If no shares are sold due to the early termination of the offering, we are obligated to pay the reasonable accountable out-of-pocket expenses incurred by Winebrenner Capital in connection with the offering up to an aggregate of $25,000 in expenses. If any shares are sold in the offering, we are obligated to pay up to $60,000 of the reasonable out-of-pocket expenses incurred by Winebrenner Capital.

     The underwriter may use selected dealers to facilitate sales of stock. These dealers will be paid a fee in an amount competitive with underwriting discounts paid for comparable amounts sold at a competitive price per share in a similar market environment. Such fees will be paid by Winebrenner Capital from its fee, and not in addition to its fee. If any of our directors and executive officers assist in the offering they will receive no compensation for such services. The underwriter, selected dealers and any such directors and officers are not authorized to make statements about us or Citizens First Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, any such activities of our directors and executive officers would be exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

     NEITHER WINEBRENNER CAPITAL PARTNERS NOR ANY OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE SHARES OFFERED, OR TO FIND PURCHASERS FOR ANY SHARES. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF SHARES WILL BE SOLD.


                                 USE OF PROCEEDS

     Before deducting expenses of the offering (not including commissions payable to the underwriter), which are estimated at $250,000, the proceeds to Citizens First from the sale of the common stock offered, net of underwriting fees, will be approximately $8.7 million if all of the shares being offered are sold, $6.4 million if 75% of the shares being offered are sold, $4.2 million if 50% of the shares being offered are sold, and $2.0 million if 25% of the shares being offered are sold. There is no minimum number of shares which must be sold in the offering.

     The proceeds of the offering will be available for contribution to the capital of Citizens First Bank, for use in the bank's lending and investment activities, for branch expansion, and for Citizens First Bank's general corporate purposes, for acquisition of other institutions or for investments by us in activities which are permitted for bank holding companies. The proceeds will also be available for the reduction of the outstanding balance on our line of credit, which was $2.3 million at June 30, 2003. Our line of credit bears interest at the one year LIBOR rate plus 275 basis points and matures on June 23, 2012. An insignificant amount of the proceeds will be retained at Citizens First to provide liquidity. The first $5 million of offering proceeds will be contributed to the capital of Citizens First Bank for the purposes described above. Thereafter, proceeds will be used to pay the outstanding balance on the line of credit, approximately $500,000 will be retained by Citizens First and the balance of the offering proceeds, if any, will be contributed to Citizens First Bank.

     Contribution of capital to Citizens First Bank will strengthen the bank's capital base and enable it to exceed regulatory capital levels required for well capitalized status, and will permit continued growth in assets and loans through expansion of its existing lending and investment activities and possible further branching or acquisitions. While there can be no assurance, we expect to continue to experience substantial growth. As our assets increase, our need for capital increases proportionately, and we do not yet expect earnings to fully satisfy our capital needs. At December 31, 2002, Citizens First Bank's total risk-weighted capital ratio was 10.3%, slightly above the amount required for well capitalized status and, at June 30, 2003, its total risk-weighted capital ratio was 9.5%, below the amount required for well capitalized status. In general, without raising additional capital, a bank can increase asset levels only by 10 to 12 times the level of its earnings, depending on the nature of its asset mix. If this offering is not successful or we are not able to raise sufficient capital to meet our loan growth as it develops, we will consider alternative measures, such as slowing loan growth or raising additional capital, including through the issuance of trust preferred securities. We may also borrow additional funds under our existing line of credit.


     Except as described in this prospectus, there are no definitive plans for any additional branches or for any acquisitions, and there can be no assurance that we will establish additional branches, acquire another institution in whole or in part, or that any new branch or acquisition will be successful or contribute to shareholder value. Although we plan to use the proceeds of the offering for the development and expansion of our existing businesses, or for investment in activities permitted for bank holding companies, we have no definitive plans for any particular investments or the use of any particular amount of the proceeds of the offering except as described above.


                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock is not traded on any listed stock exchange. The shares are traded in the over-the-counter market under the symbol "CZFC.OB", on an order-match agency basis, whereby buyers and sellers of the stock execute transactions on a no spread basis. Trading volume in our common stock is considered light and the stock is thinly traded. As of June 30, 2003, there were 722,678 shares of common stock outstanding held by approximately 425 shareholders of record.

     The following represents the reported prices (as well as the total trading volume) for which shares of our common stock have been exchanged since January 1, 2000 on a per share basis. The last reported sale of our common stock was the sale of 300 shares on September 3, 2003 at a price of $14.55 per share.


                                                              NO. OF SHARES
                                   HIGH          LOW       TRADED DURING PERIOD
                                   ----          ---       --------------------
2000:  First quarter              $15.50       $14.00             5,800
       Second quarter              15.25        14.00            11,800
       Third quarter               15.12        14.25            18,000
       Fourth quarter              15.25        14.25             8,000

2001:  First quarter               15.00        13.13             6,200
       Second quarter              16.00        11.13             2,600
       Third quarter               12.75        11.00            11,400
       Fourth quarter              13.25        11.50             6,800

2002:  First quarter               14.00        13.25            11,800
       Second quarter              14.00        12.75            15,200
       Third quarter               14.00        14.00               400
       Fourth quarter              17.25        15.00            38,900

2003:  First quarter               17.00        14.00            12,400
       Second quarter              15.65        14.80            21,600
       Third quarter through
        September 8, 2003          15.25        14.55            10,300



     These price quotations are derived from data furnished by the National Association of Securities Dealers and, accordingly, we cannot guarantee the accuracy or reliability of such price quotations. Some trades may occur which are not reported by the NASD. Since there is no established public trading market for our common stock, there can be no assurance that the price information set forth above is representative of prices which could be obtained from sales of our common stock in established open market transactions.

                                    DIVIDENDS

     Holders of our common stock are entitled to receive dividends as and when declared by our board of directors. We have not paid cash dividends since we became the holding company for Citizens First Bank, electing to retain our limited earnings to support growth. We currently intend to continue the policy of retaining earnings to support growth for the immediate future. Future dividends will depend primarily upon Citizens First Bank's earnings, financial condition and need for funds, as well as applicable governmental policies and regulations. There can be no assurance that we will have earnings at a level sufficient to support the payment of dividends, or that we will in the future elect to pay dividends. As Citizens First Bank is the primary source of funds for payment of dividends by us, the inability of Citizens First Bank to pay dividends could adversely affect our ability to pay dividends.

     Federal and state statutes and regulations place limits on the amount of dividends Citizens First Bank may pay without prior approval. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any common stock dividend may be declared for any period, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Prior regulatory approval is required to pay dividends which exceed Citizens First Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal regulatory authorities also have authority to prohibit a bank from paying dividends if they deem such payment to be an unsafe or unsound practice. As of June 30, 2003, Citizens First Bank must have additional retained earnings of approximately $1.3 million before it may pay dividends to Citizens First without prior regulatory approval.

     The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

     As a depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, Citizens First Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the Federal Deposit Insurance Corporation. Citizens First Bank is not currently in default under any of its obligations to the Federal Deposit Insurance Corporation.

                                    DILUTION

     The net tangible book value of our common stock as of June 30, 2003 was $7.8 million, or $10.74 per share. Net tangible book value per share represents the equity of our shareholders, less intangible assets, divided by the number of shares of our common stock outstanding. The dilution of the net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering, assuming 25%, 50% and 100% of the shares of common stock being offered are sold. After (1) giving effect to the sale by us of 606,060 shares of our common stock offered at a price to the public of $15.50 per share and the application of the estimated net proceeds therefrom, and (2) deducting the estimated sales agents fees and offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2003 would have been $15.4 million, or $12.34 per share. This represents an immediate increase in adjusted net tangible book value of $1.60 per share to existing investors and an immediate dilution in net tangible book value of $3.16 per share to new investors purchasing our common stock in this offering, as illustrated in the following table:



                                                                                    SALE OF      SALE OF      SALE OF
                                                                                    25% OF       50% OF       100% OF
                                                                                    SHARES       SHARES        SHARES
                                                                                    OFFERED      OFFERED      OFFERED
                                                                                    -------      -------      -------
Price to the public per share                                                        $15.50       $15.50       $15.50
Net tangible book value per share at June 30, 2003 (1)                               $10.74       $10.74       $10.74
Increase in net tangible book value per share  attributable to new                   $ 0.23       $ 0.83       $ 1.60
investors (2)
As adjusted net tangible book value per share at June 30, 2003                       $10.97       $11.57       $12.34
Dilution per share to new investors                                                  $ 4.53       $ 3.93       $ 3.16

     The following table summarizes, on an as adjusted basis, as of June 30, 2003, the tangible book value of the outstanding shares and the total consideration and average price paid per share by the new investors for the shares purchased in this offering, assuming all of the shares offered are sold.

                                Shares         Tangible Equity    Average
                             Number Percent     Number Percent    Per Share
                         (dollars in thousands, except share and per share data)

Equity at December 31, 2002    723    57.9%     $ 7,762   50.4%     $10.74
New investors (2)              526    42.1%       7,648   49.6%     $14.53
                             -----   -----       ------  -----       -----
  Total                      1,249   100.0%     $15,410  100.0%     $12.34
                             =====   =====       ======  =====       =====
____________

(1) Does not include 160,0900 shares of our commons tock issuable udner our stock option plans.
(2) Net of underwriting fees of $117,424, $234,848 and $469,696, assuming 25%, 50% and 100% of the shares of common stock being offered are sold, respectively, and estimated offering expenses of approximately $250,000.

                                 CAPITALIZATION

     The following table sets forth our capitalization and certain capital ratios as of June 30, 2003. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the sale of 25%, 50% and 100% of the shares of our common stock being offered in this offering and our receipt of net proceeds therefrom, assuming a public offering price of $15.50 per share and after deducting the underwriting fees and estimated expenses of this offering.



                                                                                AT JUNE 30, 2003
                                                                                ----------------
                                                         ACTUAL(1)     PRO FORMA(2)      PRO FORMA(3)      PRO FORMA(4)
                                                         ---------     ------------      ------------      ------------

Stockholders' equity:
   Preferred stock, no par value; 500 shares              $               $        -         $         -       $        -
     authorized; no shares issued and                         -
     outstanding
   Common stock, no par value per share; 2,000,000         8,383,045       16,031,279         11,569,162        9,338,103
     shares authorized; 722,678 shares, issued and
     outstanding actual
Retained earnings (deficit)                                (285,519)        (285,519)          (285,519)        (285,519)
Accumulated other comprehensive income, net                   48,502           48,502             48,502           48,502
Less:  Goodwill                                            (384,243)        (384,243)          (384,243)        (384,243)
                                                          ----------     ------------       ------------       ----------
                  Total tangible equity                   $7,761,785      $15,410,019        $10,947,902       $8,716,843
                                                          ==========      ===========        ===========       ==========
Capital ratios:
   Leverage (4)                                                5.39%           10.74%              7.62%            6.06%
   Tier 1 risk-based (5)                                       6.34%           12.45%              8.90%            7.10%
   Total risk-based (5)                                        7.60%           13.70%             10.14%            8.35%

-------------

(1) Includes the sale of 79,625 shares of our common stock in this offering on June 27, 2003 and the receipt of $1,026,000 in net proceeds therefrom.
(2) Reflects the sale of 606,060 shares of our common stock in this offering, resulting in 1,249,113 shares issued and outstanding pro forma, and our receipt of $8,674,234 in estimated net proceeds (including net proceeds of approximately $1,026,000 from the sale of 79,625 shares on June 27, 2003).
(3) Reflects the sale of 303,030 shares of our common stock in this offering, resulting in 946,083 shares issued and outstanding pro forma, and our receipt of $4,212,117 in estimated net proceeds (including net proceeds of approximately $1,026,000 from the sale of 79,625 shares on June 27, 2003).
(4) Reflects the sale of 151,515 shares of our common stock in this offering, resulting in 794,568 shares issued and outstanding pro forma, and our receipt of $1,981,058 in estimated net proceeds (including net proceeds of approximately $1,026,000 from the sale of 79,625 shares on June 27, 2003).
(5) Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets for the quarter ended June 30, 2003. As adjusted calculation assumes that proceeds from offering would have been received as the last transaction for the quarter ended June 30, 2003.
(6) The as adjusted calculations for the risk-based capital ratios assume that the proceeds from the offering are invested in assets which carry a 100% risk-weighting as of June 30, 2003.

                             SELECTED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31. Except for the data under "Performance Ratios", "Asset Quality Ratios" and "Capital Ratios", the summary historical consolidated financial data as of December 31, 2002 and December 31, 2001 and for the years ended December 31, 2002 and December 31, 2001 is derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus, and the summary historical consolidated financial data as of and for the six months ended June 30, 2003 and June 30, 2002 is derived from unaudited consolidated financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial positions and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2003 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2003.



                                                     AT OR FOR THE SIX MONTHS ENDED          AT OR FOR THE YEARS ENDED
                                                                JUNE 30,                            DECEMBER 31,
                                                          2003              2002              2002            2001
                                                          ----              ----              ----            ----

INCOME STATEMENT DATA:
Interest income                                           $3,613,144      $3,176,398       $6,396,580      $6,450,510
Interest expense                                           1,386,409       1,429,608        2,773,904       3,475,087
Net interest income                                        2,226,735       1,746,790        3,622,676       2,975,423
Provision for loan losses                                  1,643,000         100,000          195,000         664,000
Non-interest income                                          847,932         332,868          772,456         379,136
Non-interest expense                                       2,396,254       1,463,762        3,064,555       2,709,222
Net income (loss)                                          (630,337)         338,886          745,218         342,402
BALANCE SHEET DATA:
Total assets                                            $154,435,574    $105,685,701     $128,443,129    $104,819,716
Total securities                                          17,688,014      11,392,497       16,186,406      10,200,866
Total loans, net                                         121,886,906      87,515,329       94,658,798      83,524,425
Allowance for loan losses                                  2,900,907       1,289,321        1,300,258       1,195,924
Total deposits                                           127,884,553      88,467,670      105,893,333      87,890,828
Repurchase agreements and short-term borrowings            4,431,233       5,122,727        5,833,512       3,411,736
  borrowings
Total stockholders' equity                                 8,146,028       7,422,981        7,838,252       7,066,376
PER SHARE DATA:
Earnings (loss) per share - basic                            $(0.98)           $0.53           $ 1.16           $0.53
Earnings (loss) per share -diluted                            (0.98)            0.53             1.16            0.53
Book value                                                     11.27           11.54            12.19           10.99
PERFORMANCE RATIOS:
Return on average assets                                      (.96%)            .67%            0.70%           0.40%
Return on average equity                                    (16.26%)           9.40%            9.97%           5.08%
Net interest margin (1)                                        3.53%           3.61%            3.58%           3.67%



                                       30


ASSET QUALITY RATIOS:
Nonperforming assets to total loans                            1.43%            .56%            0.19%           0.80%
Net loan charge-offs to average loans                          0.04%           0.01%            0.10%           0.40%
Allowance for loan losses to total loans                       2.32%           1.45%            1.36%           1.41%
CAPITAL RATIOS:
Leverage ratio (2)                                             5.39%           7.04%            6.80%           7.30%
Tier 1 risk-based capital ratio                                6.34%           8.27%            7.80%           8.20%
Total risk-based capital ratio                                 7.60%           9.52%            9.10%           9.40%

---------------

(1)      Net interest margin is the result of net interest income for the period divided by average interest earning assets.
(2)      Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

     The following is a discussion of our financial condition at December 31, 2002 and 2001 and at June 30, 2003 and our results of operations for the years ended December 31, 2002 and 2001 and the three months and six months ended June 30, 2003 and 2002. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from the annual audited consolidated financial statements. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included elsewhere in this prospectus.

     We reported a consolidated net loss for the second quarter of 2003 of ($748,086), or ($1.16) per common share. For the six months ended June 30, 2003, we reported a net loss of ($630,337), or ($0.98) per common share.

     The problems that we experienced in our loan portfolio in the second quarter, particularly with respect to commercial loans, were the most significant contributing factor to the net loss that we incurred in the second quarter and the six months ending June 30, 2003. The increase in our loan loss reserve of $1,600,649, from $1,300,258 at December 31, 2002 to $2,900,907 at
June 30, 2003, was primarily attributable to maintaining an adequate reserve in light of the problems in our loan portfolio and, to a lesser degree, to the loan growth we have experienced in the first six months of 2003. Our subsidiary bank and its primary regulators have entered into an agreement that will implement several steps intended to improve our performance. These steps will include refining and refocusing our credit risk analysis, underwriting, monitoring and evaluation functions with the goal of improving the quality of our loan portfolio, quickly identifying, and addressing, potential problem loans and lessening our risk position in each asset that we have internally classified as a problem loan or identified as a potential problem loan. These comprehensive loan review procedures will provide for a strengthened risk analysis of the loan portfolio and will include a review of the lending authority of each of our loan officers and loan committees, as well as our staffing requirements, particularly in the area of loan administration. In this regard, we intend to hire and/or train an individual whose primary responsibility will be the independent risk analysis of our loan portfolio on an ongoing basis. We will also review, reevaluate and implement long range strategic plans for improving our operating performance and maintaining adequate capital levels, given our recent performance and our anticipated future growth. We grew our loan portfolio considerably in the first six months of 2003 in order to increase our earning asset base. In light of this and the other factors discussed, throughout the term of the regulatory agreement our subsidiary bank will be required to maintain a minimum Tier 1 capital to total assets ratio of 7%. A committee of our board of directors, of which at least two-thirds must be independent, outside directors, will be responsible for ensuring that our subsidiary bank complies with this regulatory agreement.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The most significant accounting policies followed by us are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

     The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.

     The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses, and a discussion of the factors driving changes in the amount of the allowance for loan losses is included under "Asset Quality" below.

     Loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to us. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." We evaluate the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other loans not subject to reserve allocations. These historical loss rates may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, asset quality trends, risk management and loan administration, changes in internal lending policies and credit standards, and examination results from bank regulatory agencies and our internal credit examiners.

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

     We have not substantively changed any aspect of our overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

     Based on the procedures discussed above, management is of the opinion that the reserve of $2,900,907 at June 30, 2003 was adequate, but not excessive, to absorb estimated credit losses associated with the loan portfolio at June 30, 2003.

     We have a deferred tax asset of approximately $846,000. We evaluate this asset on a quarterly basis. To the extent we believe it is more likely than not that it will not be utilized, we establish a valuation allowance to reduce its carrying amount to the amount we expect to be realized. At June 30, 2003, there is no valuation allowance established. The deferred tax asset will be utilized as we are profitable or as we carry back tax losses to periods in which we paid income taxes. The estimate of the realizable amount of this asset is a critical accounting policy.

RESULTS OF OPERATIONS

     In 2002, we recorded net income of $745,218, or $1.16 per common share. This compares to net income of $342,402, or $0.53 per common share, in 2001. Net income for 2002 includes gains of $67,370 during the second quarter and $41,084 during the third quarter from the sale of investment securities.

     NET INTEREST INCOME. Net interest income, our principal source of earnings, is the difference between the interest income generated by earning assets, such as loans and securities, and the total interest cost of the deposits and borrowings obtained to fund these assets. Factors that influence the level of net interest income include the volume of earning assets and interest bearing liabilities, yields earned and rates paid, the level of nonperforming loans and non-earning assets, and the amount of non-interest bearing deposits supporting earning assets.

     For the year ended December 31, 2002, net interest income was $3,622,676, an increase of $647,253 over net interest income of $2,975,423 in 2001. The increase in 2002 resulted primarily from continued growth of loans and deposits, as we continued to increase market share in our principal area of operations. The net interest margin in 2002 was 3.58%, compared to 3.67% in 2001. This drop of 9 basis points is primarily attributable to the continued repricing down in yield of interest earning assets after the 475 basis points reduction in short-term interest rates, initiated by the Federal Open Market Committee of the Federal Reserve, throughout 2001. Because our interest bearing liabilities generally have a longer repricing frequency than our interest earning assets, we were unable to reprice interest bearing liabilities as quickly, in equal or greater dollar volume, as interest earning assets that are indexed to short-term rates, primarily the prime rate.

NET INTEREST ANALYSIS SUMMARY                        2002              2001
                                                     ----              ----
Average yield on interest earning assets             6.31%             7.95%
Average rate on interest bearing liabilities         3.07%             4.80%
Net interest rate spread                             3.24%             3.15%
Net interest margin                                  3.58%             3.67%

     The following table sets forth for the years ended December 31, 2002 and 2001 information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest earning assets and interest expense on average interest bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. See "Balance Sheet Review - Asset and Liability Management" and "Market Risk Analysis" for a discussion of the repricing characteristics of our assets and liabilities and their effect on our earnings.


AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS FOR YEAR ENDED DECEMBER 31, 2002
 (DOLLARS IN THOUSANDS)

                                                             AVERAGE           INCOME/       AVERAGE
                                                             BALANCE          EXPENSE         RATE
                                                             -------          -------         ----

ASSETS
EARNING ASSETS
Federal funds sold and other                                $   1,952         $   30          1.53%
Securities available for sale (including equity                11,297            565          5.00%
     securities)
Federal Home Loan Bank stock                                      268             13          4.85%
Loans (1)                                                      87,805          5,789          6.59%
                                                            ---------          -----          -----
  Total interest earning assets                               101,322          6,397          6.31%
                                                                               -----
Non-interest earning assets                                     4,993
                                                            ---------
  TOTAL ASSETS                                              $ 106,315
                                                            =========

LIABILITIES AND STOCKHOLDERS'  EQUITY
LIABILITIES
Interest bearing liabilities
 Interest bearing transaction accounts                      $    22,383       $  342          1.53%
 Savings accounts                                                 1,135           12          1.06%
 Time deposits                                                   56,961        2,146          3.77%
                                                                -------        -----
  Total interest bearing deposits                                80,479        2,500          3.11%
Securities sold under agreement
 to repurchase                                                    4,731           54          1.14%
Other borrowed funds
 Federal funds purchased                                            201            4          1.99%
 FHLB borrowings                                                  4,169          164          3.93%
 Other borrowings                                                   875           52          5.95%
                                                                -------        -----
  Total interest bearing liabilities                             90,455        2,774          3.07%
Non-interest bearing liabilities
 Non-interest bearing deposits                                    7,508
Other liabilities                                                   876
                                                                -------
  TOTAL LIABILITIES                                              98,839
Stockholders' equity                                              7,476
                                                                -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $106,315
                                                                =======
Net interest income                                                           $3,623
                                                                               =====
Net interest margin(2)                                                                        3.58%
                                                                                              =====

Return on assets ratio                                                                        0.70%
Return on equity ratio                                                                        9.97%
Equity to assets ratio                                                                        7.03%

-------------

(1) Average loans include nonperforming loans. Interest income includes interest and fees on loans, but does not include interest on loans 90 days or more past due.
(2)      Net interest income as a percentage of average interest earning assets.

AVERAGE CONSOLIDATED BALANCE SHEET AND NET INTEREST ANALYSIS FOR YEAR ENDED DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)

                                                                AVERAGE        INCOME/       AVERAGE
                                                                BALANCE        EXPENSE         RATE
                                                                -------        -------       -------

ASSETS
EARNING ASSETS
Federal funds sold and other                                  $     976        $   36         3.69%
Securities available for sale (including equity                   8,084           467         5.78%
     securities)
Federal Home Loan Bank stock                                        141             9         6.38%
Loans (1)                                                        71,963         5,938         8.25%
                                                               --------        ------
  Total interest earning assets                                  81,164         6,450         7.95%
                                                                               ------
Non-interest earning assets                                       4,412
                                                               --------
  TOTAL ASSETS                                                $  85,576
                                                              =========

LIABILITIES and STOCKHOLDERS' EQUITY
LIABILITIES
Interest bearing liabilities
 Interest bearing transaction accounts                         $ 15,461        $  431         2.79%
 Savings accounts                                                   805            14         1.76%
 Time deposits                                                   51,002         2,787         5.46%
                                                                -------         -----
  Total interest bearing deposits                                67,268         3,232         4.80%
Securities sold under agreement
 to repurchase                                                    2,429            77         3.17%
Other borrowed funds
 Federal funds purchased                                            451            17         3.77%
 FHLB borrowings                                                  2,030           135         6.66%
 Other borrowings                                                   210            14         6.67%
                                                                -------         -----         -----
  Total interest bearing liabilities                             72,388         3,475         4.80%
Non-interest bearing liabilities
 Non-interest bearing deposits                                    5,759
 Other liabilities                                                  680
                                                                -------
  TOTAL LIABILITIES                                              78,827
Stockholders' equity                                              6,749
                                                                -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 85,576
                                                                =======
Net interest income                                                           $ 2,975
                                                                               ======
Net interest margin(2)                                                                        3.67%
                                                                                              =====

Return on assets ratio                                                                        0.40%
Return on equity ratio                                                                        5.08%
Equity to assets ratio                                                                        7.88%

-----------

(1) Average loans include nonperforming loans. Interest income includes interest and fees on loans, but does not include interest on loans 90 days or more past due.
(2)      Net interest income as a percentage of average interest earning assets.

     The following table sets forth the effects of changing rates and volumes on our net interest income for the years ended December 31, 2002 and 2001. Information is provided with respect to (1) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (2) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes attributable to the combined input of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                     2002 VS. 2001
                                                  -----------------
                                                 INCREASE/(DECREASE)
                                                        DUE TO
                                                  -----------------
                                                 RATE      VOLUME       NET
                                                 ----       ------       ---
                                                      (IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans, net                                       $ (1,456)  $1,307     $ (149)
Investment securities                                 (84)     182          98
FHLB stock                                             (6)      10           4
Federal funds sold                                    (43)      37         (6)
                                                 --------   ------     -------
TOTAL NET CHANGE IN INCOME ON INTEREST EARNING     (1,589)   1,536        (53)
 ASSETS

INTEREST BEARING LIABILITIES:
Demand and savings accounts                          (289)     198        (91)
Certificates of deposit                              (964)     324       (640)
                                                     -----
  Total deposits                                   (1,253)     522       (731)
Federal funds purchased                                (3)    (10)        (13)
Repurchase agreements                                 (96)      73        (23)
Borrowings                                           (121)     187          66
                                                   ------     ----        -----
TOTAL NET CHANGE IN EXPENSE ON INTEREST            (1,473)     772       (701)
   BEARING  LIABILITIES
NET CHANGE IN NET INTEREST INCOME                  $ (116)    $764       $ 648
                                                   =======    ====       =====



     PROVISION FOR LOAN LOSSES. The provision for loan losses in 2002 was $195,000 or 0.22% of average loans, compared to $664,000 or 0.92% of average loans during 2001. The decrease in the provision expense in 2002, compared to 2001, is primarily attributable to smaller loan growth in 2002 compared to 2001, coupled with management's evaluation of the risks associated with the loan portfolio during 2002. Loan growth during 2002 was $11,238,707, compared to $23,730,926 in 2001. The lower loan growth we experienced during 2002, compared to 2001, was due to a general slowdown in the local economy that coincided with a slowdown in the national economy. Net loan charge-offs totaled $90,666 in 2002, compared to $290,420 in 2001. As a percentage of average loans, net charge-offs were 0.10% in 2002 compared to 0.40% in 2001. Commercial and commercial real estate loan charge-offs decreased in 2002 in comparison to levels experienced in 2001, when one commercial relationship accounted for a charge of $173,000 to the allowance for loan losses.

     NON-INTEREST INCOME. Non-interest income totaled $772,456 in 2002, compared to $379,136 in 2001, an increase of $393,320 or 103.74%. The following table shows the detailed components of non-interest income:

                                                          2002           2001
                                                          ----           ----

    Service charges on deposit accounts                 $ 575,920      $ 283,305
    Gain on the sale of mortgage loans held for sale       33,538         53,667
    Other                                                  12,763          9,132
    Gain on the sale of available for sale securities     108,454              0
    Other service charges and fees                         41,781         33,032

     The growth in 2002 compared to 2001 in service charges on deposit accounts is attributable to the growth in the number of deposit accounts subject to service charges, and to the introduction during the first quarter of an overdraft protection product that, subject to certain terms and conditions, allows pre-approved customers to access up to $500 of additional funds in transaction accounts for a fee. The other major variance in non-interest income in 2002 came from the gain of $108,454 from the sale of investment securities during the year, compared to no gain or loss during 2001. Gains on the sale of mortgage loans decreased slightly in 2002 as management elected to retain a higher percentage of its residential real estate loans in the portfolio. In 2002, we sold 56 mortgage loans, totaling $7,487,760, in the secondary market compared to 75 mortgage loans, totaling $8,555,434, in 2001. Gain on sale of loans increased during 2001 as declining market interest rates prompted an increase in consumer refinancing activity in 1-4 family, fixed rate residential loans. Revenue from gains on sales of loans increased as a result of higher secondary market sales volumes. We refer trust business to a trust company in return for referral fees. These trust referral fees totaled $12,763 in 2002 and $8,800 during 2001.

     NON-INTEREST EXPENSE. Non-interest expenses for 2002 of $3,064,555 increased $355,333, or 13.1%, from 2001. The changes to non-interest expense over this period were primarily due to expense associated with the growth of Citizens First Bank as its customer base grew. The increases (decreases) in expense by major categories are as follows:



                                                      INCREASE (DECREASE)IN
                                                       NON-INTEREST EXPENSES
                                                          2002 VS. 2001
                                                      ----------------------


    Salaries and employee benefits                             $  163,339
    Net occupancy expense                                           1,072
    Equipment expense                                             (25,051)
    Business manager expense                                       (1,001)
    Professional fees                                             (16,702)
    Other real estate expenses                                    (30,890)
    Loss on sale of other real estate owned                       (17,495)
    Data processing                                                42,177
    FDIC deposit insurance                                          3,400
    Franchise and other taxes                                      57,220
    Directors' fees                                                13,400
    Processing fees-overdraft protection plan                      27,327
    Overdraft protection plan charge-offs                          29,636
    Charity and contributions                                      17,141
    Postage                                                         3,738
    Telephone                                                       3,970

    Supplies                                                       13,372
    Advertising and marketing                                      18,915
    Other operating expenses                                       51,765
                                                               ----------
         Total increase in non-interest expense                $  355,333
                                                               ==========

     Significant variances include salaries and employee benefits expense, which increased $163,339 during 2002, or 11.95%, to $1,530,034 from the 2001 total of
$1,366,695. The increase included annual merit increases for existing staff, plus an increase of five full-time equivalent employees during 2002 compared to 2001, plus increases in employee benefit costs. Increases in data processing and franchise and other taxes reflect additional costs tied to our growth, as those expenses are linked to the size and activity of components of our balance sheet. Expenses associated with the overdraft protection plan relate to a product introduced during the first quarter of 2002.

     INCOME TAXES. Income tax expense for the year ended December 31, 2002 has been calculated using our expected annual rate for 2002. Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. During the fourth quarter of 2001, we exhausted our tax operating loss carryforwards and anticipated future taxable income. Therefore, in accordance with SFAS 109, we reduced our valuation allowance by $349,251, because we had sufficient taxable income to realize the tax benefits of the existing net deferred tax assets. As a result, our net income for the year ended December 31, 2001 increased $349,251.

BALANCE SHEET REVIEW

     Assets at year-end 2002 totaled $128,443,129, compared with $104,819,716 at December 31, 2001. On an annual average basis, total assets were $106,314,522 in 2002, compared to $85,576,395 in 2001. Average interest earning assets increased $20,157,727 from 2001 to 2002, from $81,163,819 to $101,321,546.

     LOANS. Total loans, net of unearned income, averaged $87,804,551 in 2002, compared to $71,963,289 in 2001. At year-end 2002, loans totaled $95,959,056, compared to $84,720,349 at year-end 2001. We experienced moderate loan growth in our market area during the majority of the year, and experienced strong loan growth during the latter part of the fourth quarter, with particular strength in middle market commercial and commercial real estate loans. The following table presents a summary of the loan portfolio by category:

LOANS OUTSTANDING
                                          DECEMBER 31, 2002   DECEMBER 31, 2001
                                          -----------------   -----------------
   Commercial and agricultural               $ 31,798,487         $ 27,014,848
   Commercial real estate                      33,364,597           35,285,871
   Residential real estate                     20,637,427           13,373,143
   Consumer:
      Home equity lines                         2,908,625            1,888,877
      Other consumer                            7,249,920            7,173,572
                                             ------------         ------------
   Total loans                               $ 95,959,056         $ 84,736,311
   Less:  Deferred loan fees                            0              (15,962)
                                             ------------         ------------
      Loans, net of unearned income          $ 95,959,056         $ 84,720,349
                                             ============         ============

     LOAN CONCENTRATIONS. The percentage distribution of our loans, by industry, is shown in the following table. Commercial real estate loans include financing for industrial developments, residential developments, retail shopping centers, industrial buildings, restaurants, and hotels. The primary source of repayment cannot be traced to any specific industry group.

LOANS BY INDUSTRY (AS A PERCENTAGE OF TOTAL LOANS)
FOR THE YEAR ENDED DECEMBER 31,
                                                               2002        2001
                                                               ----        ----

    Agriculture                                                0.54%       0.96%
    Apartment buildings                                        1.24%       4.73%
    Construction and land development                          7.87%       5.80%
    Finance and insurance                                      0.28%       0.80%
    Manufacturing durable goods                                5.37%       4.80%
    Services:
      Health                                                   1.55%       1.27%
      Other                                                    4.24%       6.37%
    Wholesale trade                                            2.38%       1.88%
    Retail trade:
      Restaurants                                              3.26%       4.44%
      Automotive                                               0.26%       0.86%
      Other                                                    2.98%       3.77%
    Other commercial real estate                              24.11%      25.61%
    All other commercial loans                                12.45%      12.21%
                                                              ------      ------
      Total commercial and commercial real estate loans       66.53%      73.50%
    Residential real estate loans                             25.77%      18.04%
    Consumer loans                                             7.70%       8.46%
                                                              ------      ------
      Total loans                                            100.00%     100.00%

     Substantially all of our loans are to customers located in the Bowling Green-Warren County area. As of December 31, 2002, our 20 largest credit relationships consisted of loans and loan commitments ranging from $1.85 million to $988,864. The aggregate amount of these credit relationships was $25.9 million.

    The following table sets forth the maturity distribution and interest rate sensitivity of commercial and commercial real estate loans as of December 31, 2002. Maturities are based upon contractual terms. Our policy is to specifically review and approve all loans renewed; loans are not automatically rolled over.


LOAN MATURITIES AND RATE SENSITIVITY
 DECEMBER 31, 2002
                                                       ONE YEAR        ONE THROUGH          OVER            TOTAL
                                                       OR LESS          FIVE YEARS       FIVE YEARS         LOANS
                                                       -------          ----------       ----------         -----
BY MATURITY DATE:
  Commercial                                          $18,437,743       $10,752,858     $  2,607,886      $31,798,487
  Commercial real estate                                9,733,605        11,508,622       12,122,370       33,364,597
                                                      -----------       -----------       ----------       ----------
   Total                                              $28,171,348       $22,261,480      $14,730,256      $65,163,084

  Fixed rate loans                                    $ 7,504,395       $ 9,775,949     $ 12,499,149      $29,779,493
  Floating rate loans                                  20,666,953        12,485,531        2,231,107       35,383,591
                                                      -----------       -----------     ------------      -----------
   Total                                              $28,171,348       $22,261,480      $14,730,256      $65,163,084
BY NEXT REPRICING OPPORTUNITY:
  Commercial                                          $25,834,029       $ 5,587,678         $376,780      $31,798,487
  Commercial real estate                               17,053,957         4,188,271       12,122,369       33,364,597
                                                       ----------         ---------       ----------       ----------
   Total                                              $42,887,986       $ 9,775,949      $12,499,149      $65,163,084

  Fixed rate loans                                    $ 7,504,395       $ 9,775,949      $12,499,149      $29,779,493
  Floating rate loans                                  35,383,591                 0                0       35,383,591
                                                      -----------       -----------      -----------      -----------
   Total                                              $42,887,986       $ 9,775,949      $12,499,149      $65,163,084


     ASSET AND LIABILITY MANAGEMENT. Our assets and liabilities are managed to provide a consistent level of liquidity to accommodate normal fluctuations in loans and deposits. The yield on approximately 35 percent of our earning assets adjusts simultaneously with changes in an external index, primarily the highest prime rate as quoted in the Wall Street Journal. Most of our interest bearing liabilities are issued with fixed terms and can only be repriced at maturity. During periods of rising rates, the yield on our interest earning assets will increase faster than the rates paid on interest bearing liabilities. This creates an increase in the net interest margin, as the difference between what we earn on our interest earning assets and pay on our interest bearing liabilities increases. During periods of falling rates, as occurred during the fourth quarter of 2002, with one rate drop of 50 basis points, and throughout 2001, when eleven short-term rate decreases totaling 475 basis points occurred, the yield on our assets will decline faster than the rates paid on supporting liabilities. This causes an initial decline in the net interest margin, as the difference between what we earn on our assets and what we pay on our liabilities becomes smaller. If interest rates stabilize for a period of time, the difference between interest earning assets and interest bearing liabilities will tend to stabilize as occurred during the first ten months of 2002. In a stable rate environment, our net interest margin will be impacted by, among other factors, a change in the mix of earning assets, with our deposit growth being invested in federal funds sold, investment securities or loans.

     ASSET QUALITY. Nonperforming loans are defined as non-accrual loans, loans accruing but past due 90 days or more, and restructured loans. We had nonperforming loans totaling $115,000 at December 31, 2002, compared to $348,000 at December 31, 2001. The nonperforming loan total at year-end 2002 consisted of one loan, secured by residential real estate, which was placed on non-accrual status during the third quarter of 2002. This property has subsequently been sold at a foreclosure sale, at a price less than $115,000, and a small loss on the settlement of the loan is anticipated by us when the transaction is settled. There were no loans accruing but past due 90 days or more and no restructured loans at December 31, 2002.

     We had nonperforming loans totaling $348,000 at December 31, 2001. Included in the nonperforming loan total at year-end 2001 were two loans to one customer, totaling $253,000, that were placed on non-accrual status in the fourth quarter of 2001. One of these loans was secured by residential real estate, and a residential building lot secured the other. The remaining $95,000 of non-performing loans were comprised of two loans, one of which was an $80,000 loan secured by residential real estate, which was placed on non-accrual during the third quarter of 2000. The remaining $15,000 was a commercial loan past due 90 days or more at the end of 2001. There were no restructured loans at year-end 2001. We had non-performing assets of $670,000 at the end of 2001, comprised of the four non-performing loans totaling $348,000 mentioned above, plus other real estate owned totaling $322,000. The other real estate owned was comprised of two properties, one valued at $230,000 and the other valued at $92,000.

     Management classifies commercial and commercial real estate loans as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and is in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Non-accrual loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain. Loans are categorized as restructured if the original interest rate, repayment terms, or both were restructured due to deterioration in the financial condition of the borrower. However, restructured loans that demonstrate performance under the restructured terms and that yield a market rate of interest may be removed from restructured status in the year following the restructure.

     Nonperforming assets are defined as nonperforming loans, foreclosed real estate, and other foreclosed property. We had nonperforming assets of $185,000 at the end of 2002, compared to $670,000 at the end of 2001. The nonperforming assets at December 31, 2002 were comprised of the one nonperforming loan mentioned above, totaling $115,000, plus other real estate owned totaling $70,000. The other real estate owned is comprised of one partially developed real estate property valued at $70,000. This property was written down by $21,000 during the fourth quarter of 2002, from a previous total of $91,000. Subsequent to year end 2002, this other real estate owned property was sold, resulting in a net gain on the sale of $3,900.

     The allowance for loan losses is established through a provision for loan losses charged to expense. The provision to the allowance for loan losses is based on management's and the Loan Committee's ongoing review and evaluation of the loan portfolio and general economic conditions on a monthly basis, and review by the full Board of Directors on a quarterly basis. Our review and evaluation of the allowance for loan losses is based on an analysis of historical trends, significant problem loans, current market value of real estate or collateral and certain economic and other factors affecting loans and real estate or collateral securing these loans. Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Consumer loans are charged off after 120 days of delinquency unless adequately secured and in the process of collection. Recognized losses are charged against the allowance and subsequent recoveries are added to the allowance. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment based upon information that is available to them at the time of their examination.

     At December 31, 2002, the allowance was $1,300,258, compared to $1,195,924 at the end of 2001. The ratio of the allowance for loan losses to total loans (excluding mortgage loans held for sale) at December 31, 2002, was 1.36%, compared to 1.41% at December 31, 2001. The increase in the allowance for loan losses in 2002 compared to 2001 is primarily due to the overall increase in the total loan portfolio, as nonperforming loans at December 31, 2002 decreased as a percentage of the allowance for loan losses. The total allowance for loan losses as a percent of nonperforming loans increased to 1,130.66% at December 31, 2002, compared to 358.06% at December 31, 2001. The allowance established for commercial and commercial real estate loans increased $123,000 to $910,000. The increase is largely reflective of the growth in the commercial and commercial real estate loan portfolio. Historical loss rates are used to provide for loans that have no specific allocation in the determination of the adequacy of the allowance for loan losses. At December 31, 2002, $641,000 of the allowance was allocated applying these historical loss rates, compared to $609,000 at the end of 2001. An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans. The unallocated allowance for losses was $197,000 at December 31, 2002. The reduction of $19,000 in the unallocated allowance for losses in 2002 compared to 2001 reflects the decrease in loan losses experienced during 2002, coupled with the decrease in nonperforming loans at December 31, 2002 compared to December 31, 2001. The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

SUMMARY OF LOAN LOSS EXPERIENCE
 FOR THE YEAR ENDED DECEMBER 31,                      2002             2001
                                                      ----             ----

 Balance at beginning of year                     $ 1,195,924      $   822,344
 Provision for loan losses                            195,000          664,000
 Amounts charged off:
  Commercial and commercial real estate                94,596          230,811
  Residential real estate                                   0           56,919
  Consumer                                             11,519            8,192
                                                  -----------       ----------
  Total loans charged off                             106,115          295,922
 Recoveries of amounts previously charged off:
  Commercial and commercial real estate                 2,800            5,402
  Residential real estate                              10,279                0
  Consumer                                              2,370              100
                                                  -----------       ----------
  Total recoveries                                     15,449            5,502
                                                  -----------       ----------
 Net charge-offs                                       90,666          290,420
                                                  -----------       ----------
 Balance at end of year                           $ 1,300,258      $ 1,195,924
                                                  ===========      ===========

 Total loans, net of unearned income:
  Average                                         $87,805,000      $71,963,000
  At December 31                                   95,959,056       84,720,349
 As a percentage of average loans:
  Net charge-offs                                       0.10%            0.40%
  Provision for loan losses                             0.22%            0.92%
 Allowance as a percentage of year-end loans
  (excluding mortgage loans held for sale               1.36%            1.41%
 Allowance as a percentage of nonperforming loans   1,130.66%          358.06%

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.


DECEMBER 31,
(DOLLARS IN THOUSANDS)                        2002                             2001
                                   ----------------------------      ---------------------------
                                             % OF LOANS IN EACH               % OF LOANS IN EACH
                                              CATEGORY TO TOTAL                CATEGORY TO TOTAL
                                   AMOUNT           LOANS            AMOUNT          LOANS
                                   ------           -----            ------          -----

Mortgage loans                     $    82            7.4%            $   81          8.3%
Consumer and other loans               111           10.1%               112         11.4%
Commercial loans                       483           43.8%               461         47.0%
Commercial real estate loans           427           38.7%               326         33.3%
Unallocated                            197             N/A               216           N/A
                                   -------             ---               ---           ---
 Total allowance for loan losses   $ 1,300          100.0%            $1,196        100.0%
                                   =======          ======            ======        ======



     Each category of the above table consists of allocations based upon specifically identified problem loans, past due loans, and a portion of the remaining portfolio based upon historical loss rates. Residential real estate loans increased from $13,373,143 to $20,637,427 from year-end 2001 to year-end 2002, while the allocation of the loan loss for these loans increased from $81,000 to $82,000. This small increase in the allocation compared to the increase in the loan balances was due to a decrease in specifically allocated problem loans in the portfolio at year-end 2002 compared to 2001, resulting in a decrease in the specific allocation portion of the allocation calculation of $12,000. This decrease was offset by the allocation for the remaining part of the portfolio determined by historical loss rates, which increased by $12,000 at the end of 2002 compared to 2001. The same scenario applied to the calculation for consumer and other loans, where a decrease in the allocation for past due loans at year-end 2002, compared to 2001, offset a slight increase of the allocation in 2002 calculated for the remaining part of the consumer loan portfolio.

     During the fourth quarter of 2001, due to the uncertainty of the strength of the national and regional economies following the tragic events of September 11, 2001, management elected to increase the provision for loan losses by an additional $175,000. This additional provision is reflected in the above table on the breakdown of the allowance for loans losses, for the year ending 2001, in the unallocated portion of the distribution of the allowance. This additional provision amount did not affect the amount of provision expense for potential loan losses taken by us during 2002.

     Management believes that the allowance for loan losses at December 31, 2002 is adequate to absorb losses inherent in the loan portfolio as of that date. That determination is based on the best information available to management, but necessarily involves uncertainties and matters of judgment and, therefore, cannot be determined with precision and could be susceptible to significant change in the future. In addition, bank regulatory authorities, as a part of their periodic examinations of Citizens First Bank, may reach different conclusions regarding the quality of the loan portfolio and the level of the allowance, which could result in additional provisions being made in future periods.

     SECURITIES, FEDERAL FUNDS SOLD AND RESALE AGREEMENTS. The tables below present the carrying value of securities for each of the past two years and the maturities and yield characteristics of securities as of December 31, 2002. Securities are all classified as available for sale, and averaged $11,297,161 in 2002, an increase of $3,213,968 over the average of $8,083,193 in 2001.

CARRYING VALUE OF SECURITIES AVAILABLE FOR SALE
 DECEMBER 31,
 (IN THOUSANDS)                                              2002         2001
                                                             ----         ----

 U.S. Government agencies                                  $10,183     $ 8,404
 Collateralized mortgage obligations securities              6,003       1,725
 Other securities, including equity investment securities        0          72
                                                           -------     -------
 Total securities available for sale                       $16,186     $10,201
                                                           =======     =======


MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                    OVER         OVER
                                        ONE      ONE YEAR    FIVE YEARS     OVER
                                        YEAR      THROUGH      THROUGH       TEN       TOTAL         EQUITY     MARKET
                                       OR LESS   FIVE YEARS   TEN YEARS     YEARS   MATURITIES    SECURITIES    VALUE
                                       -------   ----------   ---------     -----   ----------    ----------    -----

U.S. Government agencies                 196       $6,000       $3,892       $0      $10,088          $ 0      $10,183
Collateralized mortgage obligations
 and mortgage-backed securities            1          945        3,554    1,392        5,892            0       6,003
                                        ----       ------       ------   ------      -------            -     -------
Total securities available for sale     $197       $6,945       $7,446   $1,392      $15,980           $0     $16,186
                                        ====       ======       ======   ======      =======           ==     =======

Percent of total                        1.2%        43.5%        46.6%     8.7%       100.0%           0%
Weighted average yield(2)              4.60%        4.11%        3.93%    5.30%        4.13%          N/A

--------------
(1) Collateralized mortgage obligations and mortgage-backed securities are grouped into average lives based on December 2002 prepayment projections.
(2)      The weighted average yields are based on amortized cost.


     DEPOSITS. Total deposits averaged $87,986,819 during 2002, an increase of $14,960,175 compared to $73,026,644 in 2001. Strong transaction deposit growth fueled average deposit growth during 2002. Average demand deposits increased $1,749,095 during 2002 compared to 2001, to $7,507,931 from $5,758,836. Demand balances at December 31, 2002 were $11,304,108, an increase of $2,753,859 compared to the end of 2001. Savings, NOW and money market average deposit balances increased $7,243,495 during 2002 compared to 2001, to $23,517,934 from $16,274,439. Savings, NOW and money market balances at December 31, 2002 were $34,676,471, an increase of $13,683,426 compared to December 31, 2001. Time deposits of $100,000 or more totaled $22,457,617 at December 31, 2002, compared to $22,040,834 at December 31, 2001. Interest expense on time deposits of $100,000 or more was $750,336 in 2002, compared to $955,713 in 2001. The following table shows the maturities of time deposits of $100,000 or more as of December 31, 2002:

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
DECEMBER 31, 2002

  Three months or less                                              $ 8,093,726
  Over three through six months                                       4,200,226
  Over six through twelve months                                      4,373,070
  Over one year through two years                                     3,603,851
  Over two years through five years                                   2,186,744
                                                                    -----------
           Total                                                    $22,457,617
                                                                    ===========

LIQUIDITY, OTHER BORROWINGS AND CAPITAL RESOURCES

     LIQUIDITY. To maintain a desired level of liquidity, we have several sources of funds available. We primarily rely upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash used in our investing activities. The majority of our net inflows in 2002 came from financing activities, which is typical of the banking industry. Significant financing activities include deposit gathering, and the use of short-term borrowing facilities, such as federal funds purchased and repurchase agreements. Total net cash provided by financing activities during 2002 were $22,525,281, a decrease of $7,778,011 from the total of $30,303,292 from 2001.

     Net increases in demand deposit, NOW, money market and savings accounts during 2002 totaled $16,437,285, compared to net increases of $9,334,215 during 2001, reflecting our focus on increasing market share and expanding our customer base. The net increase from certificates of deposit was $1,565,220 in 2002, compared to $16,040,501 during 2001, reflecting our intent to reduce our dependency on certificates of deposit accounts for funding needs. We had $16,667,022 in time deposits of $100,000 or more maturing within one year as of December 31, 2002. These deposits are typically more volatile than time deposits under $100,000, meaning there is a greater risk associated with maintaining the deposits as they mature. We have decreased our dependency on time deposits in general and time deposits of $100,000 or more as a percentage of our total deposits in 2002 compared to 2001. Time deposits were $59,912,754 or 56.58% of total deposits at December 31, 2002, compared to $58,347,534 or 66.39% of total deposits at December 31, 2001. Time deposits of $100,000 or more totaled $22,457,617 or 21.21% of total deposits at the end of 2002, compared to $22,040,834 or 25.08% of total deposits at the end of 2001. To decrease reliance on time deposits of $100,000 or more, we will continue to offer competitive transaction deposit products and to focus on expanding our customer base and increasing our market share, primarily through opening more retail banking offices in our local market.

     We rely on existing Federal Funds lines of credit through correspondent banks for short-term funding needs. At December 31, 2002, we had established Federal Funds lines of credit totaling $8,950,000 with four correspondent banks. Information regarding short-term borrowings is presented below:

OTHER BORROWINGS
(DOLLARS IN THOUSANDS)
                                                             2002         2001
                                                             ----         ----
      FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS:
        Balance at year end                                $5,834        $3,412
        Weighted average rate at year end                    .99%         1.47%

        Average balance during the year                     4,932         2,880
        Weighted average rate during the year               1.17%         3.28%
        Maximum month-end balance                           5,834         5,348
      OTHER BORROWINGS:
        Balance at year end                                 7,900         5,799
        Weighted average rate at year end                   2.81%         5.36%
        Average balance during the year                     5,045         2,241
        Weighted average rate during the year               3.93%         6.67%
        Maximum month-end balance                           7,900         5,799
       TOTAL BORROWINGS:
        Balance at year end                                13,734         9,211
        Weighted average rate at year end                   2.04%         3.92%
        Average balance during the year                     9,977         5,121
        Weighted average rate during the year               2.57%         4.76%
        Maximum month-end balance                          13,734         9,211

     Repurchase agreements mature in one business day. The rate paid on these accounts is tied to the targeted federal funds rate and is based on a tiered balance calculation.

     We successfully applied for membership in the Cincinnati Federal Home Loan Bank during 2000, in order to be able to obtain advances and lines of credit from the FHLB. At December 31, 2002, we had two outstanding FHLB advances totaling $7,000,000. The first FHLB advance, which was issued December 19, 2001, matures March 19, 2004 and has a fixed interest rate of 4.04%. The second FHLB advance, which was issued December 11, 2002, matured June 9, 2003 and had a fixed interest rate of 1.50%. We have a pre-arranged borrowing limit with the FHLB that is collateralized by 135% of unpaid principal balances of eligible 1-4 family residential mortgage loans. At December 31, 2002, we had available collateral to borrow an additional $5.5 million from FHLB. Net increases from proceeds from long-term borrowings, primarily from advances from the FHLB, were $2,101,000 in 2002.

     Significant net cash inflows from operating activities came from net income of $745,218 generated during 2002, and the net increase in available cash offset by the decrease of $1,272,959 in mortgage loans held for sale to the secondary market at December 31,2002, compared to the balance at the end of 2001.

     Our primary investing activities include purchases of securities and loan originations, offset by maturities, prepayments and sales of securities, and loan payments. Net cash used in investing activities were primarily from two categories: net changes in loans and purchases of available-for-sale securities. Net changes in loans using cash during 2002 totaled $11,329,373, compared to net changes in loans using cash of $24,342,809 during 2001. This decrease in the growth rate of net loans during 2002 compared to 2001 reflects the moderate loan growth we experienced during the majority of 2002, attributable to a general slow-down in the local economy after the terrorist attacks in the United States during September 2001. Net purchases of available-for-sale securities used cash totaling $13,147,281 during 2002, compared to net cash used of $17,594,039 during 2001. However, proceeds from maturities of available-for-sale securities were down $8,344,720 during 2002 from 2001, to a total of $6,168,141. The declining interest rate environment during 2001, when short-term rates fell 475 basis points during the year, contributed to several securities being called for early maturity, resulting in higher proceeds from the sale of available-for-sale securities, and also increased purchases of available-for-sale securities during 2001 compared to 2002.

     CAPITAL RESOURCES. We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under the regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios of total Tier 1 capital to risk-weighted assets and to total assets. Citizens First's capital ratios at December 31, 2002 and December 31, 2001 (calculated in accordance with regulatory guidelines) were as follows:

                                                         2002            2001
                                                         ----            ----

TIER 1 RISK-BASED CAPITAL RATIO                          7.83%          8.20%
         Regulatory minimum                              4.00           4.00
         "Well-capitalized" minimum                      6.00           6.00
TOTAL RISK-BASED CAPITAL RATIO                           9.08%          9.40%
         Regulatory minimum                              8.00           8.00
         "Well-capitalized" minimum                     10.00          10.00
TIER 1 LEVERAGE RATIO                                    6.76%          7.30%
         Regulatory minimum                              4.00           4.00
         "Well-capitalized" minimum                      5.00           5.00


     At December 31, 2002, Citizens First Bank was categorized as "well capitalized" under the regulatory framework for prompt corrective action, while Citizens First was categorized as "well capitalized" under the Tier 1 risk-based and the Tier 1 leverage ratios, respectively, and as "adequately capitalized" under the Total risk-based capital ratio. To be categorized as "well capitalized", we must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 10%, 6%, and 5%, respectively. To be categorized as "adequately capitalized", we must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 8%, 4% and 4 %, respectively. The decrease in these capital ratios in 2002 is primarily due to our asset growth relative to our increase in net income, associated with our efforts to gain market share in our market through competitive pricing of our products and services.

     At the time we became a bank holding company, we owned an investment portfolio of marketable equity securities valued at approximately $1.5 million. These securities were our primary asset prior to the formation of Citizens First Bank. The majority of these securities were sold in 1999, and the proceeds from the sale of the securities provided a source of cash to us. Since the opening of Citizens First Bank, our cash requirements have been met primarily by the growth of customers' deposits, and by the cash generated from the sale of the investment portfolio mentioned above. In November 2000, $850,000 of the cash generated from the sale of the investment portfolio was injected as capital into Citizens First Bank.

     In 2001, we executed a credit agreement with a correspondent bank for the purpose of injecting capital into Citizens First Bank. We made three draws in 2001 totaling $875,000 from a total availability of $3,000,000. We made one draw in 2002 totaling $25,000. Subsequent to year-end 2002, we made one draw in February 2003 for $400,000. The current rate on the loan, which is repriced annually at one-year LIBOR plus 275 basis points, is 5.11%. The stock of Citizens First Bank is pledged as collateral for the loan.

     Our ability to continue to grow is dependent on our earnings and the ability to obtain additional funds for contribution to Citizens First Bank's capital, through additional borrowing, the sale of additional common stock or preferred stock, or through the issuance of additional qualifying equity equivalents, such as trust preferred securities. We are currently proposing to raise additional equity through the sale of additional shares of common stock. To the extent that we are unsuccessful in raising additional equity, we will be required to seek alternative sources, such as increased reliance on, or expansion of, our line of credit or the issuance of trust preferred securities. Increased borrowings or trust preferred securities will have immediate interest costs, which will have an adverse impact on earnings, although they may require a lower internal rate of return on equity than common stock. To the extent that they are floating or variable rate, the future cost of additional borrowings or trust preferred securities may increase over time, while the cost of equity will remain fixed.

     In the event that we are unable to obtain additional capital for Citizens First Bank on a timely basis, the growth of Citizens First and Citizens First Bank may be curtailed, and we may be required to reduce our level of assets in order to maintain compliance with regulatory capital requirements. Under those circumstances, net income and the rate of growth of net income may be adversely affected.

     Due to regulatory constraints on the payment of dividends, no funds are available for the payment of dividends from Citizens First Bank to the Citizens First holding company without prior regulatory approval.

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2003

RESULTS OF OPERATIONS

     For the three months ended June 30, 2003, we reported a net loss of $(748,086), or $(1.16) per common share, compared to net income of $207,997, or $0.32 per common share, for the same period ended June 30, 2002. For the six months ended June 30, 2003, we reported a net loss of $(630,337), or $(0.98) per common share, compared to a net gain of $338,886, or $0.53 per common share, for the same period ended June 30, 2002.

     NET INTEREST INCOME. Net interest income was $1,160,403 in the second quarter of 2003, compared with $898,137 in the comparable period in 2002. Second quarter 2003 interest income of $1,888,444, an increase of $289,644 or 18.1% over the same period in 2002, includes $1,769,060 income on loans, $107,913 income on securities, and $11,471 income on federal funds sold and other interest-bearing accounts. Interest income of $1,598,800 during the second quarter of 2002 included $1,440,385 of income on loans, $149,875 income on investment securities, and $8,540 income on federal funds sold and other interest-bearing accounts. Interest expense of $728,041 for the second quarter of 2003, up $27,378 from the same period in 2002, consists of interest on deposits of $629,223, and on other borrowings of $98,818. Second quarter 2002 interest expense of $700,663 consisted of interest on deposits of $641,964, and interest on other borrowings of $58,699. The growth of the balance sheet, particularly loans and deposits, from the second quarter of 2002 to the same period in 2003, coupled with the drop in the cost of interest-bearing liabilities, offset by the drop in yields on interest earning assets, contributed to the increase in net interest income. The drop in both the cost of interest-bearing liabilities and the yield on interest-earning assets in the second quarter of 2003, compared to the same period in 2002, was primarily due to the continued repricing of loans and deposits of the Bank after the reduction of short-term interest rates by the Federal Reserve Bank during 2001 of 475 basis points, and the reduction of another 50 basis points during the fourth quarter of 2002, and 25 basis points during the second quarter of 2003. We are asset sensitive, meaning assets reprice faster to changes in short-term rates than do liabilities. In a falling short-term rate environment, such as occurred during 2001, the fourth quarter of 2002 and the second quarter of 2003, more of our interest earning assets, primarily loans, reprice down faster than do the liabilities, specifically certificates of deposit, which provide the funding for the assets.

     Net interest income was $2,226,735 for the six months ended June 30, 2003, an increase of $479,945 or 27.5% over the total of $1,746,790 for the same period of 2002. Interest income of $3,613,144 for the first six months of 2003 included $3,305,246 income on loans, $289,647 income on investment securities, and $18,251 income on federal funds sold and other interest-bearing accounts. Total interest income of $3,176,398 for the first six months of 2002 consisted of $2,874,746 income on loans, $279,672 income on investment securities, and $21,980 income on federal funds sold and other interest-bearing accounts. Interest expense for the first half of 2003 totaled $1,386,409, and included $1,213,565 interest on deposits, and $172,844 expense on other borrowings. The comparable period of 2002 had interest expense of $1,429,608, of which $1,285,303 was interest on deposits, and $144,305 was expense on other borrowings.

     PROVISION FOR LOAN LOSSES. The provision for loan losses expense for the three months ended June 30, 2003, was $1,490,000, an increase of $1,420,000 over the total of $70,000 for the same quarter of 2002. Of the $1,490,000 of provision expense during the second quarter of 2003, approximately $1,087,000 was specifically allocated for three loans to one borrower, totaling $1,675,000 and included in nonperforming loans at June 30, 2003. As the result of a periodic regulatory examination of our subsidiary bank which concluded in July 2003, the provision was also specifically increased $229,050 for two potential problem loans, totaling $49,000 and $1,478,000, respectively, which are not included in the non-performing loan total at June 30, 2003.

     The provision for loan losses expense was $1,643,000 for the first six months of the year, compared to $100,000 for the same period of 2002, an increase of $1,543,000. Of this increase, $1,087,000 and $229,050 were specifically expensed for non-performing loans and potential problem loans, respectively, during the second quarter of 2003.

     NON-INTEREST INCOME. Non-interest income for the three months ended June 30, 2003 and 2002, respectively, was $565,972 and $220,419, an increase of $345,553 or 156.8%. Income from service charge on deposit accounts increased $36,555, or 26.8%, from $136,478 during the second

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

quarter of 2002 to $173,033 for the second quarter of 2003. The increase is primarily attributable to growth in accounts subject to service charges. Income from the sale of secondary market loans increased $187,209, from $1,599 during the second quarter of 2002 to $188,808 for the same period of 2003. The growth in income from the sale of secondary market loans is associated with the acquisition of Commonwealth Mortgage during the first quarter of 2003. Non-interest income for the second quarter of 2003 includes a gain of $134,732 from the sale of investment securities, compared to a gain of $67,370 during the same quarter of 2002.

     Non-interest income for the six months ended June 30, 2003 and 2002, respectively, was $847,932 and $332,868, an increase of $515,064 or 154.7%.
Service charges on deposit accounts comprised the largest part of non-interest income for both six-month time periods, totaling $320,122 and $229,074 for 2003 and 2002, respectively. Income from the sale of secondary market loans increased to $280,746 for the first half of 2003, from $10,837 for the same period of 2002. Gains from the sale of investment securities during the first half of 2003 totaled $144,024, compared to $67,370 for the first half of 2002.

     NON-INTEREST EXPENSE. Non-interest expense was $1,373,561 in the second quarter of 2003, up from $732,059 in the same quarter of 2002, an increase of $641,502 or 87.6%. The initiatives designed to better service our customers, including the opening of full service branches in Bowling Green and Franklin, Kentucky, and the acquisition of a mortgage origination company, accounted for $368,940 of the increase in non-interest expense during the second quarter of 2003, compared to the same period of 2002.

     For the six months ended June 30, 2003 and 2002, respectively, non-interest expense was $2,396,254 and $1,463,763, an increase of $932,492, or 63.7%. The non-interest expense associated with the two new branches and the mortgage origination company accounted for $582,584 of the increase during the first half of 2003.

     INCOME TAXES. Income tax expense or credit has been calculated based on our expected annual rate for 2003. During the second quarter of 2003, an income tax credit totaled $(389,100), compared to expense of $108,500 for the same period of 2002. For the six months ended June 30, 2003, the income tax credit totaled $(334,250), compared to expense of $177,010 for the same period of 2002. Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities.

BALANCE SHEET REVIEW

     OVERVIEW. Total assets at June 30, 2003 were $154,435,574, up from $128,443,129 at December 31, 2002 and up from $105,685,701 a year ago. Average total assets for the second quarter of 2003 were $143,404,081, up $39,757,409 from the second quarter of 2002 average of $103,646,672.

     LOANS. At June 30, 2003 loans (excluding mortgage loans held for sale) totaled $124,787,813, compared with $95,959,056 at December 31, 2002 and $88,804,650 a year ago, an increase of $28,828,757 and $35,983,163 respectively. This increase is attributable primarily to loans generated by the branch opened during the first quarter of 2003 in Franklin, Kentucky, and adjustable rate mortgage loans generated by Commonwealth Mortgage, which are retained in our

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

portfolio. Loans averaged $118,380,179 during the second quarter of 2003, an increase of $32,087,741 or 37.2%, over the average total of $86,292,438 for the second quarter of 2002.

     ASSET QUALITY. The allowance for loan losses was $2,900,907 at June 30, 2003, an increase of $1,600,649, or 123.1% over the December 31, 2002 level of $1,300,258. The allowance represents 2.32% of period-end loans, compared to 1.36% of period-end loans at December 31, 2002. As noted above, we recorded a provision for loan losses of $1,490,000 during the second quarter of 2003 to the allowance for loan losses.

     We had non-performing loans totaling $1,783,707 at June 30, 2003, compared to $115,000 at December 31, 2002 and $409,795 at June 30, 2002. Included in the non-performing loan total at June 30, 2003 are three loans to one borrower, totaling $1,675,000, that were placed on non-accrual status during the second quarter of 2003. The loans are secured by substantially all the assets of the borrower and the guaranties of three individuals, a limited partnership and a limited liability company. The borrower's assets consist primarily of interests in two energy related properties located in Texas and Louisiana. During the second quarter of 2003 the borrower advised the Company that one of the properties had failed to produce any revenue, was unlikely to ever produce revenue and that the property's value was now negligible, and further that the revenue from the second property is expected to be minimal. The borrower terminated its operations during the second quarter. Also placed on non-accrual status during the second quarter of 2003 were two loans totaling $55,244, to one borrower, secured by a second mortgage on residential real estate, and a vehicle. The borrower filed for bankruptcy protection during the quarter. The remaining $53,463 of non-performing loans consists of two loans, secured by residential real estate, accruing but past due over 90 days.

     We had non-performing assets of $1,783,707 at the end of the second quarter of 2003, comprised of the above mentioned non-performing loans. We had non-performing assets of $185,000 at December 31, 2002, comprised of $115,000 of non-performing loans, and other real estate owned of $70,000.

     SECURITIES. Securities (all classified as available for sale) increased from $16,186,406 at December 31, 2002 to $17,688,014 at June 30, 2003. At June
30, 2002 securities totaled $11,392,497.

     DEPOSITS AND BORROWED FUNDS. Total deposits averaged $117,270,977 in the second quarter of 2003, an increase of $30,357,040 from the comparable 2002 quarterly average of $86,913,937. As of June 30, 2003, total deposits were $127,884,533, and included $117,285,550 of interest bearing deposits. This compares to total deposits of $105,893,333 at December 31, 2002, which included $94,589,225 of interest bearing deposits. Total deposits at June 30,2002 were $88,467,670, and included interest bearing deposits of $81,462,656.

     We had $4,431,233 of deposits secured by securities sold under agreements to repurchase on June 30, 2003. These obligations, which mature in one business day, are swept daily from customers' demand deposit accounts. These balances averaged $4,868,460 during the second quarter of 2003.

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

     At June 30, 2003, we had established Federal Funds lines of credit totaling $8,950,000 with four correspondent banks. At June 30, 2003, we had three outstanding FHLB advances totaling $11,000,000. The first FHLB advance, which was issued December 19, 2001, matures March 19, 2004 and has a fixed interest rate of 4.04%. The second FHLB advance, which was issued May 2, 2003, matures May 2, 2005 and has a fixed interest rate of 1.90%. The third FHLB advance, which was issued June 9, 2003, matures June 6, 2006, and has a fixed interest rate of 2.03%. At June 30, 2003, we had available collateral to borrow an additional $8.3 million from the FHLB.

     During the second quarter of 2003, we made a draw of $1,000,000 under the credit agreement with a correspondent bank, bringing total outstanding debt under the agreement to $2,300,000 at June 30, 2003 from a total availability of $3,000,000. The current rate on the loan, which is repriced annually during June at one-year LIBOR plus 275 basis points, is 3.78%.

     CAPITAL RESOURCES AND LIQUIDITY. The table below sets forth Citizens First Bank's capital ratios as of June 30, 2003 and June 30, 2002:

                                                    2003                  2002
                                                    ----                  ----
    TIER 1 RISK-BASED                               8.23%                 9.33%
        Regulatory minimum                          4.00                  4.00
        "Well-capitalized" minimum                  6.00                  6.00
    TOTAL RISK-BASED                                9.49%                10.58%
        Regulatory minimum                          8.00                  8.00
        "Well-capitalized" minimum                 10.00                 10.00
    TIER 1 LEVERAGE                                 7.00%                 7.93%
        Regulatory minimum                          4.00                  4.00
        "Well-capitalized" minimum                  5.00                  5.00

     The table below sets forth Citizens First's capital ratios as of June 30, 2003 and June 30, 2002:

                                                    2003                  2002
                                                    ----                  ----

    TIER 1 RISK-BASED                               6.34%                 8.27%
        Regulatory minimum                          4.00                  4.00
        "Well-capitalized" minimum                  6.00                  6.00
    TOTAL RISK-BASED                                7.60%                 9.52%
        Regulatory minimum                          8.00                  8.00
        "Well-capitalized" minimum                 10.00                 10.00
    TIER 1 LEVERAGE                                 5.39%                 7.04%
    Regulatory minimum                              4.00                  4.00
    "Well-capitalized" minimum                      5.00                  5.00

     All of the capital ratios for Citizens First and Citizens First Bank decreased from December 31, 2002 to June 30, 2003, as the rate of growth of risk-weighted and average quarterly assets has been higher than the growth of total equity. All capital ratios for our subsidiary bank fall within the minimum capital ratios for well-capitalized banks as of June 30, 2003, with the exception of the total risk-based ratio. For that ratio, the increase in loans, coupled with the large provision expense taken during the second quarter, offset the net proceeds we contributed to the bank from the sale of our common stock, resulting in larger growth in total risk-based assets compared to allowable

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equity. Included in equity at quarter end 2003 are the net proceeds, totaling approximately $1,026,000, from the sale of 79,625 shares of our common stock in this offering on June 27, 2003, all of which were contributed to the capital of our subsidiary bank.

     At June 30, 2003, Citizens First's tier 1 risk-based and leverage ratio exceeded "well-capitalized" minimum levels. Our total risk-based ratio at June 30, 2003 fell below the regulatory minimum due to the increase in period end loan balances, coupled with the large provision expense taken during the second quarter, which offset the net proceeds of approximately $1,026,000 from the sale of our common stock during the second quarter of 2003. Management anticipates that the sale of additional shares of common stock during the third quarter will result in an improved total risk-based capital ratio at the end of the third quarter of 2003. If this offering is not successful or we cannot raise sufficient capital, alternative measures to improve our capital ratios, such as slowing or reducing loan growth, or raising capital through the issuance of preferred stock or trust preferred securities, would be considered.

MARKET RISK ANALYSIS

     QUANTITATIVE ASPECTS OF MARKET RISK. We do not maintain a trading account for any class of financial instrument, nor do we engage in hedging activities or purchase high-risk derivative instruments. Furthermore, we are not subject to foreign exchange rate risk or commodity price risk.

     We monitor interest rate sensitivity and interest rate risk with an earnings simulation model, using rate risk measurement techniques to produce a reasonable estimate of interest margin risks. The system provides several methods for measuring interest rate risk, including rate sensitivity gap analysis to show cash flow and repricing information, and margin simulation, or rate shocking, to quantify the actual income risk, by modeling our sensitivity to changes in cash flows over a variety of interest rate scenarios. The program performs a full simulation of each balance sheet category under various rate change conditions and calculates the net interest income change for each. Each category's interest change is calculated as rates ramp up and down. In addition, the prepayment speeds and repricing speeds are changed.

     The following illustrates the effects on net interest income of an immediate shift in market interest rates from the earnings simulation model.

Basis point change                           +200 bp  +100 bp  -100 bp  -200 bp
Increase (decrease) in net interest income    9.3%     4.8%    (4.8%)   (9.8%)


     As of December 31, 2002, management believes our balance sheet was in an asset-sensitive position, as the repricing characteristics of the balance sheet were such that an increase in interest rates would have a positive effect on earnings and a decrease in interest rates would have a negative effect on earnings. Certain assumptions were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

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

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

     QUALITATIVE ASPECTS OF MARKET RISK. Our principal financial objective is to achieve long-term profitability while reducing our exposure to fluctuating market interest rates. We have sought to reduce the exposure of our earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. In order to reduce the exposure to interest rate fluctuations, we have developed strategies to manage our liquidity and shorten our effective maturities of certain interest earning assets.

     Management has sought to decrease the average maturity of our assets by:

     o offering a variety of adjustable-rate residential mortgage loans and consumer loans, many of which are retained by us for our portfolio;

     o purchasing mortgage-backed and related securities with adjustable rates or estimated lives of five to ten years or less; and

     o     purchasing short- to intermediate-term investment securities.

     In addition, we sell a portion of our long-term, fixed-rate single-family residential mortgage loans for cash in the secondary market. The retention of ARM loans and adjustable-rate mortgage-backed securities, which reprice at regular intervals, helps to ensure that the yield on our loan portfolio will help to offset increases in our cost of funds. However, periodic and lifetime interest rate adjustment limits may prevent ARM loans from repricing to market interest rates during periods of rapidly rising interest rates. We do not use any hedging techniques to manage the exposure of our assets to fluctuating market interest rates.

     We rely on retail deposits as our primary source of funds and maintain lower-costing savings, NOW and money market accounts, along with higher costing certificates of deposit. We have attempted to lengthen the term of deposits by offering certificates of deposit with longer terms. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

IMPACT OF ACCOUNTING PRONOUNCEMENTS AND REGULATORY POLICIES

         The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standard (SFAS) 143, "Accounting for Asset Retirement Obligations." This statement requires an entity to record a liability for an obligation associated with the retirement of an asset at

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

the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We expect to first apply SFAS 143 in the first quarter of our fiscal year ending December 31, 2003. We anticipate that there will be no material impact on our financial condition or results of operation as a result of adopting SFAS 143.

     The FASB recently adopted SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and amends SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 was effective for transactions occurring after May 15, 2002. We anticipate there will be no material impact on our financial condition or results of operation as a result of adopting SFAS No. 145.

     The FASB recently adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF Issue No. 94-3. This statement also established that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that re initiated after December 31, 2002. We anticipate there will be no material impact on our financial condition or results of operation as a result of adopting SFAS No. 146.

     The FASB recently adopted SFAS No. 147, "Acquisition of Certain Financial Institutions." This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 when a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This statement was effective October 1, 2002. There was no material impact on our financial condition or results of operation as a result of adopting SFAS No. 147.

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     The FASB recently adopted SFAS No. 148, "Accounting for Stock-Based
Compensation - Transition and Disclosure--an Amendment of FASB Statement No. 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002. There was no material impact on our financial condition or results of operation as a result of adopting SFAS No. 148.

     In November 2002, the FASB issued Interpretation No. 45, (FIN 45), GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for periods ending after December 15, 2002. Adoption of the requirements of FIN 45 is not expected to have a material effect on our financial statements.

     In May 2003, the FASB issued SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. This statement establishes standards for how an issuer classifies and measures in its balance sheet certain financial instruments with characteristics of both liabilities and equity. The objective of this Statement is to require issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, except for mandatorily redeemable financial instruments of a nonpublic company. For these instruments, this Statement is effective for existing or new contracts for fiscal periods beginning after December 15, 2003. Adoption of this Standard is not expected to have a material effect on our financial statements.

     In January 2003, the FASB issued Interpretation No. 46 (FIN 46), CONSOLIDATION OF VARIABLE INTEREST ENTITIES. This Interpretation clarifies the application of APB No. 51, CONSOLIDATED FINANCIAL STATEMENTS, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation is effective immediately for variable interest entities created after January 31, 2003 and for variable interest entities in which an enterprise obtains an interest after that date. This Interpretation is effective in the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities in which an enterprise holds a variable

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

interest that was acquired before February 1, 2003, with earlier adoption permitted. Adoption of this interpretation is not expected to have a material effect on our financial statements.

EFFECT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related financial data included in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                                    BUSINESS

BACKGROUND

     We operated from 1975 to 1998 as a private investment club with a small number of shareholders. In September 1998 our directors filed as organizers an application with the Kentucky Department of Financial Institutions for permission to operate a state chartered bank and an application to the FDIC for deposit insurance. In November 1998 we filed an application with the Federal Reserve Board for approval to become a bank holding company through ownership of Citizens First Bank. Following our receipt of necessary regulatory approvals, Citizens First Bank opened for business in February 1999.

     We decided to enter the banking business because, in recent years, some Bowling Green banks were acquired by regional multi-bank holding companies headquartered outside Bowling Green. In many cases, these acquisitions and consolidations were accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and personnel changes and, in the perception of our management, a decline in the level of personalized customer service. This situation created a favorable opportunity for a new commercial bank that could attract those customers who prefer to conduct business with a locally managed institution that demonstrates an active interest in their businesses and personal financial affairs. We believe that a locally managed institution is better able to deliver more timely responses to customer requests, provide customized financial products and services and offer the personal attention of senior banking officers.

BUSINESS STRATEGY

     Our mission is to firmly establish ourselves in our primary service area as a community owned and operated full-service bank providing traditional products and services typically offered by commercial banks. Our primary service area is Bowling Green, Warren County Kentucky and the surrounding ten county region known as the Barren River Area Development District. The Bowling Green banking market is highly competitive with 13 commercial banking institutions currently serving the market. We believe that our ability to compete is enhanced by our posture as

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a locally managed institution with a base of local shareholders and board of directors. Most of the banks in Bowling Green and the surrounding region are part of larger bank holding companies headquartered outside of the Bowling Green/Warren County market and Kentucky. Promoting local management and ownership has proven effective for us in attracting customers, fostering loyalty and establishing and maintaining strong asset quality. We have and intend to continue emphasizing our local roots, and we have a philosophy of giving our customers prompt and responsive personal service.

     Since inception, our balance sheet has steadily grown to $154 million in total assets at June 30, 2003. To further enhance our growth and customer service, we opened a second branch in Bowling Green in March 2003 and a third branch in Franklin, Kentucky in May, 2003.

     Citizens First Bank emphasizes experienced local management with a strong commitment to the communities located within its primary market area. Citizens First Bank's officers and directors are active in these communities and we believe that these communities and their business leaders have supported, and will continue to support, a locally owned and managed financial institution committed to providing outstanding customer service and banking products. Citizens First Bank competes aggressively for banking business through a systematic program of directly calling on both customers and referral sources such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are already known to our officers and directors.

     Citizens First Bank is committed to developing strong customer relationships by providing:

     o     customer access to executive management;

     o     continuity in officer and staff personnel;

     o     an active personal call program by officers;

     o     an understanding of customers' businesses and needs;

     o     prompt response to customer requests; and

     o development of relationships that are durable and that grow as Citizens First Bank and its customers continue in business.

     We have hired and will continue to hire experienced staff to provide personalized service and to generate competitively priced loans and deposits. This experienced staff has access to technology, software and database systems selected to deliver high-quality products and provide responsive service to customers. Through an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation, Citizens First Bank reduces the in-house personnel and equipment required to deliver such services and products.

ACQUISITION OF COMMONWEALTH MORTGAGE AND SOUTHERN KENTUCKY LAND TITLE

     In January 2003, we acquired all of the outstanding stock of Commonwealth Mortgage of Bowling Green, Inc. and Southern Kentucky Land Title, Inc. Commonwealth Mortgage originates

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1-4 family residential mortgages for sale in the secondary mortgage market, while Southern Kentucky Land Title provides title insurance agency services for real estate purchase contracts. The purchase price for Commonwealth Mortgage and Southern Kentucky Land Title consisted of $400,000 plus a deferred contingent purchase price of up to $1,350,000 payable upon the combined entities' achievement of specified annual earnings targets over a five year period, plus 25% of the amount, if any, by which their earnings exceed such targets. 25% of the deferred purchase price will be paid by the issuance of our common stock, valued at the average of the closing sales price of the stock over the last ten trading days of the applicable calendar year. At our option, an additional 25% of such deferred purchase price, if any, may be paid in shares of our common stock. The deferred contingent purchase price will be accounted for as additional purchase price at the time the contingency is resolved. The purchased assets of Commonwealth Mortgage and Southern Kentucky Land Title consist primarily of furniture, fixtures and equipment. We also purchased the .2 acre site on which the main office of Commonwealth Mortgage is located for a purchase price of $272,500. In connection with the acquisition, we recorded $380,000 of goodwill.

     1-4 family residential mortgages originated by Commonwealth Mortgage will typically be sold in the secondary market and will increase our gains on the sale of loans held for sale while adjustable rate mortgage and home equity loans originated by Commonwealth Mortgage will be retained by us in our loan portfolio. The sale of title insurance by Southern Kentucky Land Title will supplement our non-interest fee income and further expand our customer service offerings.

BUSINESS OVERVIEW

     We conduct a general banking business and serve as a full-service community financial institution offering a variety of products and services. These services include the receipt of deposits, making of loans, issuance of checks, acceptance of drafts, consumer and commercial credit operations and mortgage lending. Our deposit products include basic, specialty and low-cost checking accounts and competitive savings and certificate of deposit accounts. Our loan products include a variety of retail, commercial, mortgage and consumer products.

     BUSINESS FINANCIAL SERVICES. We offer products and services consistent with the goal of attracting a wide variety of customers, including small- to medium-sized business customers. We actively pursue business checking accounts by offering competitive rates, telephone banking and other convenient services to our business customers. In some cases, we require business customers to maintain minimum balances. We have also established relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by customers, including cash management services and loan participations where the requested loan amount exceeds the lending limits imposed by law or by our policies.

     At December 31, 2002, we had total business loans of $65,163,084 outstanding. Of these, $31,798,487 were commercial and agricultural loans, and $33,364,597 were commercial real estate loans. The commercial and agricultural loans generated income of $2,110,692 during 2002, while the commercial real estate loans generated income of $1,927,630. We had total business deposits of $14,954,049 at year-end 2002. These deposits consisted of DDA deposits of $10,412,323, NOW account deposits of $2,837,191, and money market account deposits of $1,704,535. The business NOW accounts produced interest expense of $43,456 during 2002, while the business money market accounts totaled $27,579.

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     CONSUMER FINANCIAL SERVICES. Our retail banking strategy is to offer basic banking products and services that are attractively priced and easily understood by the customer. We focus on making our products and services convenient and readily accessible to the customer. In addition to banking during normal business hours, our products and services are delivered via multiple channels, including extended drive-through hours, ATMs, telephone, mail, and by personal appointment. We have nine ATMs and have joined an ATM network which has ATMs at convenience stores and/or service stations. We also provide debit and credit card services by contracting for such services and also offer night depository, direct deposits, Series E Savings Bond redemptions, cashier's and travelers checks and letters of credit.

     We offer a variety of deposit accounts, including checking accounts, regular savings accounts, NOW accounts, money market accounts, sweep accounts, fixed and variable rate IRA accounts, certificate of deposit accounts and safety deposit boxes. Although we offer a range of consumer and commercial deposit accounts, we do not actively solicit (though we do accept) certificates of deposit in principal amounts greater than $100,000. We have hired and will continue to hire experienced staff to provide personalized service. This experienced staff has access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. Our agreement with a third-party service provider makes available to customers convenient telephonic access to their accounts and is intended to allow us to remain at the forefront of technology while reducing the personnel and equipment required to deliver such products.

     At December 31, 2002, we had total consumer loans of $30,795,972. Of these, $20,637,427 were residential real estate, and $10,158,545 were other consumer loans. The residential real estate loans generated income of $1,176,403 during 2002, while the other consumer loans generated income of $574,582. We had total consumer deposits of $90,939,284 at year-end 2002. These deposits consisted of DDA deposits of $891,785, NOW account deposits of $12,186,330, money market account deposits of $16,547,248, savings account balances of $1,401,167, and certificates of deposit balances of $59,912,754. The consumer NOW account deposits produced interest expense of $151,954 during 2002, the consumer money market accounts totaled $118,914, the consumer savings accounts were $11,972, and the consumer certificates of deposit totaled $2,146,365.

     LENDING PRACTICES. We make loans to individuals and businesses located within our market area. Our loan portfolio consists of commercial loans (51%), residential and commercial mortgage loans (40%) and personal loans (9%). At December 31, 2002, our legal lending limits under applicable regulations (based on the legal lending limits of 30% and 20%, respectively, of capital and surplus for secured and unsecured loans, respectively) were approximately $3.1 million and $2.1 million, respectively, for secured and unsecured loans and following completion of this offering will be approximately $4.6 million and $3.0 million if all shares being offered are sold and all proceeds immediately contributed by us to Citizens First Bank.

     Commercial loans are made primarily to small- and medium-sized businesses. These loans are secured and unsecured and are made available for general operating inventory and accounts receivables, as well as any other purposes considered appropriate. We will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, security interests in personal property and/or personal guarantees. In addition, the

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majority of commercial loans that are not mortgage loans are secured by a lien on equipment, inventory and/or other assets of the commercial borrower.

     Commercial lending (including commercial real estate lending) involves more risk than residential real estate lending because loan balances are greater and repayment is dependent upon the borrower's operations. In many cases, risk can be reduced by limiting the amount of credit to any one borrower to an amount less than our legal lending limit and avoiding types of commercial real estate financings considered risky.

     We originate residential mortgage loans with either fixed or variable interest rates. Our general policy is to sell most fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. We do not retain servicing rights with respect to the secondary market residential mortgage loans that we originate. We also offer home equity loans which are secured by prior liens on the subject residence. All of our residential real estate loans are secured by a first lien on the real estate.

     We make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. All of such loans are retained by us.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. We underwrite our loans carefully, with a strong emphasis on the amount of the down payment, credit quality and history, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower's periodic income. We believe that the generally higher yields earned on consumer loans help compensate for the increased credit risk associated with such loans and that consumer loans are important to our efforts to serve the credit needs of our customer base.

     Although we take a progressive and competitive approach to lending, we stress high quality in our loans. We are subject to written loan policies that contain general lending guidelines and are subject to periodic review and revision by our board of directors' Loan Committee. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.

     We seek to make sound loans while recognizing that lending money involves a degree of business risk. Our loan policies are designed to assist us in managing the business risk involved in making loans. These policies provide a general framework for our loan operations while recognizing that not all risk activities and procedures can be anticipated. Our loan policies instruct lending personnel to use care and prudent decision making and to seek the guidance of our Chief Credit Officer or our President where appropriate.

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     The loan policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements in light of our basic objectives of:

     o     granting loans on a sound and collectible basis;

     o investing funds profitably for the benefit of our shareholders and securely for the benefit of our depositors; and

     o     serving the credit needs of our primary service area.

     Such policies provide that individual officers have personal lending authority within varied ranges. Credits in excess of an officer's lending authority but not in excess of $500,000 require the approval of an executive officer and credits in excess of $500,000 require the approval of the board of directors.

     Our loan policies provide general guidelines for loan-to-value ratios that restrict the size of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following loan-to-value ratios:

     o     raw land (65%);

     o     improved residential real estate lots (80%);

     o     commercial real estate (80%); and

     o     residences (90%).

     We make use of credit risk insurance, principally for residential real estate mortgages where the loan-to-value ratio exceeds 80%. Regulatory and supervisory loan-to-value limits are established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Our internal loan-to-value limitations will follow these limits and will often be more restrictive than those required by the regulators.

     Our loan policies generally include other underwriting guidelines for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. Typically the borrower would be expected to have annual cash flow of 1.25 times required debt service. In addition, our loan policies require that we obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to limited exceptions. The appraiser must be selected by us and must be independent and licensed or state certified. We must obtain a written appraisal by a state licensed appraiser for loans secured by real estate in excess of $50,000 but not exceeding $250,000. We may elect to conduct an in-house real estate evaluation for loans not exceeding $50,000. Our loan policies also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate are generally subject to a maximum term of 5 years and a maximum amortization schedule of 25 years. Loans secured by residential real estate with variable

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interest rates will have a maximum term and amortization schedule of 30 years.
Except for five-year fixed rate residential mortgage loans, we sell to the secondary market all of our residential fixed-rate mortgage loans, thereby reducing our interest rate risk and credit risk. Loans secured by vacant land are generally subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.

     Our loan policies also establish guidelines on the aggregate amount of loans to any one borrower, providing as a guideline that no loan shall be granted where the aggregate liability of the borrower to us will exceed $2 million. This internal lending guideline is subject to review and revision by our board of directors from time to time. In addition, our loan policies provide guidelines for personal guarantees; environmental policy review, loans to employees, executive officers and directors, problem loan identification, maintenance of a loan loss reserve, and other matters relating to lending practices.

     INVESTMENTS. We invest our funds in a variety of debt instruments and participate in the federal funds market with other depository institutions. Subject to limited exceptions, Citizens First Bank is prohibited from investing in equity securities. Real estate acquired by Citizens First Bank in satisfaction of or in foreclosure upon loans may be held, subject to a determination by a majority of its board of directors as to the advisability of retaining the property, for a period not to exceed sixty months after the date of acquisition or such longer period as the appropriate regulators may approve. Citizens First Bank is also permitted to invest an aggregate amount not in excess of 40% of its capital in such real estate, including furniture and fixtures, as is necessary for the convenient transaction of its business. Our board of directors may alter the investment policy without shareholder approval.

     INSURANCE. Southern Kentucky Land Title provides title insurance services to mortgage loan customers for a fee. Through Charles M. Moore Insurance Agency, a third party provider, we offer other insurance services and receive a fee for referrals. The objective of offering these products and services is to generate fee income and strengthen relationships with our customers.

     TRUST SERVICES. We have established a relationship with Kentucky Trust Company, a third-party provider, for administrative trust services and receive a fee for referrals. During 2002, we earned $12,763 in referral fees.

PREMISES AND BUSINESS HOURS

     Our main office is located at 1805 Campbell Lane in Bowling Green, Kentucky. We have three branches which are located at 901 Lehman Avenue in Bowling Green and 2435 Fitzgerald Industrial Drive in Bowling Green and a temporary facility at 1200 South Main Street in Franklin, Kentucky. Both our main office and our branches have automated teller facilities. We also have automated teller facilities at six other locations in Bowling Green.

     We own the main office property. Our Lehman Avenue branch office is leased for an initial term of one year beginning March 1, 1999, with options to extend the lease for two additional terms of two years each. During 2002, we made annual rental payments of $28,322.

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     We purchased the land on which the recently opened Bowling Green branch office is located for a purchase price of $301,000 and incurred approximately $700,000 to construct, equip and furnish the new facility. We also purchased land at 1200 South Main Street, Franklin, Kentucky on which we intend to construct a permanent facility for the Franklin branch.

     We offer convenient banking hours with the main office lobby and current branch office lobby open from 8:30 a.m. to 4:30 p.m., Monday through Thursday, and from 8:30 a.m. to 5:30 p.m. on Friday. The main office drive-in window is open from 7:30 a.m. to 5:30 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday.

DATA MANAGEMENT AND OTHER SERVICES

     Rather than expending the large sums required to conduct the data management function directly, we have entered into an agreement with Fiserv, Inc. Fiserv, Inc. provides, among other things, on-line facilities, daily financial report preparation, loan and deposit data processing and customer account statement preparation pursuant to an agreement which terminates in 2007. The fees under the Fiserv contract are approximately $24,000 per month. We believe using Fiserv for these services is a more cost efficient alternative than hiring the personnel and purchasing the equipment required to perform such services in-house. In addition, we have attempted to develop strong correspondent banking relationships that enable us to purchase other services such as check collection, purchase and sale of federal funds, wire transfer services and customer credit services, including selling participations in loans which would otherwise exceed our legal lending limits.

PERSONNEL AND BENEFITS

     As of June 30, 2003, our operations are staffed with 63 employees, including 18 part-time employees. Management considers employee relations to be good. None of our employees are covered by a collective bargaining agreement.

     We have established salaries and benefits packages at levels which are competitive in the local marketplace. Our employee benefits includes life insurance, health insurance, a 401(k) plan, paid vacations and other traditional benefits.

COMPETITION

     The banking business in the Bowling Green-Warren County market area and the surrounding region is highly competitive. Competition exists between state and national banks for deposits, loans and other banking services. We compete with numerous well established financial institutions with vastly greater financial and human resources than those available to us.

     Our market area has experienced substantial consolidation in recent years within the banking industry. Many of the area's locally owned or locally managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by fee changes, branch closings, the dissolution of local boards of directors, management and branch personnel changes and, in our judgment, a decline in the level of personalized customer service. With recent changes in interstate banking regulations, this type of consolidation is expected to continue.

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     As of June 30,2003, there were 13 commercial banks operating a total of 42 offices in Warren County as well as two credit unions and several small loan companies. With the exception of American Bank & Trust, which opened in 2000, we are the only commercial bank in Bowling Green that is not a branch of an out of county or out of state bank. The following table (adapted from information provided in the Federal Deposit Insurance Corporation Summary of Deposits) sets forth information respecting the financial institutions with offices in Warren County, and the deposits attributable to such offices as of June 30, 2002:

                                                JUNE 30, 2002         NUMBER OF
INSTITUTION                                     DEPOSITS (000)          OFFICES
------------                                    --------------       -----------
American Bank & Trust Company, Inc.                    $ 43,774              1
Bank One, Kentucky, National Association                      *              1
Branch Banking & Trust Company                          180,725             10
Citizens First Bank, Inc.                                88,533              3
Franklin Bank & Trust Company                            11,878              1
Integra Bank National Association                       107,794              3
Kentucky Trust Bank                                       7,187              2
National City Bank of Kentucky                          154,045              5
Republic Bank & Trust Company                            60,216              1
South Central Bank of Bowling Green                     119,611              6
The Farmers National Bank of Scottsville                 26,419              2
The Monticello Banking Company                            6,967              1
US Bank National Association                            171,622              6
*  Established in 2002; deposit data not available.

     Competition for Citizens First Bank will not only increase due to the deregulation of depository institutions but also because of the enhanced ability of non-banking financial institutions to provide services previously reserved for commercial banks. We compete with existing area financial institutions other than commercial banks and savings banks, including commercial bank loan production offices, mortgage companies, insurance companies, consumer finance companies, securities brokerage firms, credit unions, money market funds and other business entities which have recently entered traditional banking markets. Competition from these sources can pose a significant challenge to us since non-banking financial institutions may operate with greater flexibility because they are not subject to the same regulatory restrictions as banks. See "Supervision and Regulation" on page 67.

MARKETING STRATEGY

     Our ability to compete is enhanced by our local management and a broad base of stock ownership. We believe that promoting our local ownership is a highly effective means of attracting customers and fostering loyalty. Through superior service, our employees develop relationships with our customers. We believe there has been a great deal of customer dissatisfaction as a result of the fact that many banking offices in Bowling Green area are now branches of larger financial institutions which, in our view, are managed with a philosophy of strong centralization. We are committed to developing strong customer relationships by providing

     o     customer access to executive management,

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     o     continuity in officer and staff personnel,

     o     an active personal call program by officers,

     o     an understanding of customers' businesses and needs,

     o     prompt response to customer requests, and

     o development of relationships that are durable and that grow as Citizens First Bank and its customers continue in business.

     With an experienced staff to provide a superior level of personalized service, we are able to generate competitively priced loans and deposits. With access to current state-of-the-art software and database systems selected to deliver high-quality products and provide responsive service to clients, our staff is able to devote more time and attention to personal service, respond more quickly to clients' requests and deliver services in the most timely manner possible.

     We believe, in the spirit of outstanding customer service, that convenience is essential. Our main office is in the Scottsville Road/Greenwood Mall area which is the center of the retail trading area in Warren County and is convenient to targeted residential areas. Our Lehman Avenue branch office is located closer to downtown Bowling Green and serves primarily downtown businesses and professional offices and neighborhoods adjacent to that area. Our Fitzgerald Industrial Avenue branch is located in a quickly developing area for small business and commercial entities. The site in Franklin, Kentucky on which we are building a new branch is located on the main thoroughfare in Franklin. Banking by appointment during non-banking hours and lending at the customer's location are two other ways we provide service to customers in the most convenient fashion.

     Our management is active in business development. Our directors are knowledgeable about our mission, products and services and are active in promoting Citizens First Bank. Our officers and directors include individuals active in the Bowling Green-Warren County area. Their continued community involvement provides opportunities for the promotion of Citizens First Bank and its products and services, thereby enhancing our marketing efforts. Our marketing and advertising plan emphasizes the message of superior service from a locally managed bank with a broad base of local ownership.

     We have an ongoing interest in the economic development and continued growth of the Bowling Green-Warren County area and the surrounding region. As a locally owned and managed community bank, our success depends on the continued positive economic environment and growth that the Bowling Green-Warren County area has enjoyed over the past decade. Made up of people who have a personal stake in the Bowling Green community and who understand the community's needs and how to meet those needs, we emphasize excellent corporate citizenship.

MARKET AREA

     The majority of our marketing efforts are concentrated in the Bowling Green-Warren County area. Warren County is located in central Kentucky, approximately 110 miles south of Louisville and approximately 70 miles north of Nashville, Tennessee. The Bowling Green area is

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the financial, retail and health care center of Warren County and the surrounding area and is the home of Western Kentucky University which provides a strong educational and employment base, drawing students from throughout the area and beyond. We also intend to focus our marketing efforts in the south-central Kentucky region known as the Barren River Area Development District. This region consists of Allen, Barren, Butler, Edmonson, Hart, Logan, Metcalfe, Monroe, Simpson and Warren Counties in Kentucky.

     As of 2001, Warren County had a population of 93,232. Bowling Green is the county seat and largest city in Warren County. Since 1980, Warren County's total population has grown by 28.8%, and Warren County was one of the fastest growing counties in Kentucky from 1990 through 2000.

     Income levels for Warren County have also grown sharply of late. In 2000, Warren County had a per capita personal income of $24,459 as compared to $11,838 in 1986.

     As of June 2001, the unemployment rate for Warren County was 4.6%, compared with the statewide average of approximately 4.8%. The Warren County area has a diversified employment base which is not dependent on any particular firm or firms. There are 17 manufacturing companies in the county with 150 or more employees. The largest employers in Warren County include the following:

                  COMPANY                                      EMPLOYEES
                  -------                                      ---------

         Commonwealth Health Corporation                        2,250
         Western Kentucky University                            1,578
         Warren County Board of Education                       1,896
         General Motors Corvette Plant                          1,035
         Holley Performance Products                              950
         DESA International                                       800
         Greenview Regional Hospital                              610
         Eagle Industries                                         600
         Fruit of the Loom                                        600
         Houchens Industries                                      534


                           SUPERVISION AND REGULATION

     Both Citizens First and Citizens First Bank are subject to extensive state and federal banking laws and regulations that impose restrictions on and provide for general regulatory oversight of Citizens First's and Citizens First Bank's operations. These laws and regulations are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework which apply.

CAPITAL ADEQUACY

     Citizens First and Citizens First Bank are required to comply with the capital adequacy standards established by the Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively. There are two basic measures for capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All

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applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets (including some off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must be comprised of Tier 1 capital, which is common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and other permissible intangible assets. The remainder may consist of Tier 2 capital which is subordinated debt, other preferred stock, and a limited amount of loan loss reserves.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to average assets, less goodwill and permissible other intangible assets, of 3.0% for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies that experience internal growth to make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board will consider a "tangible Tier 1 capital average ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take prescribed supervisory actions and are authorized to take other discretionary actions. Generally, subject to a narrow exception, the Improvement Act requires the banking

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regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     An institution is deemed to be well capitalized if it

     o     has a total capital ratio of 10% or greater,
     o     has a tier 1 capital ratio of 6.0% or greater,
     o     has a leverage ratio of 5.0% or greater, and
     o is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

     An institution is considered to be adequately capitalized if it has

     o     a total capital ratio of 8.0% or greater,
     o     a tier 1 capital ratio of 4.0% or greater, and
     o     a leverage ratio of 4.0% or greater.

     An institution is considered to be undercapitalized if it has

     o     a total capital ratio of less than 8.0%,
     o     a tier 1 capital ratio of less than 4.0%, or
     o     a leverage ratio of less than 4.0%.

     An institution is considered to be significantly undercapitalized if it has

     o     a total capital ratio of less than 6.0%,
     o     a tier 1 capital ratio of less than 3.0%, or
     o     a leverage ratio of less than 3.0%.

     An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as tier 1 capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Improvement Act, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to limitations. The obligations of a controlling bank holding company under the Improvement Act to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized

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institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the Improvement Act.

     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

     o sell enough shares, including voting shares, to become adequately capitalized;

     o merge with, or be sold to, another institution or holding company, but only if grounds exist for appointing a conservator or receiver;

     o restrict transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

     o     otherwise restrict transactions with bank or non-bank affiliates;

     o restrict interest rates that the institution pays on deposits or "prevailing rates" in the institution's "region";

     o     restrict asset growth or reduce total assets;

     o     alter, reduce, or terminate activities;

     o     hold a new election of directors;

     o dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with prescribed procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

     o     employ "qualified" senior executive officers;

     o     cease accepting deposits from correspondent depository institution;

     o divest nondepository affiliates which pose a danger to the institution; or

     o     be divested by a parent holding company.

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

     In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

PAYMENT OF DIVIDENDS

     Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period (other than upon preferred stock, if any), a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total of all dividends declared by a bank for any calendar year exceeds the bank's net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock or debt, if any. The Kentucky Business Corporation Act provides additional restrictions on distributions by a Kentucky corporation, including Citizens First and Citizens First Bank.

     The Federal Deposit Insurance Corporation may also restrict Citizens First Bank's payment of dividends. If the Federal Deposit Insurance Corporation determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the Federal Deposit Insurance Corporation may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. Moreover, regulations of the Federal Deposit Insurance Corporation requiring Citizens First Bank to maintain certain capital levels will also affect Citizens First Bank's ability to pay dividends.

CITIZENS FIRST BANK

     As a bank organized under Kentucky law, Citizens First Bank is subject to the regulation and supervision of the Kentucky Department of Financial Institutions. As an insured bank under the Federal Deposit Insurance Act, Citizens First Bank is also subject to regulation and examination by the Federal Deposit Insurance Corporation. Although Citizens First Bank is not a member of the Federal Reserve System, it is nevertheless subject to provisions of the Federal Reserve Act and regulations promulgated under that Act.

     The Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions regularly examine the operations of Citizens First Bank. State banks also are subject to regulation requiring the maintenance of prescribed minimum capital levels, and Citizens First Bank is required to file annual reports and such additional information as the Kentucky Department of Financial Institutions and Federal Deposit Insurance Corporation regulations require. Citizens First Bank is also subject to restrictions on loan limits, interest rates, "insider" loans to officers, directors and principal shareholders, restrictions on tie-in arrangements and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws is required. Supervision, regulation and examination of Citizens First Bank by bank regulatory agencies is intended for the protection of Citizens First Bank's depositors, not its shareholders.

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

     Federal and state regulators have authority to impose substantial sanctions on Citizens First Bank and its directors and officers if Citizens First Bank engages in unsafe or unsound practices, or otherwise fails to comply with regulatory standards. Supervisory agreements, such as memoranda of understanding entered into with federal and state bank regulators, may also impose requirements and reporting obligations.

     INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 enabled nationwide interstate banking through bank subsidiaries and interstate banking mergers. The Riegle-Neal Act allows adequately capitalized and well-managed bank holding companies to acquire control of a bank in any state subject to concentration limits. The Riegle-Neal Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states.

     Restrictions on branching imposed upon Kentucky banks continue to apply under the legislation, including prohibiting acquisitions which have the result of concentrating control of more than 15% of the federally insured deposits in Kentucky. The Riegle-Neal Act increased competition in the banking industry as it allows out of state banks to branch into Kentucky through acquisitions of banks in Kentucky.

     STATE REGULATION. Kentucky law places restrictions and requirements on the banking operations of state-chartered banks. State-chartered banks must report to the Kentucky Department of Financial Institutions periodically upon request, and at least annually, regarding the financial condition and operations of the bank.

     Under Kentucky law a bank may only hold title to real estate necessary or appropriate for the transaction of legitimate business and the cost of such real estate, including furniture and fixtures, generally may not exceed 40% of the total paid-in capital, unimpaired surplus and undivided profits of the bank without approval of the Kentucky Department of Financial Institutions. A state-chartered bank may invest in real estate other than that related to its legitimate business within its generally accepted banking market provided such investment does not exceed 10% of the bank's actual paid-in capital and surplus at the time the investment is made. Exceptions to the foregoing rules apply in the case of real estate conveyed to a bank in satisfaction of a debt previously contracted.

     With respect to expansion, Citizens First Bank until recently could establish branches only within the geographical limits of Warren County, Kentucky. However, recent legislation permits Kentucky banks to establish a branch office anywhere in Kentucky upon approval of the Kentucky Department of Financial Institutions Certain well capitalized and well managed banks may establish a branch office upon notice to the Department. Citizens First Bank is also subject to the banking and usury laws of Kentucky restricting the amount of interest it may charge in making loans or other extensions of credit.

     FDIC INSURANCE ASSESSMENTS. Citizens First Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund. Under current law, the insurance assessment paid by Bank Insurance Fund-insured institutions is set by the Federal Deposit Insurance Corporation and is designed to achieve a target reserve ratio of 1.25 percent of estimated insured deposits, or such higher ratio as the Federal

Deposit Insurance Corporation may determine in accordance with law. The Federal Deposit Insurance Corporation is also authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the Federal Deposit Insurance Corporation from the Treasury Department. Bank Insurance Fund annual assessment rates currently range from 0 to 27 basis points. The actual assessment rate paid by individual institutions is determined by the risk category rating of the institution as determined by the Federal Deposit Insurance Corporation.

     The Deposit Insurance Funds Act of 1996 authorized the Financing Corporation to levy assessments on Bank Insurance Fund assessable deposits and stipulates that the rate must equal one-fifth of the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund. Financing Corporation assessments imposed on Bank Insurance Fund insured deposits in annual amounts are presently estimated at
1.68 basis points.

CITIZENS FIRST CORPORATION

     We are a bank holding company under the federal Bank Holding Company Act of 1956. As a result, we are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITION OF BANKS. Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may

     o acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank,

     o     acquire all or substantially all of the assets of any bank, or

     o     merge or consolidate with any other bank holding company.

     The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve Board approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs of the community includes the parties' performance under the Community Reinvestment Act of 1977.

     Kentucky law provides that any individual or bank holding company having its principal place of business in Kentucky may acquire control of one or more banks or bank holding companies wherever located within the Commonwealth of Kentucky, provided that no individual or bank holding company acquires control of banks located in Kentucky holding more than 15% of the total deposits of all federally-insured depository institutions in Kentucky.

     Under Kentucky law, a bank holding company must seek and obtain the approval of the Commissioner of the Kentucky Department of Financial Institutions before acquiring control of any bank chartered in Kentucky or any bank holding company controlling a bank which is chartered in Kentucky. Control is defined the same as in the Bank Holding Company Act, which generally means the power to vote 25% or more of any class of voting securities, the power to elect a majority of the board of directors or the power to directly or indirectly exercise a controlling influence over the management or policies of a bank or bank holding company.

     The Commissioner of the Kentucky Department of Financial Institutions must approve an application by a bank holding company to acquire a bank or bank holding company unless he finds

     o the terms of the acquisition are not in accordance with the laws of Kentucky,

     o the financial condition or the competence, experience and integrity of the acquiring company or its principals are such as will jeopardize the financial stability of the acquired entity,

     o the public convenience and advantage will not be served by the acquisition, or

     o a federal regulatory authority whose approval is required has disapproved the transaction because it would result in a monopoly or substantially lessen competition.

     PERMITTED ACTIVITIES. Under the Bank Holding Company Act, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank, or engaging in any activity other than managing and controlling banks. Among the activities which are permissible for bank holding companies are

     o acquiring and holding shares of any company engaged solely in the business of the holding and operating properties used wholly or substantially by a subsidiary bank, conducting a safe deposit business or furnishing services to or performing services for a subsidiary bank,

     o acquiring and holding up to five 5% of the outstanding voting shares of any company,

     o acquiring and holding up to 5% of the outstanding voting shares of an investment company that is solely engaged in investing in securities and that does not own or control more than 5% of the outstanding shares of any class of voting securities of any company, and

     o acquiring and holding shares of any company, the activities of which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

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

     In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits that the Federal Reserve Board considers include greater convenience, increased competition or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Among the activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto and which may be engaged in by a bank holding company or a subsidiary of a bank holding company in accordance with the rules and regulations of the Federal Reserve Board are

     o     making, acquiring and servicing loans and other extensions of credit,

     o operating an industrial bank, Morris Plan bank or industrial loan company,

     o performing functions or activities that may be performed by a trust company,

     o     acting as an investment or financial advisor,

     o leasing personal or real property if the lease is to serve as the functional equivalent of an extension of credit to the lessee and meets other criteria,

     o making investments in corporations or projects designed primarily to promote community welfare,

     o providing data processing and data transmission services if the data to be processed or furnished are financial, banking or economic in nature,

     o acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the holding company or a bank subsidiary of the holding company, or engaging in any insurance agency activity in a place where the holding company (or a subsidiary) has a lending office and that has a population not exceeding 5,000,

     o     owning, controlling or operating a savings association,

     o providing courier services for financial instruments exchanged among banks and financial institutions,

     o providing management consulting advice to banks and other depository institutions not affiliated with the holding company,

     o issuing and selling money orders and similar consumer-type payment instruments having a face value of not more than $1,000,

     o     performing appraisals of real estate and personal property,


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

     o acting as intermediary for the financing of commercial or industrial income-producing real estate,

     o providing securities brokerage services, if the services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services,

     o underwriting and dealing in government obligations and money market instruments,

     o providing general information and statistical forecasting with respect to foreign exchange markets and transnational services with respect thereto,

     o     acting as futures commissions merchant for nonaffiliated persons,

     o providing investment advice on financial futures and options on futures,

     o     providing consumer financial counseling,

     o     providing tax planning and preparation services,

     o     providing check guaranty services,

     o     operating a collection agency, and

     o     operating a credit bureau.

     The Federal Reserve Board has determined that the following non-banking activities among others are not so closely related to banking or managing or controlling banks as to be a proper incident thereto

     o insurance premium funding or the combined sale of mutual funds and insurance,

     o underwriting life insurance, except in low-population areas, that is not sold in connection with a credit transaction by a bank holding company system,

     o     real estate brokerage,

     o     land development,

     o     real estate syndication,

     o     management consulting,

     o     property management, and

     o     operation of a travel agency.

     The Gramm-Leach-Bliley Act of 1999 expanded the permissible activities of a bank holding company. The Gramm Act allows qualifying bank holding companies to elect to be treated as "financial holding companies." A bank holding company qualifies to be a financial holding company if its depository institution subsidiaries are well-managed, well capitalized and received at least a "satisfactory" Community Reinvestment Act rating as of the most recent examination. A financial holding company may engage in activities and acquire companies engaged in activities that are "financial" in nature or "incidental" or "complementary" to such financial activities including

     o acting as a principal, agent or broker in selling various forms of insurance,

     o providing financial investment and economic advisory services, including advising investment companies,

     o underwriting, dealing or making a market in securities, without any revenue limitation,

     o investing in shares or other ownership interests in any entity in the course of a bona fide underwriting, merchant banking or investment banking business, provided that such investments are not made by a depository institution or its subsidiary, and

     o investing, through an insurance subsidiary in the ordinary course of its business in accordance with relevant state law, in any entity, but subject to conditions analogous to those for merchant banking investments.

     The Federal Reserve Board and the Treasury Department have the authority to expand the list of permissible activities for a financial holding company. Any bank holding company which cannot or chooses not to become a financial holding company will remain subject to the previous rules of the Bank Holding Company Act.

     Bank holding companies are not limited under the Bank Holding Company Act to activities previously approved by the Federal Reserve Board. If a bank holding company is of the opinion that other activities are closely related to banking or managing or controlling banks, the holding company may apply for Federal Reserve Board approval to engage in the activity or acquire an interest in a company that is engaged in the activity.

     There are no territorial limitations on the permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

     We may seek to engage, or to acquire an interest in a company that engages, in non-banking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. No negotiations for the acquisition of any entities have been carried on by us, nor are any such negotiations specifically contemplated, nor are any plans currently under consideration under


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

which we would engage in any non-banking activities. There can be no assurance that any such entity will be acquired by us or that we will engage in any non-banking activities in the future, or that we will be successful if we do engage in non-banking activities.

     REPORTING OBLIGATIONS. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and the business operations of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank unless it already owns a majority of the shares of voting stock of such bank.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve Board policy we are expected to act as a source of financial strength for, and to commit resources to support, Citizens First Bank. This support may be required at times when, absent such Federal Reserve Board policy, we may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

COMMUNITY REINVESTMENT ACT

     The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the OCC or the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Citizens First Bank.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     Both Citizens First and Citizens First Bank are subject to the provisions of Section 23A and Section 23B of the Federal Reserve Act. Section 23A places limits on the amount of

     o     a bank's loans or extensions of credit to affiliates,

     o     a bank's investment in affiliate,

     o assets a bank may purchase from affiliates, except for real and personal property exempted by the obligations of affiliates and,

     o a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     Section 23B prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

PRIVACY

     Under the Gramm-Leach-Bliley Act, financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent a financial institution from sharing personal financial information with nonaffiliated third parties except for third parties that market the institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers. We have established a privacy policy to ensure compliance with federal requirements.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11, 2001, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealing with foreign financial institutions and foreign customers.

EFFECTS OF GOVERNMENTAL POLICIES AND ECONOMIC CONDITIONS

     Citizens First Bank's earnings are affected by the difference between the interest earned by Citizens First Bank on its loans and investments and the interest paid by Citizens First Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of Citizens First Bank are influenced by general economic conditions, fiscal policies of the Federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which establishes national monetary policy, all of which are beyond Citizens First Bank's control. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services and the expansion of the lending authority of savings and loan associations. The Depository Institutions Deregulation Act has altered the competitive relationship that previously existed among financial institutions, and resulted in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations and other financial institutions.

MONETARY POLICY

     Commercial banks, including Citizens First Bank, are affected by the credit policy of various regulatory authorities, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve Board uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

     The monetary and fiscal policies of regulatory authorities, including the Federal Reserve Board, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. government securities and changes in the discount rate on bank borrowings, the Federal Reserve Board influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of Citizens First Bank.


                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS


NAME, AGE, AND PRESENT                              PRINCIPAL OCCUPATION(S) OR EMPLOYMENT(S)
POSITION(S) WITH CITIZENS FIRST(1)                  DURING PAST FIVE OR MORE YEARS
----------------------------------                  --------------------------------------------------

Jerry E. Baker (71)                                 Chairman of Airgas Mid-America, Inc.
Director

Billy J. Bell (68)                                  Co-owner and Secretary/Treasurer, Mid-South Feeds, Inc.
Director

Barry D. Bray (56)                                  Vice  President  and Chief  Credit  Officer of  Citizens  First and
Director; Vice President and Chief Credit           Citizens   First  Bank  since  January  1999  and  February   1999,
Officer                                             respectively;  from  1982 to 1998,  Executive  Vice  President  and
                                                    Chief Credit Officer of Trans Financial, Inc.

Mary D. Cohron (55)                                 President  and  Chief  Executive  Officer  of  Citizens  First  and
Director; President and Chief Executive             Citizens   First  Bank  since  August  1998  and   February   1999,
Officer                                             respectively;  formerly,  Board Team Development  Services Provider for Kentucky School Boards  Association and Strategic  Planning and
                                                    Business Consultant

Floyd H. Ellis (76)                                 Retired  President  and  Chief  Executive  Officer,   Warren  Rural
Chairman of the Board of Directors                  Electric Cooperative Corporation


                                       81



Sarah Glenn Grise (45)                              Civic  Volunteer;   formerly,  General  Manager  of  TKR  Cable  of
Director                                            Southern Kentucky

James H. Lucas (70)                                 Of Counsel, English, Lucas, Priest & Owsley
Director; Secretary to the Board of
Directors

John J. Kelly (68)                                  Dentist
Director

Joe B. Natcher, Jr. (45)                            President and Chief Executive Officer, Southern Foods, Inc.
Director

John T. Perkins (59)                                Consultant to Citizens First Bank since January 2002; Vice President
Director                                            President  and  Chief   Operating  Officer  of  Citizens  First  and
                                                    Citizens   First  Bank  since   August  1998  and   February   1999,
                                                    respectively,  through 2001; previously,  bank consultant from April
                                                    1995 to July 1998 and Chief Operating Officer, Trans Financial Bank,
                                                    Inc. from July 1973 to April 1995

Jack Sheidler (46)                                  Real estate developer in Kentucky, Oklahoma and Tennessee
Director

Wilson Stone (50)                                   Allen  County,  Kentucky  farmer and Board Trainer for the Kentucky
Director                                            School Boards Association

M. Todd Kanipe (34)                                 Prior to 1998, commercial lender for Trans Financial Bank, Inc.
Vice President and Trust Relationship
Manager

Bill D. Wright (43)                                 Prior to 1998,  Assistant  Controller  and Assistant  Treasurer for
Vice President and Chief Financial Officer          Trans Financial Bank, Inc.

-----------

(1) With the exception of Ms. Grise, Mr. Kelly, Mr. Sheidler and Mr. Stone, each of our directors has been a director since our the organization of our subsidiary bank in 1998. Ms. Grise, Mr. Sheidler and Mr. Stone were appointed to our board of directors in 2002. Mr. Kelly was appointed to our board of directors in 2003.


EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by us to or on behalf of our President and Chief Executive Officer and each other executive officer who had annual salary and bonus that exceeded $100,000 in 2002. Disclosure for the other executive officers is not required because none had annual salary and bonus that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY      COMPENSATION(1)
---------------------------                 ----    ------      ---------------

Mary D. Cohron, President and               2002   $135,000        $7,756
Chief Executive Officer                     2001   $108,000        $6,519
                                            2000   $ 96,437        $5,593

Bill D. Wright, Vice President and Chief    2002   $107,960        $6,938
Financial Officer                           2001   $ 86,071        $5,809
                                            2000   $ 52,308        $3,245
-------------------------

(1) Other compensation for 2002 includes: (a) a match of up to 3% of the officer's salary under the Savings Incentive Match Plan for Employees ($3,750 for Ms. Cohron and $2,939 for Mr. Wright); (b) the cost of life insurance premiums paid by Citizens First on behalf of the officer for coverage equal to annual salary ($348 for Ms. Cohron and $341 for Mr. Wright); and (c) the portion of the cost of health insurance coverage for such officer that is paid by Citizens First ($3,658 for each of Ms. Cohron and Mr. Wright). All full-time employees of Citizens First receive similar benefits.

EMPLOYMENT AGREEMENTS

     Citizens First and Mary D. Cohron are parties to an employment agreement dated September 14, 1998, as amended, which provides for the payment to Ms. Cohron of an initial annual salary of $95,000, subject to adjustment by the board of directors. Such salary is exclusive of any bonus which may be paid in the determination of the board of directors based on our performance. The employment agreement was automatically renewed for a new three year term on August 1, 2001. The employment agreement may be terminated by us upon 60 days notice for cause (as defined in the agreement) and without cause. In the event the agreement is terminated without cause, we will be obligated to pay Ms. Cohron the value of accrued fringe benefits through the date of termination and compensation equal to a full year's salary. Ms. Cohron may voluntarily terminate her employment upon 60 days notice. In the event of termination of employment prior to the natural expiration of the agreement, Ms. Cohron will be prohibited for one year from performing in Warren County and any contiguous county duties for a banking organization

     Citizens First and Bill D. Wright are parties to an employment agreement effective May 15, 2000 which provides for Mr. Wright's employment by us as Chief Financial Officer. The agreement provides for the payment to Mr. Wright of an initial annual salary of $85,000, subject to adjustment by the board of directors. The agreement continues through May 14, 2006, and will be automatically renewed for a new three year term unless either party gives 60 days prior notice that it does not intend to renew the agreement. The employment agreement may be terminated by us upon 60 days notice for cause (as defined in the agreement) and without cause. In the event the agreement is terminated without cause, we will be obligated to pay Mr. Wright the value of accrued fringe benefits through the date of termination and compensation equal to a full year's salary. Mr. Wright may voluntarily terminate his employment upon 60 days notice. In the event of termination of employment prior to the natural expiration of the agreement, Mr. Wright will be prohibited for one year from performing in Warren County or any contiguous county duties for a banking organization comparable to the duties performed for us or Citizens First Bank.

DIRECTOR COMPENSATION

     Our directors receive $200 per month for each month in which they attend a board or board committee meeting. We also reimburse directors for the expenses they incur to attend the meetings. We recently established the 2003 Non-Employee Directors Stock Option Plan which provides for the issuance to our non-employee directors of options to purchase up to an aggregate of 40,000 shares of our common stock. As of the date of this prospectus, no options have been granted under the plan.

RELATED PARTY TRANSACTIONS

     We have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their associates. All loans to such persons or their associates have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and have not involved more than normal risk of collectibility or other unfavorable features.

     The law firm of English, Lucas, Priest & Owsley performs ongoing legal services for us. Our director James H. Lucas is Of Counsel to the law firm.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of June 30, 2003 concerning the number and percentage of shares of the common stock beneficially owned by our directors and executive officers, and by all of our directors and executive officers as a group. At June 30, 2003, we had 722,678 shares of common stock outstanding. Except as noted, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. We are not aware of any person or persons who beneficially own in excess of 5% of our common stock. Further, we are not aware of any arrangement which at a subsequent date may result in a change of control of Citizens First Corporation.


                                  NUMBER OF SHARES            PERCENT OF ALL
NAME                             BENEFICIALLY OWNED            SHARES OWNED
-----                            ------------------            ------------
DIRECTORS:
Jerry E. Baker                               21,000                  2.91%
Billy J. Bell                                27,750                  3.84%
Barry D. Bray                                17,700                  2.45%
Mary D. Cohron                               23,000                  3.18%
Floyd H. Ellis                               20,645                  2.86%
Sarah Glenn Grise                             1,050                  0.15%
John J. Kelly                                   500                  0.07%
James H. Lucas                            10,600(2)                  1.47%
Joe B. Natcher, Jr.                        6,700(3)                  0.93%
John T. Perkins                           10,000(4)                  1.38%
Jack Sheidler                                14,310                  1.98%
Wilson Stone                                  5,000                  0.69%
EXECUTIVE OFFICERS:

M. Todd Kanipe                                  750                  0.10%
Bill D. Wright                                  500                  0.07%
ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (14                   159,505                 22.07%
  persons)
-------------

(1) Includes 6,000 shares held by Mr. Bray's wife and 300 shares held by Mr. Bray's child.
(2)     Includes 10,000 shares held by Mr. Lucas' wife.
(3)     Shares are jointly owned with Mr. Natcher's wife.
(4) Includes 3,333 shares held in an individual retirement account for the benefit of Mr. Perkins' wife.


                        DESCRIPTION OF OUR CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation authorizes our board of directors, without shareholder approval, to issue up to 5,000,000 shares of common stock, no par value. As of the date of this prospectus, 120,000 shares of our common stock were reserved for issuance under our 2002 Stock Option Plan and 40,000 shares of our common stock were reserved for issuance under our 2003 Non-Employee Director Stock Option Plan.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock. No redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and nonassessable.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 500 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued, nor have any present plans to issue, any preferred stock, the ownership and control of us by the holders of our common stock would be diluted if we were to issued preferred stock that had voting rights.

STOCK TRANSFER AGENT

     The stock transfer agent for our common stock is the Registrar and Transfer Company, Cranford, New Jersey.

              SELECTED PROVISIONS OF OUR ARTICLES OF INCORPORATION
                           AND BYLAWS AND KENTUCKY LAW

PROTECTIVE PROVISIONS

     GENERAL. Our articles of incorporation and bylaws contain certain provisions designed to assist our board of directors in playing a role if any group or person attempts to acquire control of us so that our board of directors can further protect our interests and our shareholders under the circumstances. These provisions may help our board of directors determine that a sale of control is in the best interests of our shareholders, or enhance our board of directors' ability to maximize the value to be received by our shareholders upon a sale of control.

     Although management believes that these provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     These provisions also may discourage open market purchases by a company that may desire to acquire us. Those purchases may increase the market price of common stock temporarily, and enable shareholders to sell their shares at a price higher than that price they might otherwise obtain. In addition, these provisions may decrease the market price of common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquirer to obtain control through replacing our board of directors and management. Furthermore, the provisions may make it more difficult for shareholders to replace our board of directors or management, even if a majority of the shareholders believe that replacing our board of directors or management is in our best interests. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. For more information about these provisions, see the subsections "Classified Board of Directors," "Limitations on Director Liability," and "Indemnification," below.

     AUTHORIZED CAPITAL STOCK. We are authorized to issue 5,000,000 shares of common stock, 722,678 of which were issued and outstanding at June 30, 2003, and 500 shares of preferred stock, none of which are issued and outstanding. Our board of directors may authorize the issuance of additional shares of common stock without further action by our shareholders, unless applicable laws or regulations or a stock exchange on which our capital stock is listed requires shareholder action. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued, nor have any present plans to issue, any preferred stock, the ownership and control of us by the holders of our common stock would be diluted if we were to issued preferred stock that had voting rights.

     The authority to issue additional shares of common stock and preferred stock provides us with the flexibility necessary to meet future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans (including awards under our stock option plans), acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Citizens First Corporation. The sale of a substantial number of shares of voting stock to persons who have an understanding with us concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to our shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Citizens First Corporation.

     PREEMPTIVE RIGHTS. Our articles of incorporation do not provide our shareholders preemptive rights.

     AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. We may amend our articles of incorporation in any manner permitted by Kentucky law. The Kentucky Business Corporation Act provides that a corporation's articles of incorporation may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

     Our board of directors may adopt, amend or repeal our bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of our shareholders.

     CLASSIFIED BOARD OF DIRECTORS. Our articles of incorporation provide that our board of directors is to be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of having a classified board of directors is that only approximately one-third of the members of our board of directors are elected each year. As a result, two annual meetings are required for shareholders to change a majority of the members of our board of directors.

     The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by insuring that experienced personnel familiar with us will be represented on the board of directors at all times, and to permit management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of our board of directors, such provisions may discourage some potential mergers, tender offers or takeover attempts.

     LIMITATIONS ON DIRECTOR LIABILITY. Section 271B.8-330 of the Kentucky Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties in good faith, with the care of an ordinarily prudent person in a like position under similar circumstances; and in a manner the director reasonably believes to be in the best interests of the corporation. In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

     Our articles of incorporation limit the liability of our directors to the greatest extent permitted by law and provide that no director shall be personally liable to Citizens First or its shareholders for monetary damages for a breach of his or her duties as a director, except for liability for any transaction in which the director's personal financial interest is in conflict with the financial interest of the entity in question or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law, for voting for or assenting to any distributions made in violation of Section 271B.8-330 of the Kentucky Revised Statutes or for any transaction from which the director derives an improper personal benefit.

     INDEMNIFICATION. Under the Kentucky Business Corporation Act, a corporation may indemnify any director against liability if the director

     o     conducted himself or herself in good faith,

     o reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation,

     o reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests, and

     o in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met

     o the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above,

     o the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses, and

     o a determination must be made that the facts then known to those making the determination would not preclude indemnification.

     A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director. A corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Kentucky law.

     SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of our shareholders may be called for any purpose or purposes whatever at any time by shareholders owning, in the aggregate, not less than 33% of the shares entitled to vote at such meeting.

     SHAREHOLDER NOMINATIONS AND PROPOSALS. Our bylaws provide that a shareholder may nominate members of the board of directors or submit proposals to be presented at an annual meeting of shareholders only upon at least 60 days prior written notice to us.

     DISSENTERS' RIGHTS OF APPRAISAL. Under the Kentucky Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include: mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction; certain types of amendments of the corporation's articles of incorporation that materially and adversely affect a shareholder's rights; or other corporate actions taken pursuant to a shareholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide for dissenters' rights.

     SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS. A shareholder of a Kentucky corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

     DIVIDENDS. Our ability to pay dividends on common stock is dependent upon dividends from Citizens First Bank and is governed by Kentucky corporate law. Under Kentucky corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution. Citizens First Bank's board of directors may declare dividends on shares of Citizens First Bank common stock out of funds legally available therefor. The payment of dividends on Citizens First Bank common stock is subject to certain limitations imposed by law. See "Dividends" on page 26.

SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of Citizens First, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

     All of our directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering and are subject to applicable resale limitations with respect to the shares they currently own. In general, the number of shares that can be sold by each director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the company, or the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                                     EXPERTS

     The financial statements of Citizens First as of December 31, 2002 and 2001 and for the years then ended included in this prospectus, have been audited by BKD, LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus are being passed upon by Wyatt, Tarrant & Combs, LLP, Louisville, Kentucky. Frost Brown Todd LLC will pass upon certain matters for the sales agent.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock offered under this prospectus. The registration statement contains additional information about us and our common stock. The Securities and Exchange Commission allows us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected and copied at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     We furnish our shareholders with annual reports containing audited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002
  (unaudited)........................................................................F-2

Condensed Consolidated Statements of Operations for the three months ended June
  30, 2003 and 2002 (unaudited)......................................................F-3

Condensed Consolidated Statements of Operations for the six months ended June
  30, 2003 and 2002 (unaudited)......................................................F-4

Condensed Consolidated Statements of Changes in Stockholders' Equity for the six
  months ended June 30, 2003 and 2002 (unaudited)....................................F-5

Condensed Consolidated Statements of Comprehensive Income for the six months ended June 30, 2003 and 2002 (unaudited)...........................................F-5

Condensed Consolidated Statements of Cash Flows for the six months ended June
  30, 2003 and 2002 (unaudited)......................................................F-6

Notes to Condensed Consolidated Financial Statements (unaudited).....................F-7

Independent Accountants' Report......................................................F-10

Consolidated Balance Sheets as of December 31, 2002 and 2001.........................F-11

Consolidated Statements of Income for the years ended December 31, 2002 and 2001...........................................................................F-12

Consolidated Statements of Stockholders' Equity for the years ended December 31,
  2002 and 2001........................................................ .............F-14

Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001...........................................................................F-15

Notes to Consolidated Financial Statements...........................................F-17

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)


                                                                                JUNE 30, 2003         DECEMBER 31, 2002

ASSETS
 Cash and due from banks                                                           $5,008,000                $5,204,747
 Federal funds sold                                                                 2,688,935                 8,718,070
                                                                  ---------------------------   -----------------------
                                                                  ---------------------------   -----------------------
     Cash and cash equivalents                                                      7,696,935                13,922,817

Available for sale securities (amortized cost of $17,614,526 as
of June 30, 2003; $15,980,411 as of December 31, 2002)                             17,688,014                16,186,406
Federal Home Loan Bank (FHLB) Stock                                                   416,700                   353,600
Mortgage loans held for sale                                                        1,499,751                   305,200
 Loans                                                                            124,787,813                95,959,056
 Less allowance for loan losses                                                     2,900,907                 1,300,258
                                                                  ---------------------------   -----------------------
    Net loans                                                                     121,886,906                94,658,798

 Premises and equipment, net                                                        3,305,392                 1,840,022
 Interest receivable                                                                  530,709                   651,412
 Other real estate owned                                                                    -                    70,000
 Deferred income taxes                                                                845,948                   335,193
 Goodwill                                                                             384,243                         -
 Other assets                                                                         180,976                   119,681
                                                                  ---------------------------   -----------------------
    Total assets                                                                 $154,435,574              $128,443,129
                                                                  ===========================   =======================
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
   Demand deposits                                                                $10,598,983               $11,304,108
   Savings, NOW and money market deposits                                          49,109,000                34,676,471
   Time deposits                                                                   68,176,550                59,912,754
                                                                  ---------------------------   -----------------------
     Total deposits                                                               127,884,533               105,893,333

 Securities sold under agreements to repurchase                                     4,431,233                 5,833,512
 Federal Home Loan Bank (FHLB) borrowings                                          11,000,000                 7,000,000
 Long-term debt                                                                     2,300,000                   900,000
 Deferred income taxes                                                                      -                    15,231
 Accrued interest and other liabilities                                               673,780                   962,801
                                                                  ---------------------------   -----------------------
     Total liabilities                                                            146,289,546               120,604,877

 Stockholders' equity:

   Common stock, no par value authorized 2,000,000
     shares; issued and outstanding 722,678 and 643,053
     shares, respectively                                                           8,383,045                 7,357,477
   Retained earnings (deficit)                                                      (285,519)                   344,818
   Accumulated other comprehensive income                                              48,502                   135,957
                                                                  ---------------------------   -----------------------
     Total stockholders' equity                                                     8,146,028                 7,838,252
                                                                  ---------------------------   -----------------------
        Total liabilities
        And stockholders' equity                                                 $154,435,574              $128,443,129
                                                                  ===========================   =======================

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

 FOR THE THREE MONTHS ENDED JUNE 30:               2003            2002
                                                   ----            ----

 INTEREST INCOME
   Loans, including fees                        $1,769,060       $1,440,385
   Federal funds sold                                7,421            5,051
   Securities                                      107,913          149,875
   Other                                             4,050            3,489
                                                 ---------        ---------
   Total interest income                         1,888,444        1,598,800

 INTEREST EXPENSE
   Deposits                                        629,223          641,964
   Other borrowings                                 98,818           58,699
                                                 ---------         --------
   Total interest expense                          728,041          700,663
                                                 ---------         --------

 NET INTEREST INCOME                             1,160,403          898,137

   Provision for loan losses                     1,490,000           70,000
                                                 ---------          -------

 NET INTEREST INCOME (LOSS) AFTER
   PROVISION FOR LOAN LOSSES                     (329,597)          828,137
                                                 ---------         --------

 NON-INTEREST INCOME
   Service charges on deposit accounts             173,033          136,478
   Income from the sale of loans                   188,808            1,599
   Gain on the sale of securities                  134,732           67,370
   Other                                            69,399           14,972
                                                  --------          -------
   Total non-interest income                       565,972          220,419

 NON-INTEREST EXPENSES
   Compensation and benefits                       665,917          367,177
   Net occupancy expense                           120,493           44,164
   Furniture and equipment expense                 105,058           54,331
   Professional fees                               109,424           20,146
   Postage, printing and supplies                   30,133           15,514
   Processing fees                                  78,959           52,403
   Advertising                                      61,023           32,796
   Other                                           202,554          145,528
                                               -----------          -------
   Total non-interest expenses                   1,373,561          732,059
                                               -----------          -------
 INCOME (LOSS) BEFORE INCOME TAXES             (1,137,186)          316,497
 Income tax expense (benefit)                    (389,100)          108,500
                                               -----------          -------
 NET INCOME (LOSS)                              $(748,086)         $207,997
                                               ===========         ========

 BASIC EARNINGS (LOSS) PER COMMON SHARE            $(1.16)            $0.32

 See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

 FOR THE SIX MONTHS ENDED JUNE 30:                 2003            2002
                                                   ----            ----

 INTEREST INCOME
   Loans, including fees                        $3,305,246       $2,874,746
   Federal funds sold                               10,813           15,035
   Securities                                      289,647          279,672
   Other                                             7,438            6,945
                                                ----------       ----------
   Total interest income                         3,613,144        3,176,398

 INTEREST EXPENSE
   Deposits                                      1,213,565        1,285,303
   Other borrowings                                172,844          144,305
                                                ----------        ---------
   Total interest expense                        1,386,409        1,429,608
                                                ----------        ---------

 NET INTEREST INCOME                             2,226,735        1,746,790

   Provision for loan losses                     1,643,000          100,000
                                                 ---------        ---------

 NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                       583,735        1,646,790
                                                 ---------        ---------

 NON-INTEREST INCOME
   Service charges on deposit accounts             320,122          229,074
   Income from the sale of loans                   280,746           10,837
   Gain on the sale of securities                  144,024           67,370
   Other                                           103,040           25,587
                                                 ---------          -------
   Total non-interest income                       847,932          332,868

 NON-INTEREST EXPENSES
   Compensation and benefits                     1,259,444          727,062
   Net occupancy expense                           185,786           88,366
   Furniture and equipment expense                 190,025          122,451
   Professional fees                               141,015           44,343
   Postage, printing and supplies                   60,124           30,719
   Processing fees                                 149,061          107,991
   Advertising                                     108,227           69,839
   Other                                           302,572          272,991
                                                 ---------        ---------
   Total non-interest expenses                   2,396,254        1,463,762
                                                 ---------        ---------
 INCOME (LOSS) BEFORE INCOME TAXES               (964,587)          515,896
 Income tax expense (benefit)                    (334,250)          177,010
                                                ----------         --------
 NET INCOME (LOSS)                              $(630,337)         $338,886
                                                ==========         ========

 BASIC EARNINGS (LOSS) PER COMMON SHARE            $(0.98)            $0.53

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Unaudited)

 FOR THE SIX MONTHS ENDED JUNE 30:                    2003            2002
                                                      ----            ----

 Balance January 1                                 $7,838,252       $7,066,376
   Net income                                       (630,337)          338,886
    Issuance of common stock                        1,025,568                -
   Other comprehensive income (loss), net of tax     (87,455)           17,719
                                                    ---------        ---------
 Balance at end of period                          $8,146,028       $7,422,981
                                                   ==========       ==========

 See accompanying notes to condensed consolidated financial statements.



CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30:                           2003       2002
                                                            ----       ----

Net income                                               $(630,337)   $338,886
Other comprehensive income (loss), net of tax:
 Unrealized (depreciation) on available for sale
  securities, net of income taxes (credit) of $(16,744)
  and $(22,368), arising during the period, respectively   (87,455)     17,719
                                                         ----------   --------

   Comprehensive income (loss)                           $(717,792)   $356,605
                                                         ==========   ========

 See accompanying notes to condensed consolidated financial statements.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)



 FOR THE SIX MONTHS ENDED JUNE 30:                                                    2003                          2002
                                                                                      ----                          ----

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net  income (loss)                                                             $(630,337)                      $338,886
 Items not requiring (providing) cash:
   Depreciation and amortization                                                   176,236                       130,381
   Provision for loan losses                                                     1,643,000                       100,000
   Amortization of premiums and discounts on securities                             67,924                         6,175
   Net realized gain on disposition of investment securities                     (144,024)                      (67,370)
   FHLB stock dividends received                                                   (7,300)                       (5,600)
   Mortgage loans held for sale originated                                    (23,754,652)                   (3,133,600)
   Sale of mortgage loans held for sale                                         22,560,101                     4,330,259
Changes in:
   Accrued interest receivable                                                     120,703                      (47,811)
   Other assets                                                                  (587,576)                       239,481
   Interest payable and other liabilities                                        (259,200)                       136,419
                                                                                 ---------                    ----------
   Net cash provided (used) in operating  activities                             (815,125)                     2,027,220

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Net changes in loans                                                         (28,871,108)                   (4,090,903)
 Purchases of premises and equipment                                           (1,597,435)                      (62,583)
 Proceeds from maturities of securities available for sale                      13,011,023                     2,248,626
 Proceeds from sales of securities available for sale                            5,480,565                        77,010
 Purchase of securities available for sale                                    (20,049,603)                   (3,429,225)
 Purchase of mortgage company and title company                                  (398,688)                             -
                                                                              ------------                   -----------
   Net cash  provided (used) in investing activities                          (32,425,246)                   (5,257,075)

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                                       21,991,200                       576,842
 Net increase in other borrowings                                                5,400,000                             -
 Net decrease in federal funds purchased and  repurchase                       (1,402,279)                     (213,009)
     agreements

 Issuance of common stock                                                        1,025,568                             -
                                                                               -----------                   -----------
   Net cash provided (used) in financing activities                             27,014,489                       363,833
                                                                               -----------                   -----------
 NET DECREASE IN CASH AND CASH EQUIVALENTS                                     (6,225,882)                   (2,866,022)
 Cash and cash equivalents at beginning of period                               13,922,817                     6,526,769
                                                                               -----------                   -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $ 7,696,935                    $3,660,747
                                                                               ===========                   ===========

 See accompanying notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Citizens First Corporation (the "Company") and its subsidiary, Citizens First Bank, Inc. (the "Bank"), conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The condensed consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-KSB annual report for 2002 filed with the Securities and Exchange Commission.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company's net interest income and the value of its recorded assets and liabilities. Actual results could differ from those estimates used in the preparation of the financial statements.

     The financial information presented has been prepared from the books and records of the Company and is not audited. The accompanying condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and the footnotes required by accounting principles generally accepted in the United States of America for complete statements.

     In the opinion of management, all adjustments considered necessary for a fair presentation have been reflected in the accompanying unaudited financial statements. Results of interim periods are not necessarily indicative of results to be expected for the full year. Those adjustments consist only of normal recurring adjustments. The condensed consolidated balance sheet of the Company as of December 31, 2002, has been derived from the audited consolidated balance sheet of the Company as of that date.

(2) RECLASSIFICATIONS

     Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net earnings.

(3) ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the stated periods was as follows:


                                                                             JUNE 30,        DECEMBER 31,
                                                                               2003             2002

     Balance, beginning of year                                         $   1,300,258      $   1,195,924
     Provision charged to expense                                           1,643,000            195,000


                                      F-7


     Loans charged off, net of recoveries of $6,974 for June
      30, 2003 and $15,549 for December 31, 2002                             (42,351)           (90,666)
                                                                        --------------     -------------

     Balance, June 30, 2003 and December 31, 2002,
      respectively                                                      $   2,900,907      $   1,300,258
                                                                        =============      =============

(4) STOCK OPTION PLANS

     On December 9, 2002, the board of directors adopted the 2002 Stock Option Plan, which became effective subject to the approval of the Company's shareholders at the annual meeting in April 2003. The purpose of the plan is to afford key employees an incentive to remain in the employ of the Company and its subsidiaries and to use their best efforts on its behalf. 120,000 shares of Company common stock have been reserved for issuance under the plan.

     On January 17, 2003, the board of directors adopted the 2003 Stock Option Plan for Non-Employee Directors, which became effective subject to the approval of the Company's shareholders at the annual meeting in April 2003. The purpose of the plan is to assist the Company in promoting a greater identity of interest between the Company's non-employee directors and shareholders, and in attracting and retaining non-employee directors by affording them an opportunity to share in the Company's future successes. 40,000 shares of common stock have been reserved for issuance under the plan.

     The 2002 Stock Option Plan and the 2003 Stock Option Plan for Non-Employee Directors were approved at the Company's Annual Meeting of Shareholders on April 17, 2003.

(5) STOCK OFFERING

     The Company is currently in the process of raising additional equity through the sale of additional shares of common stock. The Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission in February 2003 for the offering and sale of up to $10,000,000 of shares of the Company's common stock. As of the end of June 2003, the Company had completed one closing of the offering, resulting in the addition of approximately $1,026,000 in net proceeds from the sale of Citizens First Corporation common stock.

(6) ACQUISITION OF COMMONWEALTH MORTGAGE AND SOUTHERN KENTUCKY LAND TITLE

     On January 2, 2003, the Bank acquired all of the outstanding stock of Commonwealth Mortgage of Bowling Green, Inc. and Southern Kentucky Land Title, Inc. Commonwealth Mortgage originates 1-4 family residential mortgages for sale in the secondary mortgage market, while Southern Kentucky Land Title provides title insurance agency services for real estate purchase contracts. The purchase price for Commonwealth Mortgage and Southern Kentucky Land Title consisted of $400,000 in cash plus a deferred contingent purchase price of up to $1,350,000 payable upon the combined entities' achievement of specified annual earnings targets over a five year period, plus 25% of the amount, if any, by which their earnings exceed such targets. 25% of the deferred purchase price will be paid by the issuance of the Company's common stock, valued at the average of the closing sales price of the stock over the last ten trading days of the applicable calendar year. At the Company's option, an additional 25% of such deferred purchase price, if any, may be paid in shares of our common stock. The deferred contingent purchase price will be accounted for as additional purchase price at the time the contingency is resolved. The Bank also purchased the .2 acre site on which the main office of Commonwealth Mortgage is located for a purchase price of $272,500 in cash. Goodwill recognized in this transaction amounted to $380,000, all of which was assigned to the Bank.

     The acquisition of Commonwealth Mortgage and Southern Kentucky Land Title was completed to give the Bank an expanded presence in the local mortgage origination market, to further expand the Bank's customer service offerings, and to supplement the Bank's non-interest fee income.

(7) SUBSEQUENT EVENTS

     Subsequent to the end of the second quarter of 2003, the Bank will implement several steps that will become part of an informal agreement between the Bank and its primary regulators intended to improve the Bank's performance. These steps will include refining and refocusing the Bank's credit risk analysis, underwriting, monitoring and evaluation functions. These comprehensive loan review procedures will provide for strengthened independent risk analysis of the loan portfolio and will include a review of the lending authority of each loan officer and loan committee, as well as address staffing requirements, particularly in the area of loan administration. Management of the Bank will continue to review, reevaluate and implement its long range strategic plans for improving the operating performance, maintaining adequate capital levels and improving the liquidity position of the Bank. Management anticipates that the Bank's primary regulators will require it to maintain capital ratios at levels higher than those typically required for an adequately capitalized or well capitalized institution.

                         INDEPENDENT ACCOUNTANTS' REPORT




Board of Directors and Stockholders
Citizens First Corporation
Bowling Green, Kentucky

We have audited the accompanying consolidated balance sheets of Citizens First Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens First Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                   /s/ BKD, LLP





Louisville, Kentucky
January 17, 2003

                           CITIZENS FIRST CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

ASSETS

                                                                                   2002                2001
                                                                            ----------------------------------------


        Cash and due from banks                                                $     5,204,747   $      3,926,769
        Federal funds sold                                                           8,718,070          2,600,000
                                                                                --------------    ---------------

               Cash and cash equivalents                                            13,922,817          6,526,769

        Available-for-sale securities                                               16,186,406         10,200,866
        Loans held for sale                                                            305,200          1,578,159
        Loans, net of allowance for loan losses of $1,300,258 and
          $1,195,924 at December 31, 2002, and 2001, respectively                   94,658,798         83,524,425
        Premises and equipment                                                       1,840,022          1,393,603
        Federal Home Loan Bank (FHLB) stock                                            353,600            248,500
        Foreclosed assets held for sale, net                                            70,000            321,463
        Interest receivable                                                            651,412            522,415
        Deferred income taxes                                                          335,193            390,000
        Other                                                                          119,681            113,516
                                                                                --------------    ---------------

               Total assets                                                    $     128,443,129 $    104,819,716
                                                                                ================  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
    LIABILITIES
        Deposits
           Demand                                                              $     11,304,108    $      8,550,249
           Savings, NOW and money market                                             34,676,471          20,993,045
           Time                                                                      59,912,754          58,347,534
                                                                                ---------------     ---------------

               Total deposits                                                       105,893,333          87,890,828

        Securities sold under repurchase agreements                                   5,833,512           3,411,736
        Long-term debt                                                                7,900,000           5,799,000
        Deferred income taxes                                                            15,231              56,305
        Income taxes payable                                                            395,078                  --
        Accrued interest and other liabilities                                          567,723             595,471
                                                                                ---------------     ---------------

               Total liabilities                                                    120,604,877          97,753,340
                                                                                ---------------     ---------------

    STOCKHOLDERS' EQUITY
        Common stock, no par value, authorized 2,000,000 shares; issued
          and outstanding 643,053 shares                                              7,357,477           7,357,477
        Retained earnings (deficit)                                                     344,818            (400,400)
        Accumulated other comprehensive income                                          135,957             109,299
                                                                                ---------------     ---------------

               Total stockholders' equity                                             7,838,252           7,066,376
                                                                                ---------------     ---------------

               Total liabilities and stockholders' equity                      $    128,443,129    $    104,819,716
                                                                                ===============     ===============


See Notes to Consolidated Financial Statements.

                           CITIZENS FIRST CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                   2002                2001
                                                                                   ----                ----

    INTEREST AND DIVIDEND INCOME
        Loans                                                                 $      5,789,307   $      5,938,299
        Securities taxable                                                             565,125            467,444
        Federal funds sold                                                              29,700             35,446
        Dividends on FHLB stock                                                         12,448              9,321
                                                                               ---------------    ---------------

               Total interest and dividend income                                    6,396,580          6,450,510
                                                                               ---------------    ---------------

    INTEREST EXPENSE
        Deposits                                                                     2,500,240          3,231,414
        Securities sold under agreements to repurchase                                  53,521             76,880
        Long-term debt                                                                 216,021            149,446
        Federal funds purchased                                                          4,122             17,347
                                                                               ---------------    ---------------

               Total interest expense                                                2,773,904          3,475,087
                                                                               ---------------    ---------------

    NET INTEREST INCOME                                                              3,622,676          2,975,423

    PROVISION FOR LOAN LOSSES                                                          195,000            664,000
                                                                               ---------------    ---------------

    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              3,427,676          2,311,423
                                                                               ---------------    ---------------

    NONINTEREST INCOME
        Service charges on deposit accounts                                            575,920            283,305
        Other service charges and fees                                                  41,781             33,032
        Income on sale of mortgage loans                                                33,538             53,667
        Net realized gains on sale of available-for-sale securities                    108,454                 --
        Trust referral fees                                                             12,763              9,132
                                                                               ---------------    ---------------

               Total noninterest income                                                772,456            379,136
                                                                               ---------------    ---------------

    NONINTEREST EXPENSE
        Salaries and employee benefits                                               1,530,034          1,366,695
        Net occupancy expense                                                          176,858            175,786
        Equipment expense                                                              238,878            263,929
        Advertising                                                                    112,214             93,299
        Professional fees                                                               86,559            103,261
        Data processing services                                                       233,909            191,732
        Franchise shares and deposit tax                                               156,808             99,588
        Business manager expense                                                        84,447             85,448
        Other                                                                          444,848            329,484
                                                                               ---------------    ---------------

               Total noninterest expense                                             3,064,555          2,709,222
                                                                               ---------------    ---------------


See Notes to Consolidated Financial Statements.

                                                  2002                2001
                                                  ----                ----

    INCOME (LOSS) BEFORE INCOME TAXES     $      1,135,577   $        (18,663)

    PROVISION (CREDIT) FOR INCOME TAXES            390,359           (361,065)
                                            ---------------    ---------------

    NET INCOME                            $        745,218   $        342,402
                                           ===============    ===============

    BASIC AND DILUTED EARNINGS PER SHARE  $           1.16   $           0.53
                                           ===============    ===============

                           CITIZENS FIRST CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                      Accumulated
                                                 Common  Stock                           Other                          Total
                                           ----------- -------------      Retained   Comprehensive                  Comprehensive
                                             Shares        Amount         Earnings       Income           Total         Income
                                           --------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 2001                     643,053   $ 7,357,477     $(742,802)    $    57,551      $ 6,672,226

Comprehensive income
Net income                                        --            --       342,402              --          342,402    $   342,402
Change in unrealized gain on securities
  available for sale, net of reclassification
  adjustment and tax effect $26,659               --            --            --           51,748          51,748         51,748
                                             --------  -------------   -----------   ------------     -----------    -----------

           Total comprehensive income                                                                                $   394,150
                                                                                                                     ===========

BALANCE, DECEMBER 31, 2001                   643,053     7,357,477      (400,400)       109,299         7,066,376

Comprehensive income
Net income                                        --            --       745,218             --           745,218        745,218
Change in unrealized gain on securities
  available for sale, net of reclassification
  adjustment and tax effect of $13,733            --            --            --          26,658           26,658         26,658
                                             -------   -----------     ---------     -----------      -----------    -----------

           Total comprehensive income                                                                                $   771,876
                                                                                                                     ===========


Balance, December 31, 2002                  643,053    $ 7,357,477     $ 344,818     $    135,957     $ 7,838,252
                                           ========    ===========     =========     ============     ===========


See Notes to Consolidated Financial Statements.

                           CITIZENS FIRST CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                   2002                2001
                                                                                   ----                ----
     OPERATING ACTIVITIES
        Net income                                                            $       745,218    $       342,402
        Items not requiring (providing) cash
           Depreciation and amortization                                              246,664            218,605
           Provision for loan losses                                                  195,000            664,000
           Amortization of premiums and discounts on securities                        24,647            (15,364)
           Deferred income taxes                                                       48,160           (390,000)
           Net realized gains on disposition of investment securities                (108,454)                --
           Gain on sale of other real estate owned                                     (7,493)                --
           FHLB stock dividends received                                              (12,200)           (11,000)
        Changes in
           Interest receivable                                                       (128,997)            68,144
           Mortgage loans held for sale                                             1,272,959         (1,254,159)
           Other assets                                                               (56,432)            29,140
           Interest payable and other liabilities                                     319,169             23,146
                                                                               --------------     --------------

               Net cash provided by (used in) operating activities                  2,538,241           (325,086)
                                                                               --------------     --------------

    INVESTING ACTIVITIES
        Net change in loans                                                       (11,329,373)       (24,342,809)
        Purchase of premises and equipment                                           (642,652)          (127,227)
        Proceeds from maturities of available-for-sale securities                   6,168,141         14,512,861
        Proceeds from sales of other real estate owned                                258,956                 --
        Proceeds from sales of available-for-sale securities                        1,117,635                 --
        Purchases of available-for-sale securities                                (13,147,281)       (17,594,039)
        Purchase of FHLB stock                                                        (92,900)          (139,800)
                                                                               --------------     --------------

               Net cash used in investing activities                              (17,667,474)       (27,691,014)
                                                                               --------------     --------------

    FINANCING ACTIVITIES
        Net increase in demand deposits, money market, NOW and savings
          accounts                                                                 16,437,285          9,334,215
        Net increase in certificates of deposit                                     1,565,220         16,040,501
        Proceeds from long-term borrowings                                          2,101,000          3,875,000
        Net increase in repurchase agreements                                       2,421,776          1,053,576
                                                                               --------------     --------------

               Net cash provided by financing activities                           22,525,281         30,303,292
                                                                               --------------     --------------

    INCREASE IN CASH AND CASH EQUIVALENTS                                           7,396,048          2,287,192

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    6,526,769          4,239,577
                                                                               --------------     --------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                                    $    13,922,817    $     6,526,769
                                                                               ==============     ==============


See Notes to Consolidated Financial Statements.

                                                    2002            2001
                                                    ----            ----
  SUPPLEMENTAL CASH FLOWS INFORMATION

    Sale and financing of foreclosed assets       $         0     $   161,998

    Real estate acquired in settlement of loans   $         0     $   527,000

    Interest paid                                 $ 2,804,016     $ 3,469,502

    Income taxes paid                             $     8,865     $    21,000

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    NATURE OF OPERATIONS

        Citizens First Corporation (Company) was incorporated in 1975, for the purpose of conducting business as an investment club. The Company is incorporated under the laws of the Commonwealth of Kentucky and is headquartered in Bowling Green, Kentucky. In September 1998, the Company filed an application with the Kentucky Department of Financial Institutions (KDFI) and the Federal Deposit Insurance Corporation (FDIC) to organize and charter Citizens First Bank, Inc. (Bank) as a new Kentucky bank and a wholly owned subsidiary of the Company. In December 1998, the Company filed an application with the Board of Governors of the Federal Reserve System (FRB) for approval to become a bank holding company under the Holding Company Act of 1956, as amended. On December 28, 1998, the FRB approved the Company's application to become a bank holding company. On January 21, 1999, the FDIC approved the Bank's application for federal deposit insurance subject to certain conditions, including minimum capital requirements, which have been subsequently met by the Bank. The Bank commenced operations on February 18, 1999.

        The Company's operations include one reportable segment: providing a full range of banking and mortgage services to individual and corporate customers in Bowling Green and Warren County, Kentucky. The Company is subject to competition from other financial institutions. The Company is also subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


    PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.


    USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

    CASH EQUIVALENTS

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

    SECURITIES

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

        Amortization of premium and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

    LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains on sales of mortgage loans are recorded at the time of disbursement by an investor at the difference between the sales proceeds and the loans carrying value.

    LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balance adjusted for any charge-offs, allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at 90 days past due and interest is considered a loss, unless the loan is well secured and in the process of collection.

    ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

    PREMISES AND EQUIPMENT

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

    FEDERAL HOME LOAN BANK STOCK

        Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

    FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

    INCOME TAXES

        Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.

    EARNINGS PER SHARE

        Earnings per share have been computed based on the weighted-average common shares outstanding during each year. Weighted-average common shares were 643,053 in both years and there were no dilutive securities.

    RECLASSIFICATIONS

        Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 financial statement presentation. These reclassifications had no effect on net earnings.


NOTE 1:  SECURITIES

        The amortized cost and approximate fair value of securities are as follows:


                                                                    GROSS             GROSS
                                                AMORTIZED         UNREALIZED       UNREALIZED       APPROXIMATE
                                                   COST             GAINS            LOSSES          FAIR VALUE
                                            ------------------------------------------------------------------------

    AVAILABLE-FOR-SALE SECURITIES
        December 31, 2002
           U. S. government agencies          $   10,088,698    $       94,395    $            0   $   10,183,093
           Mortgage-backed securities              5,891,713           111,600                --        6,003,313
                                               -------------     -------------     -------------    -------------

                                              $   15,980,411    $      205,995    $            0   $   16,186,406
                                               =============     =============     =============    =============

        December 31, 2001
         U. S. government agencies            $    8,318,834    $       89,210    $       (4,641)  $    8,403,403
         Mortgage-backed securities                1,706,788            18,404                --        1,725,192
         Equity securities                             9,640            62,631                --           72,271
                                               -------------     -------------     -------------    -------------

                                              $   10,035,262    $      170,245    $       (4,641)  $   10,200,866
                                               =============     =============     =============    =============

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

        The amortized cost and fair value of securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      AVAILABLE FOR SALE
                                                AMORTIZED             FAIR
                                                   COST               VALUE
                                             --------------------------------

           Within one year                   $     196,114       $   201,084
           One to five years                     6,000,406         6,059,106
           Five to 10 years                      3,892,178         3,922,903
                                             -------------       -----------
                                                10,088,698        10,183,093
           Mortgage-backed securities            5,891,713         6,003,313
                                             -------------       -----------

                                             $  15,980,411       $16,186,406
                                             =============       ===========


        The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $10,427,574 at December 31, 2002, and $8,840,955 at December 31, 2001.

        The book value of securities sold under agreements to repurchase amounted to $5,833,512 and $3,411,736 at December 31, 2002 and 2001,
        respectively.

        Gross gains of $108,454 resulting from sales of available-for-sale securities were realized for 2002. There were no sales of available-for-sale securities during 2001.


NOTE 2:  LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans at December 31 include:

                                                 2002               2001
                                            ---------------------------------

           Commercial and agricultural      $ 31,798,487        $ 27,014,848
           Commercial real estate             33,364,597          35,285,871
           Residential real estate            23,546,052          13,357,181
           Consumer                            7,249,920           9,062,449
                                            ------------        ------------
                                              95,959,056          84,720,349
           Less allowance for loan losses      1,300,258           1,195,924
                                            ------------        ------------

                  Net loans                 $ 94,658,798        $ 83,524,425
                                            ============        ============

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

        Activity in the allowance for loan losses was as follows:

                                                   2002               2001
                                                ------------------------------

 Balance, beginning of year                     $ 1,195,924       $   822,344
 Provision charged to expense                       195,000           664,000
 Loans charged off, net of recoveries of $15,449
   for 2002 and $5,502 for 2001                     (90,666)         (290,420)
                                                ------------      -----------

 Balance, end of year                           $ 1,300,258       $ 1,195,924
                                                ===========       ===========


At December 31, 2002 and 2001, accruing loans delinquent 90 days or more totaled $0 and $15,000, respectively. Non-accruing loans at December 31, 2002 and 2001 were $115,000 and $334,000, respectively.


NOTE 3:  PREMISES AND EQUIPMENT

Major classifications of premises and equipment, stated at cost, are as follows:

                                                  2002               2001
                                            ---------------------------------

      Land and land improvements             $   953,209         $   651,845
      Buildings and improvements                 480,770             480,770
      Leasehold improvements                      98,765              87,573
      Furniture and fixtures                     100,161              96,438
      Equipment                                  802,413             654,521
      Automobiles                                 21,518                  --
      Construction in progress                   156,964                  --
                                             -----------         -----------
                                               2,613,800           1,971,147
      Less accumulated depreciation              773,778             577,544
                                             -----------         -----------

      Net premises and equipment             $ 1,840,022         $ 1,393,603
                                             ===========         ===========

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 4:  INTEREST BEARING DEPOSITS

        Interest bearing deposits in denominations of $100,000 or more were $22,457,617 on December 31, 2002, and $22,040,834 on December 31, 2001.

        At December 31, 2002, the scheduled maturities of time deposits were as follows:

           2003                                  $     41,749,190
           2004                                        11,477,754
           2005                                         4,730,112
           2006                                           977,856
           2007                                           977,842
                                                  ---------------

                                                 $     59,912,754
                                                 ================


NOTE 5:  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

        The Company enters into purchases of securities under agreements to resell. The amounts advanced under these agreements represent short-term loans and are reflected as a receivable in the balance sheet. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into the Company's account maintained at the Federal Reserve Bank of St. Louis or into a third-party custodian's account designated by the Company under a written custodial agreement that explicitly recognizes the Company's interest in the securities. At December 31, 2002, these agreements matured within 90 days. The agreements relating to mortgage-backed securities were agreements to resell substantially identical securities. At December 31, 2002, no material amount of agreements to resell securities purchased was outstanding with any individual dealer. The Company's policy requires that all securities purchased under agreements to resell be fully collateralized.


NOTE 6:  INCOME TAXES

        The provision (credit) for income taxes includes these components:

                                               2002                2001
                                         -----------------------------------

           Taxes currently payable         $   342,199         $    28,935
           Deferred income taxes                48,160            (390,000)
                                           -----------         -----------

             Income tax expense (credit)   $   390,359         $  (361,065)
                                          ============         ===========

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

        A reconciliation of the income tax expense (credit) at the statutory rate to the Company's actual income tax expense (credit) is shown below:


                                                                                   2002                2001
                                                                            ----------------------------------------

           Computed at the statutory rate (34%)                               $        386,096   $         (6,345)
           Increase (decrease) resulting from
               State income taxes                                                           --             (7,920)
               Tax exempt municipal income                                                  --             (1,460)
               Changes in the deferred tax asset valuation allowance                        --           (349,251)
               Other                                                                     4,263              3,911
                                                                               ---------------    ---------------

                  Actual tax expense (credit)                                 $        390,359   $       (361,065)
                                                                               ===============    ===============


        The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:


                                                                                   2002                2001
                                                                            ----------------------------------------

           Deferred tax assets
               Allowance for loan losses                                      $        374,102   $        332,058
               Start-up costs                                                           45,675             53,679
               Net operating loss carryforwards                                             --              3,892
               Accumulated depreciation                                                  5,587                 --
               Accrued compensated absences                                             31,770             22,157
               Other                                                                     7,297                 --
                                                                               ---------------    ---------------

                                                                                       464,431            411,786
                                                                               ---------------    ---------------
           Deferred tax liabilities
               Unrealized gains on available-for-sale securities                       (70,038)           (56,305)
               Deferred loan fees/costs                                                (15,769)            (5,557)
               FHLB stock dividends                                                     (8,398)            (4,250)
               Depreciation                                                                 --            (11,979)
               Other                                                                   (50,264)                --
                                                                               ---------------    ---------------

                                                                                      (144,469)           (78,091)
                                                                               ---------------    ---------------

           Net deferred tax asset before valuation allowance                           319,962            333,695
                                                                               ---------------    ---------------

           Valuation allowance
               Beginning balance                                                            --           (349,251)
               Decrease during the period                                                   --            349,251
                                                                               ---------------    ---------------

               Ending balance                                                                0                  0
                                                                               ---------------    ---------------

                  Net deferred tax asset                                      $        319,962   $        333,695
                                                                               ===============    ===============

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

The deferred taxes are presented on the balance sheet as follows:

                                                  2002             2001
                                            -------------------------------

           Deferred tax asset                $   335,193       $   390,000
           Deferred tax liability                (15,231)          (56,309)
                                             ------------      -----------

                                             $   319,962       $   333,695
                                             ===========       ===========



NOTE 7:  LONG-TERM DEBT

        Long-term debt consisted of the following components:

                                                  2002             2001
                                            -------------------------------

           FHLB advances                     $ 7,000,000       $ 4,924,000
           Other debt                            900,000           875,000
                                             -----------       -----------

                  Total long-term debt       $ 7,900,000       $ 5,799,000
                                             ===========       ===========


        Two outstanding advances from the Federal Home Loan Bank (FHLB) at December 31, 2002, totaled $7,000,000. The advances of $4,000,000 and $3,000,000 carry interest rates of 1.50% and 4.04%, respectively, and mature on June 9, 2003, and March 19, 2004, respectively. The advances are collateralized by a blanket agreement assigning mortgages on single family residences to the FHLB totaling $9,450,000 at December 31, 2002, and are subject to restrictions or penalties in the event of prepayment.

        Other debt consists of an amount borrowed from Franklin Bank & Trust under a $3,000,000 line of credit which expires June 22, 2012, with interest payable quarterly at the rate of 275 basis points over one year LIBOR and adjusted annually on June 22 (currently 5.11%). The line of credit is secured by 2,000 shares of the Bank's common stock.

        Aggregate annual maturities of long-term debt at December 31, 2002, were:

           2003                                  $  4,000,000
           2004                                     3,000,000
           Thereafter five years                      900,000
                                                 ------------

                                                 $  7,900,000
                                                 ============

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 9:  OTHER COMPREHENSIVE INCOME

        Other comprehensive income components and related taxes were as follows:


                                                                                         2002               2001
                                                                              -------------------------------------------
            Unrealized gains on securities available for sale                    $     148,845           $     78,407
            Reclassification for realized amount included in
                income                                                                (108,454)                    --
                                                                                 -------------           ------------
               Other comprehensive income, before tax effect                            40,391                 78,407
            Tax expense                                                                 13,733                 26,659
                                                                                 -------------           ------------

                    Other comprehensive income                                   $      26,658           $     51,748
                                                                                 =============           ============


NOTE 10: REGULATORY MATTERS

        The Company and subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and subsidiary bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2002, the most recent notification from regulatory agencies categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


        The Company and significant subsidiary bank's actual capital amounts and ratios are also presented in the following table.


                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL                PROMPT CORRECTIVE
                                              ACTUAL                  ADEQUACY PURPOSES             ACTION PROVISIONS
                                       AMOUNT          RATIO         AMOUNT          RATIO         AMOUNT         RATIO
                                  ------------------------------------------------------------------------------------------

  AS OF DECEMBER 31, 2002:
     Total Capital (to risk-weighted
       assets)
         Consolidated               $   8,930,000         9.1%    $   7,887,000         8.0%              N/A        N/A
         Citizens First Bank, Inc.  $  10,081,000        10.3%    $   7,868,000         8.0%    $   9,835,000       10.0%

     Tier I Capital (to risk-
       weighted assets)
         Consolidated               $   7,699,000         7.8%    $   3,938,000         4.0%              N/A        N/A
         Citizens First Bank, Inc.  $   8,852,000         9.0%    $   3,934,000         4.0%    $   5,901,000        6.0%

     Tier I Capital (to average
       assets)
         Consolidated               $   7,699,000         6.8%    $   3,779,000         4.0%              N/A        N/A
         Citizens First Bank, Inc.  $   8,852,000         7.8%    $   4,566,000         4.0%    $   5,708,000        5.0%

  AS OF DECEMBER 31, 2001:
     Total Capital (to risk-weighted
       assets)
         Consolidated               $   7,923,000         9.4%    $   6,719,000         8.0%              N/A        N/A
         Citizens First Bank, Inc.  $   8,796,000        10.4%    $   6,741,000         8.0%    $   8,426,000       10.0%

     Tier I Capital (to risk-
       weighted assets)
         Consolidated               $   6,873,000         8.2%    $   3,359,000         4.0%              N/A        N/A
         Citizens First Bank, Inc.  $   7,728,000         9.2%    $   3,370,000         4.0%    $   5,055,000        6.0%

     Tier I Capital (to average
       assets)
         Consolidated               $   6,873,000         7.3%    $   3,765,000         4.0%             N/A/        N/A
         Citizens First Bank, Inc.  $   7,728,000         8.2%    $   3,765,000         4.0%    $   4,707,000        5.0%


        The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2002, no retained earnings were available for dividend declaration without prior regulatory approval.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 11: RELATED-PARTY TRANSACTIONS

        At December 31, 2002 and 2001, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties) in the amount of $8,499,667 and $7,812,551, respectively.

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

        Deposits from related parties held by the Bank at December 31, 2002 and 2001, totaled $1,138,248 and $1,546,070, respectively.


NOTE 12: EMPLOYEE BENEFIT PLAN

        The Company has a defined contribution pension plan (SIMPLE plan) covering substantially all employees. Employees may contribute a portion of their compensation (based on regulatory limitations) with the Company matching 100% of the employee's contribution on 3% of the employee's compensation. Employer contributions charged to expense for 2002 and 2001 were $38,037 and $37,751, respectively.


NOTE 13: COMMITMENTS AND CREDIT RISK

        The Company grants commercial, consumer and residential loans to customers primarily in Bowling Green and Warren County, Kentucky. Although the Company has a diversified loan portfolio, loans secured by commercial real estate comprise approximately 42% and 42% of the loan portfolio as of December 31, 2002 and 2001, respectively, and loans for construction and land development comprise an additional 8% and 6% of the loan portfolio as of December 31, 2002 and 2001, respectively.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


        At December 31, 2002 and 2001, the Company had outstanding commitments to originate loans aggregating approximately $23,466,972 and $12,882,675, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        The Company had total outstanding letters of credit amounting to $1,684,577 and $1,167,665 at December 31, 2002 and 2001, respectively, with terms generally maturing within one year.

        At December 31, 2002 and 2001, approximately 26% and 29%, respectively, of the Company's total time deposits consisted of short-term certificates of deposit having minimum denominations in excess of $100,000.


NOTE 14: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those notes include:

    DEPOSITS AND INVESTMENTS

        The Company maintains cash in bank deposit accounts and investments in federal funds sold which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.


NOTE 15: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


                                                               DECEMBER 31, 2002                    DECEMBER 31, 2001
                                                      CARRYING AMOUNT          FAIR         CARRYING AMOUNT        FAIR
                                                                              VALUE                               VALUE
                                                     -------------------------------------------------------------------------

FINANCIAL ASSETS
   Cash and cash equivalents                             $  13,922,817       $  13,922,817     $  6,526,769      $  6,526,769
   Available-for-sale securities                            16,186,406          16,186,406       10,200,866        10,200,866
   Loans including loans held for sale, net                 98,112,814          94,963,998       85,102,584        90,220,755
   FHLB stock                                                  353,600             353,600          248,500           248,500
   Interest receivable                                         651,412             651,412          522,415           522,415

FINANCIAL LIABILITIES
   Deposits                                                105,893,333         107,298,082       87,890,828        88,642,596
   Securities sold under repurchase agreements               5,833,512           5,833,512        3,411,736         3,411,736
   FHLB advances                                             7,000,000           7,000,000        4,924,000         4,956,204
   Long-term debt                                              900,000             900,000          875,000           875,000

UNRECOGNIZED FINANCIAL INSTRUMENTS (NET OF
   CONTRACT AMOUNT)
   Commitments to extend credit                                      -                   -                -                 -
   Letters of credit                                                 -                   -                -                 -
   Lines of credit                                                   -                   -                -                 -

        For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 2002 and 2001. The estimated fair value for cash and cash equivalents, FHLB stock, accrued interest receivable, demand deposits, savings accounts, NOW accounts, certain money market deposits, securities sold under repurchase agreements and interest payable is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans receivable, including loans held for sale, net, is based on estimates of the rate the Bank would charge for similar loans at December 31, 2002 and 2001 applied for the time period until the loans are assumed to reprice or be paid. The estimated fair value for fixed-maturity time deposits as well as borrowings is based on estimates of the rate the Bank would pay on such liabilities at December 31, 2002 and 2001, applied for the time period until maturity. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.


NOTE 16: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

        Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

    CONDENSED BALANCE SHEETS


                                                                                     2002               2001
                                                                             ----------------------------------------
         ASSETS
           Cash                                                                $         17,392    $         54,350
           Available-for-sale securities                                                     --              72,271
           Investment in Citizens First Bank, Inc.                                    8,990,868           8,150,252
           Other assets                                                                 109,162                  --
                                                                                ---------------     ---------------

               Total assets                                                    $      9,117,422    $      8,276,873
                                                                                ===============     ===============

         LIABILITIES
           Long-term debt                                                      $        900,000    $        875,000
           Other liabilities                                                            379,170             335,497
                                                                                ---------------     ---------------
               Total liabilities                                                      1,279,170           1,210,497

         STOCKHOLDERS' EQUITY                                                         7,838,252           7,066,376
                                                                                ---------------     ---------------

               Total liabilities and stockholders' equity                      $      9,117,422    $      8,276,873
                                                                                ===============     ===============

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

    CONDENSED STATEMENTS OF INCOME


                                                                                     2002                2001
                                                                             -----------------------------------------

         INCOME
           Investment income from available-for-sale securities                $          1,333    $          3,012
           Realized gain on sale of available-for-sale securities                        67,370                  --
                                                                                ---------------     ---------------

               Total income                                                              68,703               3,012
                                                                                ---------------     ---------------

         EXPENSES
           Interest expense                                                              52,222              14,104
           Professional fees                                                             37,245              39,891
           Other expenses                                                                20,120              19,364
                                                                                ---------------     ---------------

               Total expenses                                                           109,587              73,359
                                                                                ---------------     ---------------

         LOSS BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
            INCOME OF SUBSIDIARY                                                        (40,884)            (70,347)

         INCOME TAX EXPENSE (CREDIT)                                                    (13,481)            293,000
                                                                                ---------------     ---------------

         LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME OF                                  (27,403)           (363,347)
            SUBSIDIARIES

         EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                                 772,621             705,749
                                                                                ---------------     ---------------

         NET INCOME                                                            $        745,218    $        342,402
                                                                                ===============     ===============


    CONDENSED STATEMENTS OF CASH FLOWS


                                                                                     2002                2001
                                                                             -----------------------------------------

         OPERATING ACTIVITIES
           Net income                                                          $        745,218    $        342,402
           Items not requiring (providing) cash
               Equity in loss of subsidiary                                            (772,621)           (705,749)
               Amortization of premiums and discounts on securities                          --                  14
               Realized gain on sale of available-for-sale securities                   (67,370)                 --
           Changes in
               Other assets                                                             (14,163)            (14,604)
               Other liabilities                                                        (30,032)            315,407
                                                                                ---------------     ---------------

                  Net cash used in operating activities                                (138,968)            (62,530)
                                                                                ---------------     ---------------

                           CITIZENS FIRST CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


                                                                                     2002                2001
                                                                             -----------------------------------------

         INVESTING ACTIVITIES
           Investment in subsidiary                                            $             --    $       (925,000)
           Proceeds from sales of available-for-sale securities                          77,010                  --
           Purchases of available-for-sale securities                                        --                  --
           Proceeds from maturities of available-for-sale securities                         --             100,000
                                                                                ---------------     ---------------

                  Net cash provided by (used in) investing activities                    77,010            (825,000)
                                                                                ---------------     ---------------

         FINANCING ACTIVITIES
           Proceeds from long-term debt                                                  25,000             875,000
                                                                                ---------------     ---------------

                  Net cash provided by financing activities                              25,000             875,000
                                                                                ---------------     ---------------

         DECREASE IN CASH AND CASH EQUIVALENTS                                          (36,958)            (12,530)

         CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    54,350              66,880
                                                                                ---------------     ---------------

         CASH AND CASH EQUIVALENTS, END OF YEAR                                $         17,392    $         54,350
                                                                                ===============     ===============


NOTE 17: SUBSEQUENT EVENT

        In January 2003, the Bank acquired all of the outstanding stock of Commonwealth Mortgage of Bowling Green, Inc. (Commonwealth) and Southern Kentucky Land Title, Inc. (Southern) for $400,000 plus a future contingent amount based on Commonwealth's and Southern's future earnings over the next five years. The future contingent purchase price is payable in cash and shares of the Company's common stock. The Bank agreed to purchase certain land on which the main office of Commonwealth is located. The purchase price of the land is $272,500. Commonwealth originates one to four family residential mortgages for sale to the secondary mortgage market, while Southern provides title insurance agency services for real estate purchase contracts. The transaction will be accounted for as a purchase.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

     Article XIII, entitled INDEMNIFICATION OF DIRECTORS & OFFICERS, of the registrant's Bylaws provides as follows:

SECTION 1. DEFINITIONS. As used in this article, the term "person" means any past, present or future Director or officer of the Corporation.

SECTION 2. INDEMNIFICATION GRANTED. The Corporation shall indemnify, to the full extent and under the circumstances permitted by the Kentucky Business Corporation Act in effect, from time to time, any person as defined above, made or threatened to, be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer of the Corporation, or designated officer of an operating division of the Corporation, or is or was an employee or agent of the Corporation, or is or was serving at the specific request of the Corporation as a director, officer, employee or agent of another company or other enterprise in which the Corporation should own, directly or indirectly, an equity interest or of which it may be a creditor.

     This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by bylaw, agreement, vote of shareholders or disinterested directors, the Kentucky Business Corporation Act, or otherwise, and shall continue as to a person who has ceased to be a director, officer, designated officer, employee or agent, and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this article be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Kentucky or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. Except for the registration fee, all of the amounts shown are estimates.

         Registration Fee                     $    920.00
         Blue Sky Fees and Expenses              7,500.00
         NASD Filing Fee                         1,500.00
         Accounting Fees                        60,000.00
         Legal Fees                            150,000.00
         Printing                               25,000.00
         Miscellaneous Expenses                  5,000.00

         TOTAL                                $249,920.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     No securities have been sold by the registrant within the past three years without registering the securities under the Securities Act of 1933.

ITEM 27. EXHIBITS

The following exhibits are filed herein:

1 Sales Agency Agreement between Citizens First Corporation and Winebrenner Capital Partners, LLC, as amended.**
2 Stock Purchase Agreement by and among Citizens First Corporation, Citizens First Bank, Inc., Scott T. Higdon, Mark A. Vaughn, Commonwealth Mortgage of Bowling Green, Inc. and Southern Kentucky Land Title, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K filed January 17, 2003).
3.1 Restated Articles of Incorporation of Citizens First Corporation, as amended (restated for SEC electronic filing purposes only).*
3.2 Bylaws of Citizens First Corporation, as amended (restated for SEC electronic filing purposes only).*
4.1 Restated Articles of Incorporation of Citizens First Corporation, as amended (see Exhibit 3.1).
4.2       Bylaws of Citizens First Corporation, as amended (see Exhibit 3.2).
5 Opinion of Wyatt, Tarrant & Combs, LLP as to the validity of the shares of Citizens First Corporation.*
10.1 Employment Agreement between Citizens First Corporation and Mary D. Cohron (incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).

10.2 First Amendment to Employment Agreement between Citizens First Corporation and Mary D. Cohron (incorporated by reference to Exhibit
          10.2 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.3 Bank Contract for Electronic Data Processing Services and Customerfile System between Fiserv Bowling Green and Citizens First Bank
          (incorporated by reference to Exhibit 10.5 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.4 Employment Agreement between Citizens First Corporation and Barry D. Bray (incorporated by reference to Exhibit 10.12 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.5 Consulting Agreement between Citizens First Corporation and The Carpenter Group (incorporated by reference to Exhibit 10.13 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.6 Lease Agreement between Citizens First Corporation and Midtown Plaza, Inc. (incorporated by reference to Exhibit 10.14 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.7 Employment Agreement between Citizens First Corporation and Todd Kanipe (incorporated by reference to Exhibit 10.15 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.8 Employment Agreement between Citizens First Corporation and Bill D. Wright (incorporated by reference to Exhibit 10 of the Registrant's Form 8-K dated April 27, 2000).
10.9 First Amendment to Employment Agreement between Citizens First Corporation and Matthew Todd Kanipe (incorporated by reference to
          Exhibit  10.17 of the  Registrant's  Form 10-QSB dated  September  30,
          2000).
10.10 Commercial Line of Credit Agreement, Promissory Note, and Security (Pledge) Agreement between Citizens First Corporation and Franklin Bank & Trust Company dated June 22, 2001 (incorporated by reference to
          Exhibit 10.18 of the Registrant's Form 10-QSB dated June 30, 2001).
10.11 Offer to Purchase dated January 22, 2003 between Jack Sheidler and Lester Key and Assignment of Offer to Purchase between Jack Sheidler and Citizens First Bank dated January 27, 2003.*
10.12 Real Estate Sales Contract dated January 27, 2003 between H&V Properties, LLC and Citizens First Bank.*
10.13     2002 Stock Option Plan of Citizens First Corporation.*
10.14     2003 Non-Employee Directors Stock Option Plan.*
21        Subsidiaries of Citizens First Corporation.*
23.1      Consent of BKD LLP.**
23.2      Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).*
24 Power of attorney (contained on the signature page at page II-7 hereof).*
99.1      Form of Subscription Agreement.*
99.2 Form of Escrow Agreement by and between Citizens First Corporation, Bank One Trust Company, N.A., and Winebrenner Capital Partners, LLC.*

*Previously filed.
**Filed herewith.

ITEM 28. UNDERTAKINGS

     The undersigned small business issuer hereby undertakes as follows:

     (1) The small business issuer will:

          (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a(3) of the Securities Act;

             (ii)  Reflect  in  the   prospectus  any  facts  or  events  which,
individually or together, represent a fundamental change in information in the registration statement.

             Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (2) The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, and the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.

     (3) That for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (4) That for the purposes of determining any liability under the Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Bowling Green, Commonwealth of Kentucky, on September 9, 2003.

                                    CITIZENS FIRST CORPORATION.


                                    By:            /s/ Mary D. Cohron
                                       -----------------------------------------
                                             Mary D. Cohron, President

     We, the undersigned directors and officers of Citizens First Corporation, do hereby constitute and appoint Mary D. Cohron and Bill D. Wright, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons on the 9th day of September, 2003 in the capacities indicated:

                  SIGNATURE                                   TITLE



        /s/ Mary D. Cohron                  President, Chief Executive Officer
--------------------------------------
Mary D. Cohron                              (Principal Executive Officer) and
                                            Director


       /s/ Bill D. Wright                   Chief Financial Officer
--------------------------------------
Bill D. Wright                              (Principal Financial and Accounting
                                            Officer)


                      *                     Chairman of the Board and Director
--------------------------------------
Floyd H. Ellis


                      *                     Director
--------------------------------------
Jerry E. Baker

                      *                     Director
--------------------------------------
Billy J. Bell


                      *                     Director
--------------------------------------
Barry D. Bray


                      *                     Director
--------------------------------------
Sarah Glenn Grise


                      *                     Director
--------------------------------------
James H. Lucas


                      *                     Director
--------------------------------------
Joe B. Natcher, Jr.


                      *                     Director
--------------------------------------
John T. Perkins


                      *                     Director
--------------------------------------
Jack W. Sheidler


                      *                     Director
--------------------------------------
Wilson L. Stone


*                       /s/ Mary D. Cohron
         ------------------------------------------------
By:      Mary D. Cohron, as Attorney-in-Fact
Date:    September 9, 2003

                                  EXHIBIT INDEX

1 Sales Agency Agreement between Citizens First Corporation and Winebrenner Capital Partners, LLC, as amended.**
2 Stock Purchase Agreement by and among Citizens First Corporation, Citizens First Bank, Inc., Scott T. Higdon, Mark A. Vaughn, Commonwealth Mortgage of Bowling Green, Inc. and Southern Kentucky Land Title, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K filed January 17, 2003).
3.1 Restated Articles of Incorporation of Citizens First Corporation, as amended (restated for SEC electronic filing purposes only).*
3.2 Bylaws of Citizens First Corporation, as amended (restated for SEC electronic filing purposes only).*
4.1 Restated Articles of Incorporation of Citizens First Corporation, as amended (see Exhibit 3.1).
4.2       Bylaws of Citizens First Corporation, as amended (see Exhibit 3.2).
5 Opinion of Wyatt, Tarrant & Combs, LLP as to the validity of the shares of Citizens First Corporation.*
10.1 Employment Agreement between Citizens First Corporation and Mary D. Cohron (incorporated by reference to Exhibit 10.1 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.2 First Amendment to Employment Agreement between Citizens First Corporation and Mary D. Cohron (incorporated by reference to Exhibit
          10.2 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.3 Bank Contract for Electronic Data Processing Services and Customerfile System between Fiserv Bowling Green and Citizens First Bank
          (incorporated by reference to Exhibit 10.5 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.4 Employment Agreement between Citizens First Corporation and Barry D. Bray (incorporated by reference to Exhibit 10.12 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.5 Consulting Agreement between Citizens First Corporation and The Carpenter Group (incorporated by reference to Exhibit 10.13 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.6 Lease Agreement between Citizens First Corporation and Midtown Plaza, Inc. (incorporated by reference to Exhibit 10.14 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.7 Employment Agreement between Citizens First Corporation and Todd Kanipe (incorporated by reference to Exhibit 10.15 of the Registrant's Registration Statement on Form SB-2 (No. 333-67435)).
10.8 Employment Agreement between Citizens First Corporation and Bill D. Wright (incorporated by reference to Exhibit 10 of the Registrant's Form 8-K dated April 27, 2000).
10.9 First Amendment to Employment Agreement between Citizens First Corporation and Matthew Todd Kanipe (incorporated by reference to
          Exhibit  10.17 of the  Registrant's  Form 10-QSB dated  September  30,
          2000).
10.10 Commercial Line of Credit Agreement, Promissory Note, and Security (Pledge) Agreement between Citizens First Corporation and Franklin Bank & Trust Company dated June 22, 2001 (incorporated by reference to
          Exhibit 10.18 of the Registrant's Form 10-QSB dated June 30, 2001).

10.11 Offer to Purchase dated January 22, 2003 between Jack Sheidler and Lester Key and Assignment of Offer to Purchase between Jack Sheidler and Citizens First Bank dated January 27, 2003.*
10.12 Real Estate Sales Contract dated January 27, 2003 between H&V Properties, LLC and Citizens First Bank.*
10.13     2002 Stock Option Plan of Citizens First Corporation.*
10.14     2003 Non-Employee Directors Stock Option Plan.*
21        Subsidiaries of Citizens First Corporation.*
23.1      Consent of BKD LLP.**
23.2      Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).*
24 Power of attorney (contained on the signature page at page II-7 hereof).*
99.1      Form of Subscription Agreement.*
99.2 Form of Escrow Agreement by and between Citizens First Corporation, Bank One Trust Company, N.A., and Winebrenner Capital Partners, LLC.*

*Previously filed.
**Filed herewith.